Exhibit 4(b)(ix)
Dated 13 JULY 2006
BHR Holdings BV
and
Others
and
MSREF VI Danube BV
SHARE PURCHASE AGREEMENT
relating to a portfolio of companies in continental Europe
Linklaters
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref: N Mayo

Share Purchase Agreement
This Agreement is made on 13 July 2006
between:
(1)	BHR Holdings BV a company incorporated in The Netherlands whose registered office is at Strawinskylaan 3105, 7th Floor, 1077 ZX Amsterdam, The Netherlands (the “Principal Seller”);

(2)	Each of the other Share Sellers whose names are set out in Schedule 1 (together with the Principal Seller, the “Sellers”) ; and

(3)	MSREF VI Danube BV a company incorporated in The Netherlands whose registered no. is 34251220 registered office is at Kabelweg 37, 1014 BA, Amsterdam (the “Purchaser”).
Whereas:
(A)	The Share Sellers (as to the Shares set out against their respective names in Schedule 1) have agreed to sell the Shares and the Principal Seller has agreed to transfer, or procure the transfer, of certain rights of the Sellers’ Group arising under the Sellers’ Group Contracts, in each case, on and in accordance with the terms of this Agreement and to assume the respective obligations imposed on them under this Agreement.

(B)	The Purchaser has agreed to purchase, or procure the purchase by its nominee(s), of the Assets on and in accordance with the terms of this Agreement and to assume the obligations imposed on the Purchaser under this Agreement.
It is agreed as follows:
1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:
1.1	Definitions

“Accounts Date” means, in respect of each of Société des Hôtels Reunis SAS, SCH Résidence (France) SNC and SNC Carlton Inter-Continental Cannes, 30 September 2005 and, in respect of each other Group Company, 31 December 2005;

“Actual Inter-Group Debt” means all indebtedness in respect or in the nature of cash borrowings due as at 2400 hours (CET) at the end of the Completion Date from the Group Companies to the Sellers’ Group;

“Actual Inter-Group Credit” means all indebtedness in respect or in the nature of cash borrowings due as at 2400 hours (CET) at the end of the Completion Date from the Sellers’ Group to the Group Companies, including any amounts due under any discount notes issued by Six Continents Limited to any Group Company;

“Actual Inter-Group Debt Balance” means the aggregate amount of all Actual Inter-Group Debt less the aggregate amount of all Actual Inter-Group Credit, which balance may (accordingly) be either a positive or negative figure;

“Aggregated Financial Summary” means the pro-forma aggregated financial summary of the profit and loss accounts derived from the management accounts of the Hotels for the 5 years commencing 1 January 2001 and ended 31 December 2005;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Sellers and the Purchaser and signed for identification by the Sellers’ Lawyers and the Purchaser’s Lawyers with such alterations as may be agreed in writing between the Sellers and the Purchaser from time to time and, for ease of reference, a list of documents in the agreed terms is set out at Schedule 4;

“Applicable GAAP” means, in respect of each Group Company, generally accepted accounting standards, legal principles, guidelines, conventions, rules and procedures of accounting practice applicable in the jurisdiction of incorporation of the relevant Group Company;

“Assets” means the Shares, rights and other assets agreed to be sold pursuant to Clause 2.1.

“Audited Accounts” means, in relation to any Group Company, other than IHGG and SCHRF, the audited accounts of that Group Company for the period ended on the relevant Accounts Date, including the directors’ and auditors’ reports, relevant balance sheets and profit and loss accounts and related notes thereto and all other documents which are, or are required by law to be, annexed to such audited accounts;

“Athenaeum” means Athenaeum Hotel and Touristic Enterprises S.A.;

“Athenaeum Agreement” means the Investment and Cooperation Agreement between Athenaeum, BOEBV and Ter-Ellen S.A dated 4 October 1989;

“Beach Concession Agreement” means the beach concession agreement between the town of Cannes and SNC Carlton Inter-Continental Cannes dated 3 April 2003;

“BOEBV” means BHR (Overseas) Europe B.V.;

“Business Day” means a day which is not a Saturday, Sunday or a public holiday in England;

“Companies” means the companies details of which are set out in Part 1 of Schedule 2 and “Company” means any one of them;

“Completion” means the completion of the sale of the Assets pursuant to Clauses 6.1, 6.2 and 6.3 of this Agreement;

“Completion Amount” means the Initial Share Consideration plus the Estimated Net Current Assets;

“Completion Date” means the date on which Completion takes place;

“Completion Inter-Group Credit” means a reasonable estimate of all indebtedness in respect or in the nature of cash borrowings due as at 2400 hours (CET) at the end of the Completion Date from the Sellers’ Group to the Group Companies, as specified in Part 2 of Schedule 11;

“Completion Inter-Group Debt” means a reasonable estimate of all indebtedness in respect or in the nature of cash borrowings due as at 2400 hours (CET) at the end of the Completion Date from the Group Companies to the Sellers’ Group, as specified in Part 1 of Schedule 11;

“Completion Inter-Group Debt Balance” means the aggregate amount of all Completion Inter-Group Debt less the aggregate amount of all Completion Inter-Group Credit, being an aggregate positive amount of €84,390,000 owing from the Group Companies to members of the Sellers’Group;

“Confidentiality Agreement” means the confidentiality agreement dated 16 February 2006 between MSREF V International-GP, L.L.C. and InterContinental Hotels Group PLC pursuant to which the Sellers made available to the Purchaser certain confidential information relating to the Group Companies and the Properties;

“Consultancy Agreement” means an agreement other than a contract of employment between a Consultant and a Group Company, pursuant to which such Consultant provides personal services for a term of more than three months;

“Consultant” means an individual who undertakes to perform personally any services to a Group Company pursuant to a Consultancy Agreement on an annual fee (on the basis of a full time consultancy) in excess of €75,000 (excluding VAT);

“Contracts” means the Sellers’ Group Contracts and the Split Contracts;

“Corporate Income Tax” has the meaning given to it in Part 1 of Schedule 6;

“Data Room” means the on-line data room at http://www.datasite.com codenamed Cayman Data Room containing documents and information relating to the Group Companies and the Properties made available by the Sellers, the contents of which are listed in the Schedule to the Disclosure Letter;

“Disclosure Letter” means the disclosure letter dated on the same date as this Agreement from the Sellers to the Purchaser including:
(i)	information constituting exceptions to the Sellers’ Warranties; and

(ii)	details of other matters referred to in this Agreement;
“ECS Agreements” means the respective individual electronic commission services agreements to be entered into on Completion by Six Continents Hotels, Inc. and the relevant Group Company for each of the Hotels in the Agreed Terms;

“ECS and Holidex Access and Systems Agreement Termination Agreements” means the respective individual agreements to be entered into on Completion by Six Continents Hotels, Inc. and the relevant Group Company in connection with the termination of certain existing electronic commission services agreements and, in respect of the IC Carlton Cannes Hotel and the IC Rome Hotel, certain existing Holidex access and systems agreements, in each case, in the Agreed Terms;

“Eligible Deferred Tax Assets” has the meaning given to it in Part 1 of Schedule 6;

“Eligible Deferred Tax Liabilities” has the meaning given to it in Part 1 of Schedule 6;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind with the exception of liens arising by operation of law in the ordinary course of business of any Group Company;

“Environment” and “Environmental Law” have the meanings given to them in paragraph 10.1 of Schedule 7;

“EONIA” means the Euro Overnight Index Average calculated by the European Central Bank;

“Estimated Net Current Assets” means the negative sum of €17,109,000, being a realistic estimate of the sum of all Stock, Debtors, Cash and Eligible Deferred Tax Assets minus the sum of all Creditors, Corporate Income Tax and Eligible Deferred Tax Liabilities, in each case, of the Group Companies as at 2400 hours (CET) at the end of the Completion Date, in each case, as such items are defined in Part 1 of Schedule 6;

“Excluded Rights” means all subsisting rights of any Group Company as at Completion arising under the Split Contracts to the Relevant Extent;

“Event” means any act, omission, event or transaction, accrual of income or gains, distribution, acquisition, disposal, transfer, payment, loan or advance;

“FIH” means Frankfurt Intercontinental Hotels Gesellschaft mit beschränkter Haftung;

“Group Companies” means the Companies and the Subsidiaries, “Group Company” means any one of them and “Group” shall be construed accordingly;

“Hazardous Substances” has the meaning given to it in paragraph 10.1 of Schedule 7;

“Hofburg” means Hofburg Redoutensäle Wien Betriebsgesellschaft m.b.H.;

“Holidex Access and Systems Agreements” means the respective Holidex access and systems agreements to be entered into on Completion between Six Continents Hotels, Inc. and the relevant Group Company for each of the Hotels in the Agreed Terms;

“Hotel Agreement Deeds of Termination” means the respective individual hotel agreement deeds of termination to be entered into on Completion by the relevant members of Sellers’ Group and the relevant Group Company in connection with the termination of certain agreements in the Agreed Terms;

“Hotel Trade Mark Agreements” means the respective individual trade mark agreements to be entered into on Completion between the relevant member of the Seller’s Group and the relevant Group Company primarily in respect of the IC Amstel Hotel, the IC Carlton Cannes Hotel and the IC Madrid Hotel, in each case, in the Agreed Terms;

“Hotels” means the hotel businesses as operated at or from the Properties as at the date hereof and “Hotel” means any one of them;

“IC Dublin Agreement” means the agreement for the sale of the entire issued share capital of International Airport Hotel Limited dated 10 August 2005 entered into between BOEBV and Adelphi Way Developments and Investments Limited;

“IC Amstel Hotel” means the Property listed in Schedule 3 which is located in Amsterdam, The Netherlands;

“IC Budapest Hotel” means the Property listed in Schedule 3 which is located in Budapest, Hungary;

“IC Carlton Cannes Hotel” means the Property listed in Schedule 3 which is located in Cannes, France;

“IC Frankfurt Hotel” means the Property listed in Schedule 3 which is located in Frankfurt, Germany;

“IC Frankfurt Subsidiary HMA” means the German law governed hotel management agreement to be entered into on Completion between IHM and the relevant Group Companies in the Agreed Terms;

“IC Madrid Hotel” means the Property listed in Schedule 3 which is located in Madrid, Spain;

“IC Rome Hotel” means the Property listed in Schedule 3 which is located in Rome, Italy;

“IC Szálloda” means Inter-Continental Szálloda Budapest Zártkörüen Müködö Részvénytársaság “átalakulás alatt” registered in Hungary with registration number Cg. 01-10-042995 and its legal successor following its conversion, Inter-Continental Szálloda Budapest Korlátolt Felelõsségü Társasag, to be registered in Hungary with registration number Cg. 01-09-872343;

“IC Vienna Hotel” means the Property listed in Schedule 3 which is located in Vienna, Austria;

“IFRS” means International Financial Reporting Standards;

“IHB Germany” means Intercontinental Hotels Betriebsgesellschaft mit beschränkter Haftung;

“IHGG” means Inter-Continental Holding (Germany) GmbH;

“IHM” means Intercontinental Hotels Managementgesellschaft mbH;

“Individual Hotel Management Agreements” means the respective individual hotel management agreements to be entered into on Completion between the relevant member of the Sellers’ Group and the relevant Group Company for each of the Hotels substantially in the form of the Pro Forma Individual Hotel Management Agreements;

“Initial Share Consideration” means €539,710,000;

“Intellectual Property” means trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations together with the right to sue for past infringements;

“Inter-Group Payables” has the meaning given to it in Part 1 of Schedule 6;

“Inter-Group Receivables” has the meaning given to it in Part 1 of Schedule 6;

“Know-how” means confidential and proprietary industrial and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts and lists and particulars of customers and suppliers;

“Lease” means in relation to each Property which is leasehold, the lease(s) or underlease(s) or licence(s) under which the relevant Group Company holds such Property and includes the other documents supplemental thereto;

“Letting Document’ means any lease, underlease, tenancy, licence or other agreement or arrangement (in each case as amended) giving rise to third party rights of occupation to which any Property is subject;

“Local Transfer Documents” has the meaning given to it in paragraph 2.1 of Schedule 5;

“Losses” means all losses, liabilities, costs (including, without limitation, legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Material Adverse Change” means the destruction, closure or other inability to use guest rooms or other material facilities at any of the Hotels, other than for routine maintenance, which together result in: (i) all of the guest rooms of any Hotel being reasonably likely to be so destroyed, closed or unable to be used for a period of 3 months or more; or (ii) the aggregate value of the Hotels, taken as a whole, being reduced by €63.38 million or more, and, in each case, which destruction, closure or inability to use occurs or commences on or after the day falling 4 Business Days prior to the date of this Agreement, but excluding the closure of any guest rooms and/or office facilities at the IC Rome Hotel which have a ceiling height of less than the minimum height requirements imposed under applicable Italian health and safety regulations as at the date of this Agreement as a result of enforcement action taken by the relevant health and safety authorities in connection with such fact;

“Material Intellectual Property” has the meaning given to it in paragraph 6 of Schedule 7;

“Material Issues Reports on Title” means the reports on title covering material issues only in relation to the Properties prepared by the Sellers’ Property Lawyers each dated 29 June 2006 and addressed to the Purchaser and its funders;

“Material Letting Document’ means a Letting Document under which at the date of this Agreement the basic rent or other principal fee payable is equivalent to €75,000 per annum or more;

“Management Accounts” means the unaudited balance sheet and profit and loss account of each of the Hotels respectively for the 5 months ended 31 May 2006;

“Net Current Asset Adjustment” means the amount by which the Net Current Assets are greater than the Estimated Net Current Assets and payable pursuant to Clause 8.2.1(i) (such amount being expressed as a positive figure) or the amount by which the Net Current Assets are less than the Estimated Net Current Assets and payable pursuant to Clause 8.2.1 (ii) (such amount being expressed as a negative figure);

“Net Current Assets” means the amount (being either a positive or negative figure, as the case may be) equal to the sum of all Stock, Debtors, Cash, Eligible Deferred Tax Assets and, if it is to be treated as an asset, in accordance with part 1 of Schedule 6, the Inter-Group Debt Balance Balancing Item, minus the sum of all Creditors, Corporate Income Tax, Eligible Deferred Tax Liabilities and, if it is to be treated as a liability, in accordance with part 1 of Schedule 6, the Inter-Group Debt Balance Balancing Item, in each case, of the Group Companies as at 2400 hours (CET) at the end of the Completion Date, in each case, as defined and as agreed or determined in accordance with Clause 8 and Schedule 6;

“Net Current Asset Statement” means the statements of Net Current Assets to be prepared, agreed and determined, in each case, in accordance with Clause 8.1 and Schedule 6;

“Non-Disturbance Agreements” means the respective individual non-disturbance agreements in the Agreed Terms to be entered into on Completion by, amongst others, the relevant member of the Sellers’ Group, the relevant Group Company and Barclays Banks PLC;

“Omega Litigation” means the litigation initiated by IHGG as plaintiff against OMEGA Hotels GmbH regarding the payment of outstanding marketing fees in which respect a first instance judgement has been given by the regional court (Landgericht) of Frankfurt am Main, Germany, on 27 April 2006 (reference number 2-27 O 115/05) to which both parties have appealed to the higher regional court (Oberlandesgericht) of Frankfurt am Main, Germany, any appeal, enforcement or other proceedings relating thereto, and any other future dispute (including any enforcement measures) relating to the same subject matter as the pending litigation, appeal and enforcement proceedings;

“Pre-Sale Reorganisation” means the pre-sale reorganisation of the Sellers’ Group and parts of the Group Companies in accordance with the pre-sale reorganisation paper in the Agreed Terms (the “Pre-Sale Reorganisation Paper”);

“Pre-Sale Reorganisation Documents” means the documents included in Section 0.48 of the Data Room and the documents listed at items Group 0.48_25 to 0.48_82 and at BHRO(Eur)BV 02.009.026 in Schedule 3 of the Disclosure Letter, pursuant to which the Pre-Sale Reorganisation has been implemented;

“Pro Forma Individual Hotel Management Agreements” means the pro forma Individual Hotel Management Agreements, including the commercial provisions applicable to all the Individual Hotel Management Agreements and the specific provisions relating to each of the Individual Hotel Management Agreements, in each case, in the Agreed Terms;

“Properties” means the properties set out in Schedule 3 and “Property” means any one of them;

“Purchaser’s Group” means the Purchaser and its subsidiaries from time to time;

“Purchaser’s Lawyers” means Clifford Chance LLP of 10 Upper Bank Street, London E14 5JJ;

“Purchasing Agreements” means the purchasing agreements to be entered into on Completion by Six Continents Limited and the relevant Group Company for each of the Hotels in the Agreed Terms;

“Relevant Employees” means those employees of the Group Companies who are, immediately prior to the date of this Agreement and/or Completion, as the context may require, employed by a Group Company;

“Relevant Extent” means: (i) in respect of any right or obligation of any member of the Sellers’ Group pursuant to Clause 13.3 in respect of a Split Contract or a Sellers’ Group Contract, solely to the extent the rights and obligations under such contract relate to any property or other asset owned by any member of the Sellers’ Group which is not being transferred to the Purchaser pursuant to this Agreement; and (ii) in respect of any right or obligation of any member of the Purchaser’s Group pursuant to Clause 13.3 in respect of a Split Contract or a Sellers’ Group Contract, solely to the extent the rights and obligations under such contract relate to any of the Properties or other assets being transferred to the Purchaser pursuant to this Agreement;

“Relief ”means any loss, relief, allowance, credit, deduction, exemption or set-off in each case in respect of Tax, or the computation of income, profits or gains for the purpose of any Tax, and any right to the repayment of Tax;

“Retirement Benefit Arrangements” has the meaning given in paragraph 8.8.1 of Schedule 7;

“Rome Lease Agreement” means the lease agreement dated 17 January 1996 between Delaville SpA and Reale Immobili SpA relating to the IC Rome Hotel;

“SCHRF” means SCH Résidence (France) SNC;

“Sellers’ Group” means InterContinental Hotels Group PLC and its subsidiaries from time to time but excluding the Group Companies and “Sellers’ Group Companies” shall be construed accordingly;

“Sellers’ Group Contracts” means those agreements listed in Part 2 of Schedule 10, being agreements to which a member of the Sellers’ Group is a party which relate partly but not exclusively to one or more of the Hotels or the Group Companies, to the extent that at Completion the same remain to be completed or performed or remain in force;

“Sellers’ Lawyers” means Linklaters of One Silk Street, London EC2Y 8HQ;

“Sellers’ Property Lawyers” means Linklaters, Chiomenti Studio Legale, Gassauer-Fleissner Rechtsanwalte GmbH and Nauta Dutilh NV;

“Sellers’ Warranties” means the warranties given by the Principal Seller pursuant to Clause 9 and Schedule 7 and “Sellers’ Warranty” means any one of them;

“Senior Employee” means any employee employed or engaged by a Group Company on an annual base salary (on the basis of full-time employment) in excess of €100,000 and the general manager of each Hotel;

“Service Agreement Termination Agreements” means the respective individual service agreement termination agreements to be entered into on Completion by Six Continents Limited and the relevant Group Company for each of the Hotels in the Agreed Terms;

“Shares” means all the shares in the capital of the Companies specified in Part 1 of Schedule 1;

“Share Sellers” means each of the Companies listed in Schedule 1 as a seller of shares in the capital of one or more of the Companies;

“SHIF” means Société Des Hotels InterContinental France SNC;

“Side Letters” means the side letters, in the Agreed Terms, relating to the following matters relevant to the Individual Hotel Management Agreements:
(a)	Section 7.1 of the Individual Hotel Management Agreements (Meetings);

(b)	Section 9.3.3 of the Individual Hotel Management Agreements (Area Employees);

(c)	Section 6 and Section 11.6.1 of the Individual Hotel Management Agreements (Cash Pooling/Business Service Centre and PeopleSoft);

(d)	Section 20.13 of the Individual Hotel Management Agreements (Minimum Net Assets);

(e)	each side letter in respect of matters requiring action for Hotel compliance with “Brand Standards” following Completion and/or compliance/non compliance with operational licences of each of the Hotels in Frankfurt, Rome and Madrid; and

(f)	the side letter relating to the personal easement in connection with the Individual Hotel Management Agreement relating to the IC Frankfurt Hotel;
“Sienna Hotel PSPA” means the preliminary share purchase agreement for the purchase of shares in Sienna Hotel dated 17 May 2001 between BOEBV and BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Ôsterreichische Postsparkasse Aktiengesellschaft;

“Sienna Hotel Security Agreements” means the agreements listed in Schedule 15 and “Sienna Hotel Security Agreement” means any one of them;

“Split Contracts” means those agreements listed in Part 1 of Schedule 10, being agreements to which a Group Company is a party which relate partly but not exclusively to one or more of the Hotels or the Group Companies, to the extent that at Completion the same remain to be completed or performed or remain in force;

“Subsidiaries” means the subsidiaries listed in Part 2 of Schedule 2 and “Subsidiary” means any one of them;

“Taxation” or “Tax” means any form of taxation and duty, impost or tariff in each case in the nature of taxation, whether chargeable directly or primarily against or attributable directly or primarily to the Group Companies or any other person, and including all interest and penalties thereon (save to the extent such penalties or interest are attributable to unreasonable delay by the Purchaser or by any member of the Purchaser’s Group after Completion), but excluding the uniform business rates, water rates, property rates, council taxes and all other similar rates and charges and other local (including for the avoidance of doubt regional) authority rates or charges and also excluding Deferred Tax (as defined in Schedule 6). For the purposes of the Tax Deed of Covenant only, “Taxation” or “Tax” includes any payment due from any Group Company pursuant to the TCA (other than a payment due to or by one Group Company from or to another Group Company);

“Tax Authority” or “Taxation Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation;

“Tax Deed of Covenant” means the deed of covenant against Taxation in the Agreed Terms;

‘Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by law or regulation making any provision for or in relation to Tax;

“Tax Warranties” means those of the Sellers’ Warranties which relate to Tax being contained in paragraph 13 of Schedule 7 to this Agreement and ‘Tax Warranty” means any one of them;

“TCA” means the tax consolidation agreement dated 18 August 2003 between SHIF, Société Nouvelle du Grand Hotel, BHR Services (France), Société des Hôtéls Réunis and SCH Résidence (France) as amended by a side letter relating thereto dated 6 July 2006 between the same parties;

“Transaction” means the transactions contemplated by the Transaction Documents;

“Transaction Documents” means this Agreement, the Disclosure Letter, each document referred to in Schedule 4 (other than the Pro Forma Individual Hotel Management Agreements), the Individual Hotel Management Agreements and each document entered into or to be entered into pursuant to any of the foregoing documents;

“Transferring Budapest Employees” means Bettina Haeberle (Director of Sales, IC Budapest Hotel), Dietmar Trimmel (Director of Finance, IC Budapest Hotel) and Carlo Cirone (Executive Chef, IC Budapest Hotel);

“Transferring Employees” means the general managers of IC Madrid Hotel, IC Frankfurt Hotel, IC Amstel Hotel, IC Rome Hotel, those thirty-two corporate employees transferred from IHGG to InterContinental Hotels Managementgesellschaft mbH on 1 June 2006, the convention sales manager currently seconded by InterContinental Hotel-Betriebsgesellschaft m.b.H. (Austria) to the IC Prague Hotel, and any other employee transferred from a Group Company to a member of the Sellers’ Group in accordance with the relevant Pre-Sale Reorganisation Documents and “Transferring Employee” means any one of them;

“Unaudited Accounts” means the unaudited balance sheet and profit and loss account of each of IHGG and SCHRF respectively as at and for the 12 months ended on the relevant Accounts Date and the related notes thereto and all other documents which are, or are required by law to be, annexed to such accounts;

“USALI” means the Uniform System of Accounts for the Lodging Industry (9th revised edition) published by the American Hotel and Lodging Association;

“VAT” means value added tax which may be levied in accordance with, but subject to permitted derogations from, EU Directive 77/388/EEC; and

“Wiener” means Wiener Kongresszentrum Hofburg Betriebsgesellschaft m.b.H.
1.2	Modification etc. of Statutes

References to a statute or statutory provision include:
1.2.1	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.2.2	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

1.2.3	any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Agreement would create or increase a liability of the Sellers under this Agreement or the Tax Deed of Covenant.
1.3	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.
1.4	References to persons and companies

References to:
1.4.1	a person shall include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company shall include any company, corporation or any body corporate, wherever incorporated.
1.5	References to subsidiaries and holding companies
The words “holding company” and “subsidiary” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 1985.
1.6	Schedules etc.
References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.
1.7	Headings

Headings shall be ignored in interpreting this Agreement.

1.8	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Legal Terms

References to any English law legal term shall in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10	Including

References to “includes”, “include”, “including” or similar are to be construed without limitation.

1.11	Business

References to “in the ordinary course of business”, “business of the Hotels”, “conduct of the Hotels”, “business of the Group Companies” or similar shall (other than in the case of this Clause 1.11 and Schedule 7) include a reference to (i) such staff accommodation and/or storage facilities as at the date of this Agreement and/or which may be owned or leased by any Group Company after the date of this Agreement, provided and to the extent that the same are ancillary to the conduct of the business of the Hotels as carried on at the date of this Agreement and (ii) the catering activities carried on by the IC Vienna Hotel in so far as they relate to Wiener and/or Hofburg as at the date of this Agreement.

2	Agreement to Sell
2.1	Sale of Shares
2.1.1	On and subject to the terms of this Agreement the Share Sellers (as to the Shares set out against its name in Schedule 1) agree to sell, and the Purchaser agrees to purchase, or procure the purchase by its nominee(s) of, the Shares and the Principal Seller agrees to transfer, or to procure the transfer, to the Purchaser and/or its relevant nominee(s) (as the case may be) the rights of the Sellers’ Group arising under the Sellers’ Group Contracts to the Relevant Extent, in each case on the terms set out in Clause 13.3.
2.1.2	Subject to Clause 2.2, the Assets shall be sold by the Share Sellers and the Principal Seller and purchased by the Purchaser (and/or its nominee(s)) free from Encumbrance and together with all rights and advantages attaching and/or accrued to them as at Completion (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Completion).
2.2	Excluded Rights

There shall be excluded from the sale under this Agreement of the Assets (other than the Shares) the Excluded Rights, which shall be retained by the Sellers.

3	Consideration

3.1	Amount
3.1.1	The consideration for the purchase of the Shares under this Agreement which shall be divisible among the Sellers as set out against each of their names in column 3 of Schedule 1 shall be an amount in cash equal to the sum of:
(i)	the Initial Share Consideration;

(ii)	the Estimated Net Current Assets; and

(iii)	the Net Current Asset Adjustment.
3.1.2	The consideration for the purchase of the Shares shall be allocated as set out in Schedule 1 (subject to the Net Current Asset Adjustment attributable to the particular Shares) and paid by the Purchaser to the Principal Seller in accordance with Clauses 6.3 and 8.2.
3.1.3	The consideration for the transfer or the procurement of the transfer of the other Assets (other than the Shares) under this Agreement by the Principal Seller to the Purchaser (or as directed by the Purchaser) under and on the terms set out in Clause 13.3 shall be the procurement by the Purchaser of the transfer to the Principal Seller (or as it may direct) of the rights and assets in respect of the Split Contracts to be transferred to the Principal Seller under and on the terms set out in Clause 13.3.

3.2	Reduction of Consideration
3.2.1	If any payment is made by the Sellers to the Purchaser in respect of any claim for any breach of this Agreement or pursuant to an indemnity under this Agreement (or any agreement entered into under this Agreement), the payment shall, to the extent possible, be treated as an adjustment to the consideration paid by the Purchaser for the particular Shares to which the payment and/or claim relates under this Agreement and the consideration shall be deemed to have been reduced by the amount of such payment.
3.2.2	If:
(i)	the payment and/or claim relates to the shares in more than one Group Company, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the shares in the Group Companies concerned by reference to the proportions in which the consideration is allocated in accordance with Clause 3.1.2; or
(ii)	the payment and/or claim relates to no particular part of the Shares, it shall be allocated rateably to all the shares in the Group Companies by reference to the proportions in which the consideration is allocated in accordance with Clause 3.1.2, and in each case the consideration shall be deemed to have been reduced by the amount of such payment.
3.2.3	For the purposes of this Clause 3.2, “this Agreement” includes the Tax Deed of Covenant.
4	Conditions
4.1	Condition Precedent

The agreement to sell and purchase the Assets under this Agreement is conditional upon:
4.1.1	the European Commission issuing a decision under Article 6(1)(b) of Council Regulation (EC) 139/2004 (the “Regulation”) (or being deemed to have done so under Article 10(6) of the Regulation) declaring the acquisitions by the Purchaser pursuant to this Agreement (the “Acquisition”) compatible with the Common Market without attaching to its decision any conditions or obligations that are not on terms reasonably satisfactory to both the Principal Seller and Purchaser; or

4.1.2	the European Commission taking a decision, not to refer the whole or any part of the Acquisition to the competent anti-trust authorities of one or more Member States, in the event that a request under Article 9(2) of the Regulation has been made by a Member State; or

4.1.3	in the event of the European Commission issuing a decision under Article 6(1)(a) of the Regulation or otherwise indicating that it does not have jurisdiction under the Regulation to review the Acquisition, pursuant to any obligation to notify under the national competition legislation of Austria and Germany, each of the authorities in those two EU Member States adopting a decision of equivalent effect to any of those set out in Clause 4.1.1 (this Clause 4.1.3 being interpreted mutatis mutandis).
4.2	Co-operation
4.2.1	The parties hereby undertake to use all reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1 as soon as possible after the date of this Agreement.

4.2.2	Subject to Clause 4.2.3, the Purchaser shall make any anti-trust filing required pursuant to Clause 4.1 on the date of this Agreement or as soon as reasonably practicable thereafter, but in any event no later than ten Business Days after the date of this Agreement.

4.2.3	The Principal Seller shall promptly provide the Purchaser with all reasonable assistance, co-operation and information as the Purchaser may reasonably require and/or request for the purposes of Clauses 4.1 and 4.2.1.

4.2.4	Each Party shall consult with the other throughout any anti-trust process to be followed pursuant to Clause 4.1 and to the extent possible taking into account any applicable confidentiality obligations shall:
(i)	provide the other with drafts of any anti-trust filings or related submissions to be submitted to any anti-trust authority upon reasonable request and, to the extent reasonably practicable, consult on the contents of such filings and submissions;

(ii)	as soon as is reasonably practicable provide the other with copies of all material relevant correspondence, documents or other communications received from or sent to any anti-trust authority relating to Clause 4.1; and

(iii)	as soon as is reasonably practicable, inform the other of the content of any meeting or material conversation which takes place between any anti-trust authority and it or any of its employees, directors, officers or advisers in relation to Clause 4.1 and shall, if requested by the other, provide a written summary thereof.
4.2.5	Without prejudice to the foregoing, all requests and enquiries from any competition or anti-trust authority shall be dealt with by the Purchaser and the Principal Seller in consultation with each other, and the Purchaser and the Principal Seller shall promptly co-operate with and provide all necessary information and assistance reasonably required by such competition or anti-trust authority and/or, in connection therewith, each other upon being reasonably requested to do so.
4.3	Non-Satisfaction/Waiver
4.3.1	The Purchaser shall give notice to the Sellers of the satisfaction of the condition set out in Clause 4.1 within two Business Days of becoming aware of the same.
4.3.2	If the condition set out in Clause 4.1 is not satisfied on or before 4 October 2006 save as expressly provided, this Agreement (other than this Clause and Clauses 1, 12, and 13.6 to 13.24) shall lapse and neither the Sellers nor the Purchaser shall have any claim against the other(s) under it, save for any claim arising under such Clauses or from breach of any obligation contained in Clause 4.2.

4.4	Termination for Material Adverse Change
4.4.1	If, at any time before Completion, the Purchaser is or becomes aware of any fact, matter or circumstance and concludes that such fact, matter or circumstance would or would be reasonably likely to give rise to or result in a Material Adverse Change, then the Purchaser shall promptly notify the Principal Seller in writing of such fact, matter or circumstance, giving particulars, in reasonable detail, of the same.

4.4.2	If, at any time before Completion, a Seller is or becomes aware of any fact, matter or circumstance which in its reasonable opinion would or would be reasonably likely to give rise to or result in a Material Adverse Change, then such Seller shall promptly notify the Purchaser in writing of such fact, matter or circumstance, giving particulars, in reasonable detail, of the same.

4.4.3	If prior to Completion a Material Adverse Change occurs, the Purchaser may (in its sole and absolute discretion) terminate this Agreement with immediate effect by notice in writing to the Principal Seller, in which event (other than this Clause 4.4 and Clauses 1, 5.3.5, 12 and 13.5 to 13.24 which shall survive such termination) this Agreement shall terminate with immediate effect and the Material Adverse Change, the facts, matters and circumstances giving rise thereto and the termination resulting therefrom shall not give rise to any right to damages or compensation.

4.4.4	If, less than 10 Business Days before any proposed Completion Date, the Purchaser is notified of any fact, matter or circumstance pursuant to Clause 4.4.2 or otherwise becomes aware of any fact, matter or circumstance which in each case the Purchaser considers, in its reasonable opinion, may constitute, give rise to or indicate the occurrence of a Material Adverse Change, then the Purchaser may, by written notice to the Principal Seller, elect to defer Completion to a date not more than 4 Business Days from the proposed Completion Date (in which event the provisions of Clauses 4.4.3 and 6 shall apply to the deferred date of Completion with all necessary modifications) and each Seller shall, in the period up to the deferred date of Completion, promptly provide to the Purchaser such access and information as is in its possession and/or control and as is reasonably requested by the Purchaser to enable the Purchaser to assess whether such facts, matters and/or circumstances constitute, give rise to or otherwise indicate the occurrence of a Material Adverse Change.
5	Pre-Completion
5.1	The Sellers’ Obligations in Relation to the Conduct of Business

Except (a) as may be required (i) to give effect to and comply with this Agreement or any law or regulation; or (ii) to implement or complete the Pre-Sale Reorganisation; or (iii) to implement any permitted action set out in Schedule 14; or (iv) to comply with the provisions of the TCA or, if Completion does not occur prior to 1 October 2006, to amend the provisions of the TCA to reflect such fact; or (v) to respond to a genuine emergency in circumstances where the prior written consent of the Purchaser cannot reasonably be obtained, or (b) in so far as the Purchaser has given its written consent (such consent not to be unreasonably withheld or delayed), each of the Sellers undertakes to procure that between the date of this Agreement and Completion, each Group Company:

5.1.1	shall carry on, and only carry on, the business of the Hotels as a going concern, in the ordinary course and in all material respects as carried on prior to the date of this Agreement;

5.1.2	shall maintain in force all existing insurance policies in all material respects on the same terms and substantially similar or better level of cover prevailing at the date of this Agreement for the benefit of the Group Companies and shall notify the Purchaser of any individual claims made in excess of €100,000 and of any claims which, in aggregate, exceed €1,000,000;

5.1.3	shall not act or omit to act so as to give rise to (a) any material breach of its obligations under any Lease or Letting Document or (b) any breach of its obligations under any Lease or Letting Document which would have a material adverse effect thereon, save that, for the purposes of this Clause 5.1.3, existing breaches which are disclosed in the Disclosure Letter in the section headed “Specific Disclosures” shall, to such extent, be disregarded;

5.1.4	shall ensure that the Hotels and the Group Companies are operated in compliance, in all material respects, with the laws applicable to the operation of the Hotels and/or the Group Companies, save that, for the purposes of this Clause 5.1.4, existing non-compliance disclosed in the Disclosure Letter in the section headed “Specific Disclosures” shall, to such extent, be disregarded;

5.1.5	shall not undertake (or agree to undertake) any act or omission which would result in any of the statements made in paragraphs 1.1.11 and/or 1.1.12 of Schedule 7 being or becoming untrue or inaccurate at any time between the date of this Agreement and Completion;

5.1.6	shall use all reasonable endeavours to progress the works in respect of the IC Madrid Hotel restaurant extension in a timely manner, in accordance with the plans contained at item IC Mad 4.1 17 of the Data Room and in line with, and utilising (to the extent not already utilised) as far as is reasonably possible, the capex budget for such works of €490,361 in respect of the period from 1 June 2006 to Completion;

5.1.7	shall not:
(i)	enter into any agreement or incur any commitment involving any capital expenditure in excess of €100,000 per item, exclusive of VAT, except to the extent that such expenditure would be consistent with the relevant Group Company or Hotel’s capital budget as contained at item 0.13_4 in the Group Information Section in the Data Room;

(ii)	enter into or amend any agreement or incur any commitment which is not capable of being terminated without compensation at any time or with 12 months’ notice or less and which, in each case, involves or may involve total annual expenditure in excess of €200,000 for each of the IC Carlton Cannes Hotel and the IC Frankfurt Hotel and €100,000 for each of the other Hotels, or €600,000 in aggregate for all Hotels, in each case, exclusive of VAT;

(iii)	acquire or dispose of, or agree to acquire or dispose of, any asset, or enter into or amend any agreement or incur any commitment to do so, in each case involving consideration, expenditure or liabilities in excess of

€200,000 for each of the IC Carlton Cannes Hotel and the IC Frankfurt Hotel and €100,000 for each of the other Hotels, or €600,000 in aggregate for all Hotels, in each case, exclusive of VAT, other than in the ordinary course of operating a hotel;
(iv)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

(v)	other than in the ordinary course of business, incur any additional borrowings or incur any other indebtedness, other than with another member of the Sellers’ Group or the Group;

(vi)	create, allot, acquire, reduce, issue or redeem, repurchase or repay any share, security or loan capital of any Group Company or grant or create any right or option to call for or require the allotment, issue or transfer of any share, security or loan capital of any Group Company;

(vii)	declare, pay or make a dividend or distribution;

(viii)	amend, to any material adverse extent, any of the terms on which material goods, facilities or services are supplied;

(ix)	assign, license, charge or otherwise dispose of any Material Intellectual Property;

(x)	in relation to any Property:
(a)	carry out any material structural alteration or addition to, or materially effect any change of use of, such Property other than as disclosed in the Data Room or apply for planning or building consent to make such alteration, addition or change of use, save that nothing in this sub-paragraph (a) shall prevent any Group Company from maintaining or protecting any such planning or building application or consent as has already been made or granted prior to the date of this Agreement or from erecting temporary structures in the ordinary course of business;

(b)	terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any material lease, tenancy or licence;

(c)	agree any material new rent or fee payable under any lease, tenancy or licence, provided that no such consent shall be required in respect of any increase in rent payable in respect of any Property pursuant to a rent review in accordance with the terms of the existing lease;

(d)	enter into or terminate any material agreement, lease, tenancy, licence or other similar commitment, or vary or amend in any material respect any material agreement, lease, tenancy, licence or other similar commitment;

(e)	apply for consent under a Lease nor grant consent (except where the relevant Group Company is under a contractual obligation as at the date of this Agreement or is under another legal obligation to do so) following an application by a tenant, licensee or occupier under a Material Letting Document, in each case where the action requiring consent is material; or
(f)	sell, convey, transfer, assign or charge any Property or grant any rights or easements over any Property or enter into any material covenants affecting any Property or agree to do any of the foregoing;
(xi)	save as required by law or as disclosed in the Data Room;
(a)	make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Relevant Employee (other than minor increases in the ordinary course of business which the Sellers shall notify to the Purchaser as soon as reasonably possible);

(b)	provide or agree to provide any gratuitous payment or benefit to any such person or any of his dependants (other than a gratuitous payment or benefit provided in the context of a settlement or termination of employment not exceeding €30,000 in each case);

(c)	dismiss any Senior Employee (other than in accordance with normal disciplinary procedures);

(d)	engage or appoint any additional Senior Employee (other than to replace any vacancy); or

(e)	admit any Relevant Employee to membership of a defined benefit scheme operated by a Group Company;
(xii)	settle an insurance claim in excess of €100,000 materially below the amount claimed;

(xiii)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party (excluding obligations of any Group Company) or create or amend, any Encumbrance over any of its assets or undertaking in any such case other than in the ordinary course of business;

(xiv)	make any material change to its accounting practices or policies (except to the extent required to comply with any changes in Applicable GAAP) or amend its constitutional documents;

(xv)	establish a new pension scheme for or in respect of any Relevant Employee or (save as required by law) amend, exercise a discretion which increases or may increase pension scheme liabilities or employer costs in relation to or discontinue (wholly or partly), any pension scheme applying to any Relevant Employee or announce any intention to do any of the foregoing;

(xvi)	commence litigation or arbitration proceedings other than debt collection proceedings in the ordinary course of business;

(xvii)	compromise or settle litigation or arbitration proceedings or waive a right in relation to litigation or arbitration proceedings (other than in respect of debt collection proceedings in the ordinary course of business and other than in respect of any Relevant Employee where such settlement or compromise does not exceed €30,000 in each case); or
(xviii)	agree to do, authorise any person to do or agree to, or propose or indicate to any person that it will do or agree to, any of the matters set out in this Clause 5.1.7.
5.1.8	Without prejudice to the generality of Clause 5.1.1, prior to Completion the Sellers shall:
(i)	at the Purchaser’s sole cost and expense, allow the Purchaser and its agents reasonable access to, and provide the Purchaser and its agents with reasonable information relating to the conduct of the business and/or management of each Hotel during such period and to take copies of such information, provided that the obligations of the Sellers under this Clause shall not extend to allowing access to information which is reasonably regarded as confidential to those activities of the Sellers which are not being transferred to the Purchaser (or its nominee(s)) pursuant to this Agreement;

(ii)	allow the Purchaser and its agents reasonable access to and dialogue with the management of IHG and of the Hotels;

(iii)	provide the Purchaser with copies of such management accounts of the Group Companies as become available during such period; and

(iv)	shall notify the Purchaser as soon as reasonably possible of any fact or circumstance of which it becomes aware which constitutes a breach of any of Clauses 5.1.1 to 5.1.7 inclusive.
5.2	Sellers’ Obligations in Relation to Financing
5.2.1	Save as contemplated pursuant to Clause 5.2.2, each of the Sellers undertakes that, between the date of this Agreement and Completion, it will:
(i)	not lend any money or offer any form of financing to any Group Company which is not a trading debt or liability arising in the ordinary course of conduct of the Hotels nor incur borrowings (or indebtedness in the nature of borrowings) in a manner which would result in the amount of Actual Inter-Group Debt or Actual Inter-Group Credit being materially different from the amount of Completion Inter-Group Debt and/or Completion Inter-Group Credit;

(ii)	procure that no Group Company borrows any money from, nor lends any money to, nor incurs any other financing liabilities or obligations to the Sellers’ Group (other than a trading debt or liability arising in the ordinary course of conduct of the Hotels), or otherwise incur borrowings (or indebtedness in the nature of borrowings) in a manner which would result in the amount of Actual-Inter Group Debt and/or Actual Inter-Group Credit being materially different from the amount of Completion Inter-Group Debt and/or Completion Inter-Group Credit; and

(iii)	not, and procure that no member of the Sellers’ Group shall, borrow any money from, nor lend any money to, nor incur any other financing liabilities or obligations to the Group Companies (other than a trading debt or liability arising in the ordinary course of conduct of the Hotels), or otherwise incur borrowings (or indebtedness in the nature of borrowings) in a manner which would result in the amount of Actual-Inter Group Debt and/or Actual Inter-Group Credit being materially different from the amount of Completion Inter-Group Debt and/or Completion Inter-Group Credit,
unless the Purchaser has agreed to this in writing, such consent not to be unreasonably withheld or delayed.

5.2.2	The Principal Seller undertakes to procure that, to the extent that such has not already occurred as at the date of this Agreement, by Completion:
(i)	all borrowings (and indebtedness in the nature of borrowings) (excluding trading debt arising in the ordinary course of business) and all accrued interest thereon owed by members of the Group to persons other than members of the Sellers’ Group and/or the Group are paid and/or repaid in full together with all commissions, fees (including break fees), penalties and other charges and interest, as are payable in respect thereof. Such payments and repayments shall be funded either from the Group’s existing cash resources or, to the extent such are insufficient for such purpose, by cash loans from members of the Sellers’ Group;

(ii)	all cash pooling arrangements relating to the Group Companies are terminated; and

(iii)	all security interests and/or other arrangements of any Group Company relating to any borrowings, indebtedness in the nature of borrowings, cash pooling arrangements and/or other bank facilities are released and discharged in full.
5.3	CTB Election
5.3.1	The parties acknowledge that the Sellers have, prior to the date of this Agreement, at the request of the Purchaser procured the conversion of Delaville S.p.A. from S.p.A. (società per azioni) to S.r.l. (società a responsabilità limitata).

5.3.2	The Sellers shall use their reasonable endeavours to procure that prior to Completion:
(i)	Hotelera el Carmen, S.A. is converted from S.A. (sociedad anónima) to S.L. (sociedad de responsabilidad limitada); and

(ii)	Inter-Continental Budapest Szálloda Zártkörüen Müködö Részvénytársaság “átalakulás alatt” is converted from Rt. (részvénytársaság) to Kft (korlátolt felelösségü társaság) and that such conversion shall be registered by the competent court of registration.
5.3.3	The Sellers shall (i) cause an IRS Form 8832 for each of the Group Companies to be duly executed by the Relevant Parties (as defined in Clause 5.3.4) who are members of the Sellers’ Group or the Group and (ii) use their reasonable endeavours to procure the signatures of the other Relevant Parties for each Group Company on the IRS Form 8832 for each of the Group Companies. The IRS Forms 8832 shall elect to treat the Group Company to which it relates as either a partnership or disregarded entity (as designated by the Purchaser), such election to be effective from the Completion Date, or such earlier date specified by the Purchaser, (the “Effective Date”) but in no event prior to the date the condition set forth in Clause 4.1 is satisfied and shall provide each such completed IRS Form 8832 to the Purchaser at Completion (for the avoidance of doubt, the Sellers shall not be required to file any such elections, and shall not be responsible for ensuring that any such elections are valid once filed); provided, however, that no such Form 8832 shall be required for any of the companies referred to in Clause 5.3.2, if the relevant conversion referred to in Clause 5.3.2 has not been effected for such company by the Completion Date.
5.3.4	For the purposes of Clause 5.3.3, “Relevant Parties” with respect to each Group Company means (i) the owners of the shares of such Group Company on any of the following dates (the “Specified Dates”): the date immediately preceding the Effective Date, the Completion Date, and any date between the date immediately preceding the Effective Date and the Completion Date, and (ii) any person within the Sellers’ Group or that is a Group Company that is a creditor of the relevant Group Company on any of the Specified Dates.

5.3.5	The Purchaser shall:
(i)	reimburse the Sellers for any reasonable fees and expenses incurred by the Sellers in connection with the conversions and elections referred to in Clauses 5.3.1, 5.3.2 and 5.3.3 up to a maximum amount of £75,000 (exclusive of VAT); and

(ii)	subject to Clause 5.3.5(i), indemnify the Sellers (for themselves and as trustees for and on behalf of the other members of the Sellers’ Group and the Relevant Parties against any Losses (including for the avoidance of doubt any reasonable fees and expenses) incurred by any member of the Sellers’ Group or any such Relevant Party arising or resulting solely from the conversions referred to in Clauses 5.3.1 and 5.3.2 (including any Taxes that would not have been suffered but for the conversions described in Clauses 5.3.1 and 5.3.2 above).
5.3.6	For the purposes of Clause 5.3.5, in the event that this Agreement is terminated, “Sellers’ Group” shall be deemed to also refer to the Group Companies and, in the event Completion occurs, “Relevant Parties” shall be deemed to exclude all of the Group Companies.
5.4	Security

Between the date of this Agreement and Completion, the Sellers shall provide, and procure that each member of the Group provides, such reasonable information and, in the Sellers’ absolute discretion, such other assistance as is necessary in connection with the financing of the Transaction by the Purchaser and/or to enable the funders to the Purchaser to take security over the shares, assets and undertaking of the Group with effect on or as soon as reasonably practicable after Completion.

6	Completion

6.1	Date and Place

Subject to Clause 4, Completion shall take place at the offices of the Sellers’ Solicitors on the fifth Business Day following fulfilment of the condition set out in Clause 4.1 or at such other location, time or date as may be agreed in writing between the Principal Seller and the Purchaser.
6.2	Completion Obligations

On Completion, each of the Sellers and the Purchaser shall comply with their respective obligations specified in Schedule 5.
6.3	Payment on Completion

On Completion, the Purchaser shall pay the Completion Amount to the Principal Seller.
6.4	Repayment of Completion Inter-Group Debt

On Completion the Purchaser shall procure repayment by the relevant Group Companies of all of the Completion Inter-Group Debts and the Principal Seller shall procure repayment by the relevant members of the Sellers’ Group of all of the Completion Inter-Group Credits, in each case, such repayment to be capable of being satisfied and discharged in full by:
6.4.1	if the Completion Inter-Group Debt Balance (based on the figures in Schedule 11) is a positive figure, the Purchaser (for and on behalf of the relevant Group Companies) paying such Completion Inter-Group Debt Balance to the Principal Seller (for and on behalf of the relevant members of the Sellers’ Group); and
6.4.2	if the Completion Inter-Group Debt Balance (based on the figures in Schedule 11) is a negative figure, the Principal Seller (for and on behalf of the relevant members of the Sellers’ Group) paying such Completion Inter-Group Debt Balance to the Purchaser (for and on behalf of the relevant Group Companies).
6.5	Repayment of Certain Inter-Group Payables and Receivables

On or before the fifth Business Day after Completion:
6.5.1	the Purchaser shall procure that each Group Company pays to the relevant member(s) of the Sellers’ Group any individual Inter-Group Payable with a value as at 24:00 hours (CET) at the end of the Completion Date of €5,000,000 or more due from such Group Company to a member of the Sellers’ Group; and
6.5.2	the Principal Seller shall procure that each relevant member of the Sellers’ Group pays to the relevant Group Company(ies) any individual Inter-Group Receivable with a value as at 24:00 hours (CET) at the end of the Completion Date of €5,000,000 or more due from such member of the Sellers’ Group to a Group Company.

6.6	Breach of Completion Obligations

If any of the Sellers fails to comply with any of their material obligations in paragraphs 1.1, 2 or 3 of Schedule 5 or any of their obligations in Clause 6.4, or the Purchaser fails to comply with its obligations in Clauses 6.3 or 6.4 or its material obligations in paragraphs 1.2, 2 or 3 of Schedule 5, then Completion shall not occur and the Purchaser, in the case of non-compliance by the Sellers, or the Principal Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Principal Seller or the Purchaser, as the case may be, served on the Completion Date:
6.6.1	to terminate this Agreement (other than this Clause and Clauses 1, 5.3.5, 12 and 13.5 to 13.24) without liability on its part; or

6.6.2	to effect Completion so far as practicable having regard to the defaults which have occurred (provided that (unless otherwise agreed by the Principal Seller and the Purchaser) Completion must take place in respect of all the Shares at the same time); or

6.6.3	to fix a new date for Completion (not being more than 20 Business Days after the agreed date for Completion) in which case the provisions of this Clause 6 and Schedule 5 shall apply to Completion as so deferred but provided such deferral may only occur once.
7       Employment and Pensions
7.1.1	The Principal Seller agrees to procure that each relevant member of the Sellers’ Group will, between the date hereof and Completion, comply with and respond to such requests of a trade union, works council or other representative body in respect of the Hotels which have been, or are required to be, consulted or notified of the arrangements contemplated by this Agreement as it considers reasonable (acting in good faith) and the Purchaser agrees to provide such assistance as the Principal Seller may reasonably request in connection with any such compliance and/or response.

7.1.2	The Sellers and the Purchaser shall cooperate together and each use their respective best endeavours to ensure that, following Completion, they each comply with all notification and other legal requirements triggered on Completion in respect of the pension rights of Relevant Employees.

7.1.3	The Purchaser confirms that following Completion the Transferring Budapest Employees will be offered:
(i)	membership of a defined contribution pension arrangement in respect of their future service to which the rate of employer contributions payable will be no lower than their current entitlement to 5 per cent. or 10 per cent. (as appropriate) of basic salary excluding bonuses, incentives and overtime pay, being the contribution rates that are paid by and in respect of the Transferring Budapest Employees to the IHG International Savings and Retirement Plan immediately prior to Completion; and

(ii)	ancillary benefits that are broadly equivalent in value overall to the following benefits provided to the Transferring Budapest Employees immediately prior to Completion:

(a)	life insurance providing death in service lump sum benefits of two times Salary on death and three times Salary on accidental death based on a notional “Salary” of net salary increased by 40 per cent.; and

(b)	membership of the International Healthcare Trust Scheme for employees of the Intercontinental Hotels Group, a copy of the terms of which are included in the Data Room at ICBud.8.15_2.
7.1.4	The Sellers agree to transfer the employment of the convention sales manager currently seconded by Intercontinental Hotel-Betriebsgesellschaft m.b.H (Austria) to the IC Prague Hotel to a member of the Sellers’ Group on or before Completion.
8     Post-Completion Adjustments
8.1	Net Current Asset Statement

The Principal Seller shall procure that as soon as practicable, but in any event within 90 days following Completion, it shall draw up the Net Current Asset Statement in accordance with Schedule 6.
8.2	Adjustment to Consideration
8.2.1	Net Current Assets

(i)	If the Net Current Assets exceed the Estimated Net Current Assets, the Purchaser shall pay to the Principal Seller an additional amount equal to the excess of the Net Current Assets over the Estimated Net Current Assets as an increase in the consideration for the Shares.

(ii)	If the Net Current Assets are less than the Estimated Net Current Assets, the Principal Seller shall repay to the Purchaser an amount equal to such deficit as a reduction in the consideration for the Shares.

(iii)	Any payments pursuant to this Clause 8.2.1 shall be made on or before five Business Days after the date on which the process described in Part 2 of Schedule 6 for the preparation, agreement and/or determination of the Net Current Asset Statement is complete.

8.2.1	Payment

Where any payment is required to be made pursuant to this Clause 8.2, the amount of the consideration payable for the Shares pursuant to this Agreement shall be deemed to have been reduced or increased accordingly.

8.2.3	Interest

If, as a result of the application of Clause 8.2.1(ii), the Principal Seller is required to repay the Purchaser a sum in excess of €7.5 million, then an amount equivalent to interest at a rate of 9 per cent, per annum shall accrue daily on the amount of such excess from the Completion Date to the date of payment of such sum in accordance with Clause 8.2.1(ii) and shall be paid by the Principal Seller to the Purchaser on the same date as payment under Clause 8.2.1(ii) is made.

8.3	Adjustment to Completion Inter-Group Debt Balance
8.3.1	If the amount of any Actual Inter-Group Debt exceeds the corresponding Completion Inter-Group Debt (if any) or, if the amount of any Actual Inter-Group Credit is less than the corresponding Completion Inter-Group Credit (if any), then, as an adjustment to the repayments made pursuant to Clause 6.4, the Purchaser shall procure that the relevant Group Companies pay or repay to the relevant members of the Sellers’ Group the relevant amount of such excess and/or shortfall, as the case may be, on the same date as payments under Clause 8.2.1 are made.
8.3.2	If the amount of any Actual Inter-Group Debt is less than the corresponding Completion Inter-Group Debt (if any) or if the amount of any Actual Inter-Group Credit exceeds the corresponding Completion Inter-Group Credit (if any), then, as an adjustment to the repayments made pursuant to Clause 6.4, the Principal Seller shall procure that the relevant members of the Sellers’ Group pay or repay to the relevant Group Companies the relevant amount of such shortfall and/or excess, as the case may be, on the same date as payments under Clause 8.2.1 are made.
8.4	Settlement and Discharge
On payment of all amounts due under Clauses 6.3, 6.4, 8.2 and 8.3, all Actual Inter-Group Debts and Actual Inter-Group Credits shall be and be treated as having been irrevocably satisfied and discharged in full and no member of the Group or of the Sellers’ Group shall thereafter claim or be entitled to claim otherwise.
9      Warranties and Indemnities
9.1	Sellers’ Warranties
9.1.1	Subject to Clause 9.2, the Principal Seller (for itself and on behalf of each other Seller), warrants to the Purchaser that the statements set out in:
(i)	Schedule 7 are true and accurate as of the date of this Agreement; and

(ii)	paragraphs 1 (other than 1.1.11, 1.1.12 and 1.1.14), 4.1.1, 4.1.2, 4.3.2, 4.3.3 and 14 of Schedule 7 will be true and accurate, in each case, as if they had been repeated at Completion having regard to the facts and circumstances existing at Completion.
9.1.2	Subject to Clause 9.1.3, the only Sellers’ Warranties given:
(i)	in respect of the Properties are those contained in paragraph 4 of Schedule 7 and each of the other Sellers’ Warranties shall not to be given in respect of the Properties;

(ii)	in respect of (a) protection or prevention of pollution of or harm to the Environment; (b) Environmental Law; and/or (c) Environmental Permits, are those contained in paragraph 10 of Schedule 7 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of the protection or prevention of pollution of or harm to the Environment, Environmental Law and Environmental Permits; and

(iii)	in respect of Tax are those contained in paragraph 13 of Schedule 7 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of Tax.
9.1.3	Clause 9.1.2 shall not apply to, and nothing in Clause 9.1.2 shall prevent or limit any claim or proceeding by the Purchaser in respect of a breach of, any of the Sellers’ Warranties in paragraphs 2,11 or 12 of Schedule 7.

9.1.4	The Sellers acknowledge that the Purchaser has entered into this Agreement in reliance upon the Sellers’ Warranties.

9.1.5	Any Sellers’ Warranty qualified by the expression “so far as the Sellers are aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge, after having made reasonable enquiry, of those persons set out in column (1) of Schedule 9, in each case in relation to those Sellers’ Warranties set out against each such person’s name in column (3) of Schedule 9 and having regard to any other qualifications (if any) referred to in such column (3) against each such person’s name.
9.2	Sellers’ Disclosures
9.2.1	The Sellers’ Warranties are subject to:
(i)	the matters which are fairly disclosed in this Agreement or the Disclosure Letter (including the Schedules thereto) or expressly provided for under the terms of this Agreement;

(ii)	any information which is fairly disclosed in any document in the Data Room which is listed in Schedule 1 to, or in any document listed in Schedule 3 to, the Disclosure Letter; and

(iii)	the limitations of liability set out in Clause 10, in accordance with their terms.
9.2.2	Each Sellers’ Warranty is to be construed independently and (except where this Agreement expressly provides otherwise) is not limited by a provision of this Agreement or another Sellers’ Warranty.
9.3	Sellers’ Indemnities and Undertakings
9.3.1	The Principal Seller shall indemnify and hold harmless the Purchaser (for itself and as agent for any other member of the Purchaser’s Group) against all Losses which any member of the Purchaser’s Group incurs to the extent such Losses arise or result from:
(i)	the Pre-Sale Reorganisation including any failure to implement the Pre-Sale Reorganisation in accordance with the provisions of the Pre-Sale Reorganisation Documents or as a result of or in connection with any failure to execute, deliver, perform or comply with the Pre-Sale Reorganisation Documents or to the extent such Losses:
(a)	constitute a loss, liability, cost or expense of implementing the Pre-Sale Reorganisation;

(b)	relate to any claim arising or resulting from the implementation of the Pre-Sale Reorganisation which would not have arisen but for such implementation; or

(c)	arise or result from the Pre-Sale Reorganisation not having been implemented and completed in full prior to Completion, but excluding, in each such case, to the extent only insofar as they arise during and in respect of the period up to and including Completion, such Losses as arise as a direct result of the transfer of any asset or liability pursuant to the Pre-Sale Reorganisation at a price which is more or less than the book or market value of such asset or liability;
(ii)	any warranty, indemnity, undertaking or covenant which was or is given by any Group Company in connection with the disposal, pursuant to an agreement entered into prior to Completion, of any interest in a company or business;

(iii)	any Group Company being or becoming liable for any unpaid or deferred consideration in connection with the acquisition, pursuant to any agreement entered into prior to Completion, of any interest in a company or business;

(iv)	any Group Company having, prior to Completion:
(a)	(i) disposed or agreed to dispose of any interest in any business and/or company (disregarding for these purposes any disposals to other members of the Group); (ii) closed or run down, or ceased trading in respect of, any business; (iii) owned, held, managed, operated, carried on or been otherwise involved in, in each case, directly or indirectly and in any capacity, any business or part thereof other than the business of any of the Hotels as operated and carried on as at the date of the Agreement; or

(b)	owned, held or managed any interest in any asset other than (i) an asset used, as at the date of this Agreement, by any of the Group Companies in the ordinary course of business of any of the Hotels or of any of the Group Companies as carried on as at the date of this Agreement or (ii) any share interest of a Group Company referred to in paragraphs 1.1.10, 1.1.11 and/or 1.1.14 of Schedule 7. For the purposes of this Clause 9.3.1 (iv)(b), in determining the quantum of any Losses, the market value of the asset giving rise to such Losses and any delay which may be experienced in realising such market value shall be taken into account;
(v)	the closure of any guest rooms and office facilities at the IC Rome Hotel which have a ceiling height of less than the minimum height requirements imposed under applicable Italian health and safety regulations as a result of enforcement action taken by the relevant health and safety authorities in connection with such fact to the extent such Losses are incurred in relation or by reference to the period prior to the earlier of (i) expiry or earlier termination of or (ii) renewal or extension of the Rome Lease Agreement. For the purposes of this Clause 9.3.1 (v), Losses shall, for the avoidance of doubt, be deemed to include loss of profit (net of Taxation) arising as a direct result of the inability to use or let such guest rooms and any reasonable relocation costs and/or reasonable expenses arising as a result of the inability to use such offices, and shall take into account any reduction in rental payments to the landlord of the IC Rome Hotel as a result of such inability to use or let such rooms and any other costs savings which result from the closure of such rooms;
(vi)	any claim brought against any Group Company to the extent such claim arises or results from the lease agreement dated 30 December 1993 between Intercontinental Hotel Stuttgart Betriebs GmbH & Co. KG (now merged into IHGG) and Aachener und Munchener Lebensversicherung AG or any other interest in the property the subject of such lease;

(vii)	any claim brought against BOEBV under or in connection with the letter of guarantee dated 11 December 2000 granted by BOEBV in favour of IZD Hotel Betriebs GmbH in relation to Holiday Inn BV’s obligations under the operating management agreement relating to the Crowne Plaza Vienna hotel dated 29 September 2000 between IZD Hotel Betriebs GmbH and Holiday Inns BV (Austria branch);

(viii)	any claim by, in respect of or in relation to any Transferring Employee to the extent such Losses are referable to the period prior to Completion including, without limitation, any claim, brought by any employee representative, works council or other collective body on behalf of any such Transferring Employee;

(ix)	from the transfer of any such Transferring Employee (whether pursuant to the Pre-Sale Reorganisation or otherwise); or

(x)	any of the facts, matters or circumstances referred to in Schedule 17, including each Loss arising as a result of conducting, defending and/or settling any claims in respect of any of the above matters, provided that:
(a)	the Purchaser shall not be entitled to make a claim pursuant to this Clause 9.3.1 (i) to the extent that such claim is in respect of Taxation, and such claim shall, to such extent, be dealt with instead subject to and in accordance with Clause 2.9 and the other provisions of the Tax Deed of Covenant (as applicable); and

(b)	to the extent that a claim under any of Clauses 9.3.1 (ii) to (x) above is in respect of Taxation, such claim shall, to such extent, be treated as a Tax Claim (as defined in the Tax Deed of Covenant) and shall be dealt with as such subject to and in accordance with the terms of the Tax Deed of Covenant.
9.3.2	The provisions of Clauses 11.3 and 11.4 shall also apply, mutatis mutandis, to any claims under Clause 9.3.1, save that the provisos at the ends of each of Clauses 11.4.1(i) and (ii) shall be deemed not to apply to any such claims.
9.4	Purchaser’s Warranties
9.4.1	The Purchaser warrants to the Sellers that the statements set out in Schedule 8 are true and accurate.

9.4.2	The Purchaser acknowledges that the Sellers have entered into this Agreement in reliance upon the statements set out in Schedule 8.
9.5	Waiver
Save in the case of fraud, each Seller undertakes to the Purchaser to irrevocably waive, or procure the irrevocable waiver of, all claims (if any) which it or any member of the Sellers’ Group may at any time have against a Group Company and/or any director, officer or employee of a Group Company in respect of any misrepresentation, inaccuracy or omission in or from information or advice provided by a Group Company or a director, officer or employee of a Group Company for the purposes of the Transaction, including in assisting the Sellers to give a Sellers’ Warranty or prepare the Disclosure Letter.
9.6	Termination Rights
9.6.1	If, at any time prior to Completion, the Sellers are in breach of any the Sellers’ Warranties contained in paragraphs 1 (otherthan 1.1.11,1.1.12 and 1.1.14), 4.1.2, 4.3.2, 4.3.3 or 14 of Schedule 7 or in material breach of the Sellers’ Warranty contained in paragraph 4.1.1 of Schedule 7 (or, in any case, would be if such Sellers’ Warranties were repeated at that time), the Purchaser shall be entitled (in addition and without prejudice to all other rights or remedies available to it including the right to claim damages) by notice in writing to the Principal Seller to terminate this Agreement (other than this Clause 9.6.1 and Clauses 1, 5.3.5, 12 and 13.5 to 13.24)), such termination to be without prejudice to any accrued rights, obligations and liabilities under this Agreement.
9.6.2	Any failure by the Purchaser to exercise the right to terminate this Agreement under Clause 9.6.1 shall not constitute a waiver of any other rights of the Purchaser arising out of any breach of any Sellers’ Warranty.
10 Limitation of Sellers’Liability
10.1	Time Limitation for Claims
The Sellers shall not be liable in respect of any claim for breach of a Sellers’ Warranty or under the Tax Deed of Covenant or under Clause 9.3.1(v), as the case may be, unless a notice of the claim is given by the Purchaser to the Principal Seller:
10.1.1	in the case of any claim under paragraph 13 of Schedule 7 (Tax Warranties) or under the Tax Deed of Covenant not later than 1700 (CET) on the seventh anniversary of the Completion Date together with written general particulars of that claim (with sufficient detail to enable the Principal Seller to identify the subject of the claim) and, to the extent practicable, the Purchaser’s genuine pre-estimate of the quantum of the claim and how this has been quantified;

10.1.2	in the case of any other claim for breach of a Sellers’ Warranty, within 15 months following Completion; and

10.1.3	in the case of any claim under Clause 9.3.1(v), on or before 30 June 2014 or, if earlier, six months following such date (if any) on which the Rome Lease

Agreement is either extended or renewed or on which any member of the Purchaser’s Group enters into a new lease in respect of the IC Rome Hotel, except that there shall be no time limitation for giving notice of any claim for breach of a Sellers’ Warranty under any of paragraphs 1.1, 4.1.1, 4.1.2, 4.3.2, 4.3.3 and 14 of Schedule7.
Any claim notified by the Purchaser to the Principal Seller pursuant to this Clause shall specify the matters set out in Clause 11.1.
10.2	Minimum Claims
10.2.1	The Sellers shall not be liable in respect of any individual claim or a series of related claims or claims arising from substantially similar facts or circumstances, in each case;
(i)	for breach of a Sellers’ Warranty, where the liability agreed or determined (disregarding the provisions of this Clause 10.2) in respect of any such claim or series of claims does not exceed €200,000; and

(ii)	for claims under the Tax Deed of Covenant, where the liability agreed or determined (disregarding the provisions of this Clause 10.2) in respect of any such claim or series of claims does not exceed €5,000.
10.2.2	Where the liability agreed or determined in respect of any such claim or series of claims referred to in Clause 10.2.1(i) exceeds €200,000 or, as the case may be, in Clause 10.2.1 (ii) exceeds €5,000, the Sellers shall be liable for the amount of the claim or series of claims as agreed or determined and not merely for the excess.
10.3	Aggregate Minimum Claims
10.3.1	The Sellers shall not be liable in respect of any claim for breach of a Sellers’ Warranty unless the aggregate amount of all claims for which the Sellers would otherwise be liable for breach of any Sellers’ Warranty (disregarding the provisions of this Clause 10.3) exceeds €6,000,000.

10.3.2	The Sellers shall not be liable in respect of any claim under the Tax Deed of Covenant unless the aggregate amount of all claims for which the Sellers would otherwise be liable under the Tax Deed of Covenant (disregarding the provisions of this Clause 10.3) exceeds €25,000.

10.3.3	Where the liability agreed or determined in respect of all claims referred to in Clause 10.3.1 exceeds €6,000,000 or, as the case may be, in Clause 10.3.2 exceeds €25,000, the Sellers shall be liable for the aggregate amount of all claims for breach of Sellers’ Warranty or under the Tax Deed of Covenant, respectively, as agreed or determined and not merely for the amount of the excess.
10.4	Maximum Liability
The aggregate liability of the Sellers in respect of:
(i)	any claim for breach of any of the Sellers’ Warranties (other than those set out in paragraphs 1.1, 4.1.1, 4.1.2, 4.3.2, 4.3.3 and 14 of Schedule 7) shall not exceed an aggregate amount equal to €150,000,000;

(ii)	any claim under Clause 9.3.1 (v) shall not exceed an amount equal to €4 million, provided that the aggregate liability of the Sellers in respect of all claims under this Agreement and the Tax Deed of Covenant shall not exceed €633,800,000.
10.5	Provisions
The Sellers shall not be liable under this Agreement in respect of a claim to the extent that:
10.5.1	allowance, provision or reserve is made in the Net Current Asset Statement in respect of the matter giving rise to such claim; or

10.5.2	the matter giving rise to such claim is noted as a contingent liability in the Audited Accounts.
10.6	Matters Arising Subsequent to this Agreement
The Sellers shall not be liable under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance and any losses arising therefrom, to the extent that the same would not have occurred but for:
10.6.1	Agreed matters
any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser;
10.6.2	Acts of the Purchaser
any act, omission or transaction of the Purchaser, any member of the Purchaser’s Group or any of the Group Companies or their respective directors, officers, employees or agents or, successors in title, after Completion:
(i)	outside the ordinary course of business as now carried on or any negligent act, omission or transaction; or any default of any such person or persons after Completion; or

(ii)	otherwise than pursuant to a legally binding commitment to which any of the Group Companies is subject on or before Completion;
10.6.3	Changes in legislation
(i)	the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body (including, without prejudice to the generality of the foregoing, any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; or

(ii)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation; or
10.6.4	Accounting and Taxation Policies
any change in accounting or Taxation policy, bases or practice of the Purchaser or any of the Group Companies introduced or having effect after the Completion Date,

save to the extent required to comply with laws and regulations in place as at the date of this Agreement.
10.7	Insurance
The Sellers shall not be liable under this Agreement in respect of any claim to the extent that the Losses in respect of which such claim is made are recovered under a policy of insurance or would have been so recovered had such policy of insurance (or an equivalent policy of insurance) been maintained beyond Completion.
10.8	Net Financial Benefit
The Sellers shall not be liable under this Agreement or the Tax Deed of Covenant in respect of any Losses suffered by the Purchaser or any Group Company to the extent of any corresponding savings or net quantifiable financial benefit actually received by the Purchaser, any member of the Purchaser’s Group or the relevant Group Company, as the case may be, arising directly from such Losses or the substantive matters giving rise to such Losses, which savings and benefits such persons would not otherwise have received (for example, without limitation, where the amount (if any) by which any Taxation for which the Purchaser or any Group Company would otherwise have been liable to be assessed is actually reduced or extinguished as a result of the substantive matters giving rise to such Losses) but having regard, inter alia, to any delay which may be experienced in enforcing, utilising or receiving such saving or net financial benefit.
10.9	Mitigation of Losses
The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation would be reasonably likely to give rise to or increase a claim under this Agreement.
10.10	Purchaser’s Right to Recover
10.10.1	Recovery for actual liabilities
Without prejudice to the Purchaser’s right to notify the Principal Seller of such claim at any earlier time, the Sellers shall not be liable under this Agreement unless and until the liability in respect of which the claim is made has become due and payable.
10.10.2	Prior to recovery from the Sellers etc.
If, before any Seller pays an amount in discharge of any claim under this Agreement the Purchaser or any Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall procure that, before or at the same time as steps are taken to enforce a claim against the relevant Seller following notification under Clause 11 of this Agreement, all reasonable steps are taken to enforce such recovery and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

10.10.3	Following recovery from the Sellers

If any Seller has paid an amount in discharge of any claim under this Agreement and the Purchaser or any Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall procure that such reasonable steps are taken as the relevant Seller may reasonably require to enforce such recovery and shall, or shall procure that the relevant Group Company shall, pay to the relevant Seller as soon as practicable after receipt an amount equal to: (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the claim; or if less: (ii) the amount previously paid by the relevant Seller to the Purchaser less any Taxation attributable to it.
10.10.4	Recovery Indemnity

The Principal Seller shall indemnify and covenant to pay the Purchaser (for and on behalf of itself and each Group Company) in respect of any Losses, costs and expenses which the Purchaser and/or any Group Company may incur as a result of any reasonable steps taken pursuant to Clauses 10.10.2 and/or 10.10.3, save to the extent that such Losses, costs and expenses have already been reimbursed by way of deduction of the relevant costs and expenses from any such recovery as referred to in such Clauses.
10.11	Double Claims
The Purchaser shall not be entitled to recover from the Sellers under this Agreement and/or the Tax Deed of Covenant more than the amount of the Losses suffered.
10.12	Fraud

None of the limitations contained in this Clause 10 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud or wilful concealment by any Seller, any member of the Sellers’ Group or any of their respective directors, officers or employees.
11	Claims
11.1	Notification of Potential Claims

If the Purchaser or any Group Company becomes aware of any fact, matter or circumstance that will or is reasonably likely to give rise to a claim against the Sellers under this Agreement the Purchaser shall within 30 Business Days thereof give a notice in writing to the Principal Seller specifying in reasonable detail the legal and factual basis of the claim and if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event). Failure to give notice within such period shall not affect the rights of the Purchaser except to the extent that any Seller is prejudiced by the failure.

11.2	Commencement of Proceedings
Any claim notified pursuant to Clause 11.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the notice is given pursuant to Clause 11.1 or in the case of any contingent liability, six months after such contingent liability becomes an actual liability and is due and payable unless legal proceedings in respect of it have been commenced.
11.3	Investigation by the Sellers
In connection with any matter or circumstance that may give rise to a claim against the Sellers under this Agreement, after Completion:
11.3.1	the Purchaser shall allow, and shall procure that the relevant Group Company allows, the Sellers and their financial, accounting or legal advisers such access as is reasonably required to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim; and

11.3.2	the Purchaser shall disclose to the Sellers all primary material of which the Purchaser is aware which relates to the claim and shall, and shall procure that any other relevant members of the Purchaser’s Group shall, give, subject to their being paid all reasonable costs and expenses, such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Sellers or their financial, accounting or legal advisers may reasonably request. The Sellers agree to ensure that all such information is kept confidential and to use it only for the purpose of investigating and defending the claim in question.
11.4	Conduct of Third Party Claims
11.4.1	If the matter or circumstance that may give rise to a claim against the Sellers under this Agreement is a result of or in connection with a claim by or liability to a third party then, without prejudice to the rights of the insurers of the Purchaser’s Group:
(i)	subject to the Sellers indemnifying the Purchaser or other member(s) of the Purchaser’s Group concerned against all Losses, the Purchaser shall, or the Purchaser shall procure that such other members of the Purchaser’s Group shall, take such action as the Sellers may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim, provided (in each case) that to do so would not be materially prejudicial or detrimental to the business of any Hotel;

(ii)	subject to the Sellers indemnifying the Purchaser or other member(s) of the Purchaser’s Group concerned against all Losses that arise or result from such claim (including, without limitation, those arising from or relating to its conduct, defence and/or settlement), the Sellers shall be entitled at their own cost and expense and in their absolute discretion, by notice in writing to the Purchaser, to take such action as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals, provided (in each case) that to do so would not be materially prejudicial or detrimental to the business of any Hotel; and
(iii)	the Purchaser or other member of the Purchaser’s Group concerned may not admit, compromise, dispose of or settle such claim without the written consent of the Sellers (not to be unreasonably withheld or delayed).
11.5	Application
11.5.1	Subject to Clause 11.5.2 below, the provisions of Clauses 10 and 11 shall apply (in accordance with their respective terms) to all Sellers’ Warranties.

11.5.2	The provisions of Clauses 10 and 11 shall apply (in accordance with their respective terms) to the Tax Warranties and the Tax Deed of Covenant, other than Clauses 10.5, 10.6, 10.9 (in respect of claims under the Tax Deed of Covenant only), 10.10 and 11.1, 11.2, 11.3 and 11.4 of this Agreement, which shall not apply to the Tax Warranties or the Tax Deed of Covenant.

11.5.3	None of the provisions of Clauses 10 or 11 shall apply to any claim under Clause 9.3, other than Clauses 10.1, 10.4, 10.5.1, 10.7, 10.8, 10.10.1, 10.10.3, 10.10.4, 10.11, 10.12, 11.3, 11.4 (subject to Clause 9.3.2) and this Clause 11.5.3, in each case, in accordance with their respective terms.

11.5.4	In respect of any other claim under this Agreement (other than a claim to which any of Clauses 11.5.1 to 11.5.3 apply), none of the provisions of Clauses 10 or 11 shall apply other than Clauses 10.4, 10.8, 10.9, 10.11, 10.12 and this Clause 11.5.4 which shall apply, in each case, in accordance with their respective terms.
12      Confidentiality
12.1	Announcements
No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any of the Sellers or the Purchaser without the prior written approval of the Principal Seller and the Purchaser. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of any party or any member of the Sellers’ Group or the Purchaser’s Group respectively are listed but the party with an obligation to make an announcement or issue a circular shall consult with the other party insofar as is reasonably practicable before complying with such an obligation.
12.2 Confidentiality
12.2.1	Pending Completion, this Clause 12 shall be without prejudice to the Confidentiality Agreement, which Agreement shall remain in full force and effect up to Completion. With immediate effect on Completion, the Confidentiality Agreement shall terminate, save for any then accrued rights and/or obligations of the parties thereunder.

12.2.2	Subject to Clause 12.1 and Clause 12.2.3:

(i)	each of the Sellers and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:
(a)	the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

(b)	the negotiations relating to this Agreement (and any such other agreements);
(ii)	the Sellers shall treat as strictly confidential and not disclose or use any information relating to the Group Companies or any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group (including the Group Companies); and

(iii)	the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Sellers’ Group or, prior to Completion, the Group Companies.
12.2.3	Clause 12.2 shall not prohibit disclosure or use of any information if and to the extent:
(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of any Seller or the Purchaser or any member of the Sellers’ Group or the Purchaser’s Group respectively are listed;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in any of the Sellers or the Purchaser;

(iii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(iv)	the disclosure is made to professional advisers, funders and/or (if applicable) potential syndicate members of such funders to any of the Sellers and/or the Purchaser on terms that such professional advisers, funders and potential syndicate members undertake to comply with the provisions of Clause 12.2.2 in respect of such information as if they were a party to this Agreement;

(v)	the disclosure is made on a confidential basis to members of the Sellers’ Group or the Purchaser’s Group and such members agree to treat the information as confidential and adhere to the terms of this Clause 12 as if they were party to this Agreement;

(vi)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(vii)	the other parties have given prior written approval for the disclosure or use; or

(viii)	the information is independently developed after Completion,

provided that prior to disclosure or use of any information pursuant to Clause 12.2.3(i), (ii) or (iii) except in the case of disclosure to a Tax Authority, the party concerned shall promptly notify the other parties of such requirement with a view to providing such other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.
12.3	Application to Tax Deed of Covenant
 For the purposes of this Clause 12, references to “Agreement” shall be deemed to include the Tax Deed of Covenant.
13      Other Provisions
13.1	Further Assurances
13.1.1	Each of the Sellers and the Purchaser shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as any Seller or the Purchaser may reasonably require to transfer the Shares to the Purchaser in accordance with the terms of, and otherwise to give each of them the full benefit of, this Agreement.

13.1.2	Following Completion, pending registration of the Purchaser as owner of the Shares, the Sellers shall only exercise their voting and other rights in relation to such Shares in accordance with the Purchaser’s instructions and shall otherwise promptly provide or make available to the Purchaser any benefits attaching or accruing to the Shares on or after Completion.

13.1.3	If any property, right or asset which does not form part of the Assets and is not otherwise contemplated to be so transferred, is inadvertently transferred by the Sellers’ Group to the Purchaser on Completion under this Agreement, the Purchaser, at the Principal Seller’s cost, shall transfer such property, right or asset (and any related liability) back to a member of the Sellers’ Group nominated by the Principal Seller for nil consideration, as soon as reasonably practicably after becoming aware or otherwise being informed in writing by the Principal Seller of such matter.

13.1.4	The Purchaser shall, and shall procure that the relevant Group Companies shall, retain for a reasonable period, such reasonable period to include (for the avoidance of doubt and without limitation) such period as is required under any applicable Tax Statute, from Completion the books, records and documents of the Group Companies to the extent they relate to the period prior to Completion and shall, and shall procure that the relevant Group Companies shall, allow the Sellers upon their written request reasonable access to such books, records and documents, including the right to take copies, at the Sellers’ expense.

13.1.5	The Purchaser shall assist and co-operate with the Sellers in procuring prior to Completion that each of the Group Companies whose name contains or includes the names “InterContinental” shall change its name so that it does not contain any such name or any name which is likely to be confused with the same. To the extent that the name of any Group Company whose name contains or includes the name Intercontinental has not been changed on or prior to Completion to a name not including or containing any such name or any name likely to be confused with the same, the Purchaser shall procure that, as soon as reasonably practicable following Completion, the name of any such Group Company is so changed.
13.1.6	The Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, after Completion, use in any way whatsoever any trading names or registered or unregistered trade marks owned by or licensed (other than by a Group Company) to the Sellers’ Group (including, without limitation, InterContinental) other than as permitted under the Individual Hotel Management Agreements and the Trade Mark Deeds.

13.1.7	If any property, right or asset owned by a member of the Sellers’ Group is used, enjoyed or exercised exclusively by or in relation to the Group on or before Completion other than:
(i)	the Excluded Rights; and

(ii)	any property, rights and assets to be, or contemplated to be, provided, made available and/or licensed by the Sellers’ Group to the Group under or in accordance with the terms of the Individual Hotel Management Agreements, the Principal Seller shall procure that the relevant member of the Sellers’ Group, at that relevant member’s cost, shall transfer such property, right or asset (and any related liability) to a member of the Purchaser’s Group nominated by the Purchaser, for nil consideration, as soon as reasonably practicable after becoming aware or otherwise being informed in writing by the Purchaser of such matter, together with any rights, monies and/or other benefits paid, provided, accrued or accruing in respect of such property, right or asset from Completion.
13.2	Release of Guarantees
13.2.1	The Purchaser shall use reasonable endeavours to procure by Completion or, to the extent not done by Completion, within 60 days thereafter or, to the extent not done within such period, as soon as reasonably practicable thereafter, the release of any member of the Sellers’ Group from any securities, guarantees or indemnities given by or binding upon any member of the Sellers’ Group in respect of any liability of the Group Companies. Pending such release the Purchaser shall indemnify the Sellers (for themselves and as trustees for the other members of the Sellers’ Group) against all amounts paid by any of them after Completion pursuant to any such securities, guarantees and indemnities in respect of such liability of the Group Companies.

13.2.2	The Sellers shall use reasonable endeavours to procure by Completion or, to the extent not done by Completion, within 30 days thereafter, or, to the extent not done within such period, as soon as reasonably practicable thereafter, the release of each Group Company from any securities, guaranties or indemnities given by or binding upon the Group Company in respect of any liability of any member of the Sellers’ Group including, for the avoidance of doubt, the Sienna Hotel Security Agreements. Pending such release, the Sellers shall indemnify the Purchaser (for itself and as trustee for the Group Companies) against all amounts paid by any of them after Completion pursuant to any such securities, guarantees and indemnities in respect of such liability of any member of the Sellers’ Group.

13.3	Contracts
13.3.1	In relation to the Split Contracts, the parties agree that, subject to Clause 13.3.2, with effect from Completion:
(i)	the Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group shall, to the extent it is lawfully and contractually able to do so pursuant to the terms of the relevant Split Contract: (i) hold any payments, goods or other benefits received under a Split Contract to the extent such payments, goods or other benefits do not relate solely to the business of any, some or all of the Hotels (“Non Hotel Benefits”) on trust for the Sellers or any other member of the Sellers’ Group and as soon as reasonably practicable following receipt of the same shall provide the Sellers such Non Hotel Benefits or, where it is not lawfully and contractually able to do so pursuant to the terms of the relevant Split Contract, make such other arrangements with the Sellers to provide to the relevant member of the Sellers’ Group, the Non Hotel Benefits, including the enforcement at the cost and for the account of the Sellers of all rights of the relevant Group Company against any other party thereto; and (ii) carry out or perform its obligations under the Split Contracts and (so far as it lawfully and contractually may pursuant to the terms of the relevant Split Contract) do all such things as the Sellers may reasonably require to enable due performance by the Sellers’ Group of the Split Contracts for the Purchaser’s benefit to the Relevant Extent and shall indemnify and keep indemnified the Sellers (for themselves and as trustees for any other member of the Sellers’ Group) against any Losses incurred by any member of the Sellers’ Group arising from the failure by any member of the Purchaser’s Group to carry out, perform or discharge such obligations or do such things as the Sellers may reasonably require to enable such due performance and against any Losses which any member of the Sellers’ Group may suffer by reason of their taking any reasonable action to avoid, resist or defend any Loss referred to in this paragraph;

(ii)	each Seller undertakes to perform, or to procure the performance (unless prohibited by law from doing so) of all Split Contracts, to the Relevant Extent, in accordance with their terms and conditions as sub-contractor of the relevant member of the Purchaser’s Group provided that such subcontracting is permitted under the terms of the relevant Split Contract, and where sub contracting is not permissible, the Sellers undertake to perform, or procure the performance (unless prohibited by law or the relevant Split Contract from doing so), to the Relevant Extent, of the relevant Split Contract as agent of the Purchaser or the relevant member of the Purchaser’s Group as appropriate in accordance with its terms and conditions and in each case to indemnify the Purchaser (for itself and as trustee for the other members of the Purchaser’s Group) against any Losses incurred by any member of the Purchaser’s Group in respect of any failure on the part of a member of the Sellers’ Group to perform the obligations contained in this Clause 13.3.1 (ii); and

(iii)	if the Sellers so request, the Purchaser shall take such action, or procure that such action is taken as is reasonably necessary to agree an arrangement with the counterparty or counterparties to the relevant Split

Contract whereby the Split Contract is terminated and replaced by two or more contracts (including one with any member of the Purchaser’s Group and one with any member of the Sellers’ Group) and provided that, so far as the terms of any contract to be entered into by the Purchaser or other member of the Purchaser’s Group or the Sellers or any other member of the Sellers’ Group is concerned, such terms shall be no worse than the equivalent terms contained in the relevant Split Contract, reflecting the relevant requirements of the Sellers and the Purchaser.
13.3.2	For the purposes of Clause 13.3.1, neither the Purchaser nor any other member of the Purchaser’s Group shall be liable to any member of the Sellers’ Group for breach of, or otherwise under, Clause 13.3.1 to the extent that such liability arises or results from:
(i)	any breach of a Split Contract on or prior to Completion;

(ii)	any act or omission of any member of the Sellers’ Group or the Group prior to Completion; or

(iii)	any act or omission of any member of the Sellers’ Group on or after Completion, including a breach by any member(s) of the Sellers’ Group of their respective obligations under any of the relevant Individual Hotel Management Agreements.
13.3.3	In relation to the Sellers’ Group Contracts, the parties agree that with effect from Completion:
(i)	the Sellers shall, or shall procure that relevant member of the Sellers’ Group shall, to the extent it is lawfully and contractually able to do so pursuant to the terms of the relevant Sellers’ Group Contract: (i) hold any payments, goods or other benefits received under the Sellers’ Group Contracts to the extent such payments, goods or other benefits relate solely to the business of any, some or all of the Hotels (“Hotel Benefits”) on trust for the relevant member of the Purchaser’s Group and as soon as reasonably practicable following receipt of the same shall provide the Purchaser such Hotel Benefits or, where it is not lawfully and contractually able to do so pursuant to the terms of the relevant Sellers’ Group Contract, make such other arrangements with the Purchaser to provide to the relevant member of the Purchaser’s Group, the Hotel Benefits, including the enforcement at the cost and for the account of the Purchaser of all rights of the relevant member of the Sellers’ Group against any other party thereto; and (ii) carry out or perform its obligations (unless prohibited by law from doing so), of all Sellers’ Group Contracts and (so far as it lawfully and contractually may pursuant to the terms of the relevant Sellers’ Group Contract) do all such things as the Purchaser may reasonably require to enable due performance by the Purchaser’s Group of the Sellers’ Group Contracts for the Seller’s benefit to the .Relevant Extent and shall indemnify and keep indemnified the Purchaser (for itself and as trustee for the other members of the Purchaser’s Group) against any Losses incurred by any member of the Purchaser’s Group arising from the failure by any member of the Sellers’ Group to carry out, perform or discharge such obligations or do such things as the Purchaser may reasonably require to enable such due performance and against any Losses which any member of the Purchaser’s Group may suffer by reason of their taking any reasonable action to avoid, resist or defend any Loss referred to in this paragraph;
(ii)	the Purchaser undertakes to perform, or to procure the performance (unless prohibited by law from doing so), of all the Sellers’ Group Contracts to the Relevant Extent, in accordance with their terms and conditions as sub-contractor of the relevant member of the Sellers’ Group provided that such sub-contracting is permitted under the terms of the relevant Sellers’ Group Contract, and where sub contracting is not permissible, the Purchaser undertakes to perform, or procure the performance (unless prohibited by law or the relevant Sellers’ Group Contract from doing so), to the Relevant Extent, of the relevant Sellers’ Group Contract as agent of any Seller or the relevant member of the Sellers’ Group as appropriate in accordance with its terms and conditions and in each case to indemnify the Sellers (for themselves and as trustees for the other members of the Sellers’ Group) against any Losses incurred by any member of the Sellers’ Group in respect of any failure on the part of a member of the Purchaser’s Group to perform the obligations contained in this Clause 13.3.3(ii); and

(iii)	if the Purchaser so requests, the Sellers shall take such action, or procure that such action is taken as is reasonably necessary to agree an arrangement with the counterparty or counterparties to the relevant Sellers’ Group Contract whereby the Sellers’ Group Contract is terminated and replaced by two or more contracts (including one with any member of the Purchaser’s Group and one with any member of the Sellers’ Group) and provided that, so far as the terms of any contract to be entered, into by the Purchaser or any member of the Purchaser’s Group or the Sellers or any member of the Sellers’ Group is concerned, such terms shall be no worse than the equivalent terms contained in the relevant Sellers’ Group Contract, reflecting the relevant requirements of the Sellers and the Purchaser.
13.3.4	Inter-Group Arrangements
(i)	Subject to Clause 13.3.4(ii), the Principal Seller shall ensure that, by Completion, all agreements, arrangements, obligations, undertakings and commitments between any member(s) of the Sellers’ Group, on the one hand, and any member(s) of the Group, on the other, are (at the Principal Seller’s expense) terminated, such termination to be without prejudice to any then accrued rights, obligations and/or liabilities of the parties thereunder and shall indemnify the Purchaser (as trustee for the Group Companies) for any Losses arising as a direct result of such termination.

(ii)	Clause 13.3.4(i) shall not apply to:
(a)	any Sellers’ Group Contract or Split Contract;

(b)	this Agreement or any of the Transaction Documents or to the extent otherwise expressly provided in any of such documents;

(c)	the Pre-Sale Reorganisation Documents;

(d)	the Individual Hotel Management Agreements or any agreements or arrangements to be, or contemplated to be, provided, made available or licensed by the Sellers’ Group to the Group under or in accordance with the terms of such Individual Hotel Management Agreements;

(e)	the TCA;

(f)	any arrangements in the ordinary course of business on arm’s length commercial terms, each of which shall remain in full force and effect in accordance with their terms.
13.4	Further Undertakings
13.4.1	Insurance
(i)	The Sellers shall procure that from the date of this Agreement until Completion the interests of the Group and the Group Companies are noted on any insurance policies maintained by or on behalf of the Sellers’ Group in relation to any Group Company and shall provide reasonable evidence thereof to the Purchaser within 10 Business Days of the date of this Agreement. ‘

(ii)	Other than as provided for in the Individual Hotel Management Agreements, the Purchaser agrees that, following Completion, the Sellers’ Group shall not be required to maintain any of the insurance policies maintained prior to Completion by or on behalf of the Sellers’ Group in relation to any Group Company. If any Seller decides to maintain any of such policies, the Purchaser shall not be entitled to benefit from such policies and the Purchaser will put in place such insurances as it shall require in relation thereto.
13.4.2	Cannes Beach Concession

The Sellers and the Purchaser shall co-operate in seeking, and shall use reasonable endeavours to obtain, approval from the Town of Cannes to the arrangements which are the subject of this Agreement pursuant to the Beach Concession Agreement, including the change in directors of SNC Carlton Inter-Continental Cannes. Should such approval fail to be obtained, such failure shall not entitle either party to postpone Completion.

13.4.3	IC Vienna Hotel

The Sellers agrees to procure that immediately prior to Completion BOEBV shall pay to the Republic of Austria the sum of €360,000 in accordance with Article III of the assignment agreement between BOEBV, the Principal Seller and the Republic of Austria dated 3 February 2006, in full and final satisfaction and discharge of BOEBV’s obligations under such Article and of all obligations to pay purchase price under and in accordance with such agreement.

13.4.4	Omega Litigation
(i)	Subject to the Principal Seller indemnifying the Purchaser (on behalf of itself and other members of the Purchaser’s Group) on demand against all Losses incurred from time to time by the Purchaser or any other member(s)

of the Purchaser’s Group that arise or result from or relate to the Omega Litigation, the Purchaser shall, or shall procure that the relevant member(s) of the Group shall, following Completion, continue the Omega Litigation for the benefit of and pursuant to the instructions of IHM and/or the Principal Seller. In particular, the Purchaser shall and shall procure that IHGG shall:
(a)	act pursuant to the instructions of IHM and/or the Principal Seller, including with regard to the appointment and dismissal of IHGG’s counsel for the Omega Litigation and the legal actions taken by such counsel, in each case, in connection with the Omega Litigation;

(b)	not admit, compromise, dispose of or settle the Omega Litigation without the prior written consent of the Principal Seller; and

(c)	to the extent practicable, assign all potential claims and receivables arising out or in connection with the Omega Litigation to the Principal Seller as trustee for and on behalf of IHM (net of any Losses and Tax). Clause 13.16 shall not apply to this Clause 13.4.4(i)(c).
(ii)	As a separate and independent obligation, and without prejudice to any other indemnity contained herein, the Principal Seller will indemnify the Purchaser (on behalf of itself and other members of the Purchaser’s Group) on demand against all Losses incurred from time to time by the Purchaser or any other member(s) of the Purchaser’s Group arising out of or in connection with any claim made by OMEGA Hotels GmbH (or any related party thereto) either by way of a counterclaim or under separate proceedings,

(iii)	To the extent that any claim under this Clause 13.4.4 is in respect of Taxation such claim shall to such extent be treated as a Tax Claim (as defined in the Tax Deed of Covenant) and shall be dealt with subject to and in accordance with the terms of the Tax Deed of Covenant.
13.4.5	IC Dublin Agreement
(i)	The Sellers shall use all reasonable endeavours to procure by Completion or, to the extent not done by Completion, shall as soon as reasonably practicable thereafter ensure, that the IC Dublin Agreement is novated from BOEBV to the Principal Seller.

(ii)	If the novation of the IC Dublin Agreement as contemplated by Clause 13.4.5(i) does not take place prior to Completion, then following Completion:
(a)	the Purchaser shall at the Principal Seller’s expense provide reasonable assistance to the Sellers in procuring such novation; and

(b)	the Sellers shall indemnify the Purchaser (for itself and on behalf of each Group Company) against all Losses incurred by the Purchaser and/or any of the Group Companies arising or resulting from (A) the IC Dublin Agreement and/or any non-compliance therewith (including any amount paid or payable by any Group Company pursuant to the IC Dublin Agreement) and/or (B) compliance with sub-clause (a) above.

(iii)	To the extent that any claim under Clause 13.4.5(ii)(b) is in respect of Taxation such claim shall to such extent be treated as a Tax Claim (as defined in the Tax Deed of Covenant) and shall be dealt with subject to and in accordance with the terms of the Tax Deed of Covenant.
13.4.6	Pre-Sale Reorganisation

Save as contemplated in Clauses 13.4.7 to 13.4.9, the Principal Seller shall procure that the Pre-Sale Reorganisation and all steps and matters contemplated thereby or related thereto are undertaken, implemented and completed prior to Completion in accordance with the terms of the Pre-Sale Reorganisation Documents.

13.4.7	Sienna Hotel
(i)	The Principal Seller shall use reasonable endeavours to procure by Completion or, to the extent not done by Completion, shall as soon as reasonably practicable thereafter ensure, that the rights and obligations under the Sienna Hotel PSPA are assigned from BOEBV to the Principal Seller.

(ii)	To the extent that the assignment of the Sienna Hotel PSPA referred to in Clause 13.4.7(i) does not take place prior to Completion:
(a)	the Purchaser shall at the Principal Seller’s expense provide reasonable assistance to the Sellers in procuring such assignment; and

(b)	pending such assignment, the Sellers shall indemnify the Purchaser against any Losses incurred by the Purchaser’s Group that arise or result from any liability of any Group Company pursuant to such agreement.
(iii)	To the extent that any claim under Clause 13.4.7(ii)(b) is In respect of Taxation such claim shall to such extent be treated as a Tax Claim (as defined In the Tax Deed of Covenant) and shall be dealt with subject to and in accordance with the terms of the Tax Deed of Covenant,
13.4.8	Athenaeum
(i)	The Sellers shall use reasonable endeavours to procure by Completion or, to the extent not done by Completion, shall as soon as reasonably practicable thereafter ensure, that the Athenaeum Agreement is novated from BOEBV to the Principal Seller.

(ii)	To the extent that the novation as contemplated by Clause 13.4.8(i) does not take place prior to Completion:
(a)	the Purchaser shall provide reasonable assistance to the Sellers in procuring such novation; and

(b)	pending such novation, the Sellers shall indemnify the Purchaser against any Losses incurred by the Purchaser’s Group that arise or result from any liability of any Group Company pursuant to or in connection with the Athenaeum Agreement and/or Athenaeum.

(iii)	To the extent that any claim under Clause 13.4.8(ii)(b) is In respect of Taxation, such claim shall, to such extent, be treated as a Tax Claim (as defined in the Tax Deed of Covenant) and shall be dealt with subject to and in accordance with the terms of the Tax Deed of Covenant.
13.4.9	Almaty Technical Services Agreement
(i)	The Sellers shall use reasonable endeavours to procure by Completion or, to the extent not done by Completion shall as soon as reasonably practicable thereafter ensure, that the Almaty technical services agreement dated 13 June 2004 between IHGG and Mercury Invest LLC is assigned from IHGG to a member of the Sellers’ Group.

(ii)	If the novation of the Almaty technical services agreement as contemplated by Clause 13.4.9(i) does not take place prior to Completion, then following Completion:
(a)	the Purchaser shall at the Principal Seller’s expense provide reasonable assistance to the Seller’s expense in procuring such assignment; and

(b)	the Sellers shall lindemnify the Purchaser (for itself and on behalf of each Group Company) against all Losses incurred by the Purchaser and/or any Group Company arising or resulting from (A) the Almaty technical services agreement and/or any non-compliance therewith (including any amount paid or payable by any Group Company pursuant to the Almaty technical services agreement) and/or (B) compliance with sub-clause (a) above.
(iii)	To the extent that any claim under Clause 13.4.9(ii)(b) is in respect of Taxation such claim shall to such extent be treated as a Tax Claim (as defined in the Tax Deed of Covenant) and shall be dealt with subject to and in accordance with the terms of the Tax Deed of Covenant.
13.4.10	Minimum Net Assets

If at any time after Completion and before the fourteenth anniversary of Completion either:
(i)	the Principal Seller ceases, or is to cease, to be a member of the Sellers’ Group; or

(ii)	the net assets of the Principal Seller are less than €150,000,000, the Sellers shall promptly (a) notify the Purchaser in writing of such and (b) upon the written request (and at the sole discretion) of the Purchaser, ensure that all obligations and liabilities of the Principal Seller under this Agreement and/or the Tax Deed of Covenant are promptly novated to a continuing member of the Sellers’ Group with net assets, both as at such time and reasonably anticipated for the period of 6 months immediately thereafter, of not less than €150,000,000 (the “Substitute Principal Seller”), in which event, upon such novation, the Substitute Principal Seller shall assume and be subject to all obligations and liabilities of the Principal Seller under this Agreement and/or the Tax Deed of Covenant as if it were the Principal Seller, including (without limitation) the Principal Seller’s obligations and liabilities under this Clause 13.4.10. The Principal Seller or the Substitute

Principal Seller (as the case may be) shall from time to time furnish to the Purchaser on demand reasonable evidence of its net asset position.

13.4.11	IC Amstel Hotel Individual Hotel Management Agreement

The Principal Seller undertakes to procure that, prior to Completion:
(i)	a notarial deed, in the form attached as Annexure 4 to the Individual Hotel Management Agreement relating to the IC Amstel Hotel (the “IC Amstel HMA”), is entered into between IHG Management (Netherlands) B.V. and B.V. Amstel Hotel Maatschappij before a notary public in the Netherlands pursuant to which the qualitative obligation (kwalitatieve verplichtlng) to be granted to IHG Management (Netherlands) B.V. in accordance with the IC Amstel HMA will be registered with the relevant Land Registry in the Netherlands; and

(ii)	the original notarial deed is submitted to the relevant Land Registry in the Netherlands in order for such registration to occur.
13.4.12	IC Carlton Cannes Hotel Individual Hotel Management Agreement

The Principal Seller and the Purchaser agree to work together in good faith between the date of this Agreement and the Completion Date in order to finalise the terms of the Individual Hotel Management Agreement relating to the IC Carlton Cannes Hotel. The Principal Seller and the Purchaser acknowledge that there are no outstanding commercial issues as between themselves in respect of such Individual Hotel Management Agreement and that the only amendments which may need to be made are mechanical amendments which may be necessary to reflect and take account of the split of the ownership and operation of the IC Carlton Cannes Hotel as between Société des Hôtels Réunis SAS and SNC Carlton Inter-Continental Cannes.

13.4.13	IC Frankfurt Hotel Individual Hotel Management Agreement

The Principal Seller and the Purchaser agree to work together in good faith between the date of this Agreement and the Completion Date in order to finalise the terms of the Individual Hotel Management Agreement relating to the IC Frankfurt Hotel. The Principal Seller and the Purchaser acknowledge that there are no outstanding commercial issues as between themselves in respect of such Individual Hotel Management Agreement and that the only amendments which may need to be made are mechanical amendments which may be necessary to reflect and take account of:
(i)	the split of the ownership and operation of the IC Frankfurt Hotel as between FIH and IHB Germany; and

(ii)	the fact that FIH itself shall not be subject to any obligation under that Individual Hotel Management Agreement and that therefore the Purchaser and IHGG shall procure that FIH fulfils certain obligations (where required to give effect to the terms of that Individual Hotel Management Agreement).
13.4.14	IC Madrid Hotel Hotel Trade Mark Agreement

Between the date of this Agreement and Completion, the Principal Seller and the Purchaser shall negotiate and agree (both acting reasonably and in good faith) the amount of, and the payment periods (whether lump sum or instalment) in respect of, the royalty fee payable under the Hotel Trade Mark Agreement in respect of the IC Madrid Hotel, the agreement of such amount to be based on the parties’ reasonable assessment of the fair market value of such trade mark license, and shall procure that the agreement so reached is reflected in the final version of such Hotel Trade Mark Agreement to be executed and delivered at Completion in accordance with Schedule 5.

13.4.15	Change of Business Address

The Purchaser undertakes to notify the Commercial Register in Germany of the new business address of each of IHB Germany, FIH and IHGG within 10 Business Days of Completion.
13.5	Sellers’ Liability
13.5.1	The rights and obligations of each of the Sellers (other than the Principal Seller) under this Agreement shall only relate to the Assets which it is selling under this Agreement.

13.5.2	Each Seller:
(i)	agrees that the Principal Seller shall receive or pay any sums receivable or payable by it under this Agreement and the Tax Deed of Covenant on behalf of each relevant Seller to the extent that such sum relates to the Shares being sold by any such Seller;

(ii)	irrevocably directs the Purchaser to pay any sums due and payable by the Purchaser to it under this Agreement and/or the Tax Deed of Covenant, to the Principal Seller; and

(iii)	agrees that payment by the Purchaser in accordance with the direction in Clause 13.5.2(ii) shall constitute a good and absolute discharge of the Purchaser’s obligation to pay any amount so paid to the Sellers under this Agreement and/or, as the case may be, the Tax Deed of Covenant.
13.5.3	The Principal Seller shall be jointly and severally liable with each other Seller for any breach of this Agreement by any other such Seller.

13.5.4	The Principal Seller and each of the other Sellers agrees that where any right is given to the Principal Seller under this Agreement, such right shall be exercisable exclusively by the Principal Seller and any such exercise shall be binding on each of the Sellers.

13.5.5	Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards any of the Sellers under such liability without in any way prejudicing or affecting its rights against any other or others of the Sellers under the same or a like liability whether joint and several or otherwise.

13.6	Whole Agreement
13.6.1	This Agreement contains the whole agreement between the Setters and the Purchaser relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Sellers and the Purchaser in relation to the matters dealt with in this Agreement.

13.6.2	The Purchaser acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it and (without prejudice to the generality of the foregoing) that neither the Sellers nor any other member of the Sellers’ Group makes any representation or warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or its representatives or advisers on or prior to the date of this Agreement (whether in presentations or otherwise) or in or pursuant to the Disclosure Letter.

13.6.3	So far as is permitted by law and except in the case of fraud, each of the Sellers and the Purchaser agrees and acknowledges that its only right and remedy in relation to any warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to. the exclusion of all other rights and remedies (including those in tort or arising under statute).

13.6.4	In Clauses 13.6.1 to 13.6.3, “this Agreement” includes the Disclosure Letter, the Confidentiality Agreement and all documents entered into pursuant to this Agreement.
13.7	Reasonableness
Each of the Sellers and the Purchaser confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 13.6 (Whole Agreement) and agrees that the provisions of this Agreement (including the Disclosure Letter, the Confidentiality Agreement and all documents entered into pursuant to this Agreement) are fair and reasonable.
13.8	Assignment
13.8.1	Except as otherwise expressly provided in this Agreement, neither the Sellers nor the Purchaser may without the prior written consent of the other, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

13.8.2	Except as otherwise expressly provided in this Agreement, the Sellers or trie Purchaser may, without the consent of the other, assign to a connected company the benefit (but not the burden) of the whole or any part of this Agreement provided that;
(i)	such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a connected company of the party concerned;

(ii)	the assignee shall not be entitled to receive under this Clause any greater amount than that to which the Purchaser or the Sellers, as appropriate would have been entitled;

(iii)	an additional payment will not be required to be made to the assignee as a result of such an assignment; and

(iv)	the other parties shall not incur any greater aggregate liability than if such assignment had not taken place.
For the purposes of this Clause 13,8,2, a “connected company” is a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company.
13.8.3	The Purchaser may charge and/or assign the benefit of this Agreement to any bank or financial institution or other person by way of security or otherwise for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Assets provided that the Sellers shall incur no greater liability than if any such charge or assignment had not taken place. Without limitation to the foregoing, any such bank, financial institution or person (or any administrative receiver appointed by any of the foregoing or any other person appointed to enforce any such security) may charge or assign such rights on, for the purpose of or in connection with, any enforcement of the security under such finance arrangements.

13.8.4	Notwithstanding Clause 13.8.1, the Sellers acknowledge that the Purchaser may provide back to back indemnities, warranties or undertakings in respect of the matters the subject matter of this Agreement and/or the Tax Deed of Covenant to subsequent purchaser(s) of all or any of the Shares, Group Companies and/or Hotels, provided that the Sellers shall not incur any greater liability as a result thereof than they would have incurred had such subsequent disposal(s) not taken place. The Sellers agree that in the event that the Purchaser brings a claim under this Agreement or the Tax Deed of Covenant in respect of any Losses suffered by such subsequent purchaser(s) in connection with such back to back warranties, indemnities or undertakings that they will not raise the argument that such Losses are too remote.
13.9	Third Party Rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.
13.10	Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Sellers and the Purchaser.
13.11	Time of the Essence
Time shall be of the essence of this Agreement both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Sellers and the Purchaser.

13.12	Method of Payment
13.12.1	Method
(i)	Wherever in this Agreement provision is made for a payment to be made or procured by the Principal Seller or any other member of the Sellers’ Group to the Purchaser or to a Group Company, the Principal Seller and any relevant Seller shall arrange that such payment shall be made by the Principal Seller for itself and on behalf of the relevant member of the Sellers’ Group to the Purchaser for itself and on behalf of the relevant Group Company.

(ii)	Wherever in this Agreement provision is made for a payment to be made or procured by the Purchaser or a Group Company to the Principal Seller or any other Seller or to a member of the Sellers’ Group, the Purchaser shall arrange that such payment shall be made by the Purchaser for itself and/or on behalf of the relevant Group Company to the Principal Seller for itself and on behalf of the relevant Seller or member of the Sellers’ Group.

(iii)	Any such payments shall be effected by crediting for same day value the account specified by the Principal Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

(iv)	Payment of a sum in accordance with this Clause shall be a good discharge to the payer (and those on whose behalf such payment is made) of its obligation to pay such sum and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.
13.12.2	Payments In respect of Indemnities

For the avoidance of doubt, in respect of any indemnity provided under this Agreement and/or the Tax Deed of Covenant, the provider of such Indemnity may, upon the request (and at the discretion) of the beneficiary of such indemnity, be obliged to satisfy and discharge its obligations and liabilities under such indemnity by satisfying and discharging the Losses the subject of the indemnity directly, rather than requiring such beneficiary to meet such Losses itself and then claim reimbursement in respect thereof under the indemnity.
13.13	Costs
13.13.1	Save as provided otherwise herein, the Sellers shall bear all costs incurred by them in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Assets.

13.13.2	Save as provided otherwise herein, the Purchaser shall bear all costs Incurred by it in connection with the preparation, negotiation and entry Into of this Agreement and the purchase of the Assets.

13.14	Stamp Duty, Fees and Taxes
The Purchaser shall bear the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement and shall procure the payment thereof within applicable time limits. The Purchaser shall be responsible for arranging the payment of all such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Purchaser shall indemnify the Sellers (for themselves and as trustee for the other members of the Sellers’ Group) against any Losses suffered by the Sellers or any member of the Sellers’ Group as a result of the Purchaser failing to comply with its obligations under this Clause 13.14.
13.15	Interest
Save as expressly provided herein, if the Sellers or the Purchaser defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from (and including) the date when such payment is due until (but excluding) the date of actual payment (after as well as before judgment) at a rate per annum of EONIA plus 2 per cent (calculated on the basis of the rate published on the date such payment was due {or if not published on such date, the next date on which it is published)). Such interest shall accrue from day to day.
13.16	Grossing-up of Indemnity Payments, VAT
13.16.1	All payments made under this Agreement pursuant to an indemnity, warranty, compensation or reimbursement provision shall be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by law.

13.16.2	If the deduction or withholding required by law is made from a payment (other than a payment of or in respect of interest) described in Clause 13.16.1 then the sum due from any party to this Agreement, as applicable, shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment), the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made.

13.16.3	Where any payment is made under this Agreement pursuant to an indemnity, warranty, compensation or reimbursement provision and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Purchaser for the Shares) the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation.

13.16.4	Where any sum constituting an indemnity, warranty, compensation or reimbursement to any party to this Agreement (the “Party”) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all

Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

13.16.5	Where under the terms of this Agreement one party is liable to indemnify, compensate or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that other party using all reasonable endeavours to recover such amount of VAT and (to the extent that it has been indemnified in respect of such amount of VAT) paying to indemnifying party the amount of VAT recovered.

13.16.6	If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due upon receipt of a valid VAT invoice.

13.16.7	For the purposes of this Clause 13.16, references to “the recipient” in Clauses 13.16.2 and 13.16.3, “the Party” in Clause 13.16.4 and “another party” or “the other party” in Clause 13.16.5 shall include the relevant Seller or Sellers where a payment is being made to the Principal Seller on behalf of any such Seller or Sellers.
13.17	Notices
13.17.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)	in writing; and

(ii)	delivered by hand, fax, pre-paid first class post or courier.
13.17.2	A Notice to any Seller shall be sent to the following address, or such other person or address as InterContinental Hotels Group PLC or the Principal Seller on behalf of the Sellers may notify to the Purchaser from time to time:
BHR Holdings BV
Strawinskylaan 3105
7th Floor
1077 ZX Amsterdam
The Netherlands

Fax: +31 20661 6039
with a copy to:
Intercontinental Hotels Group PLC

67 Alma Road, Windsor, Berkshire, SL4 3HD

Fax: 08701 971 463

Attention: SVP Legal and General Counsel
13.17.3	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Principal Seller from time to time:

Morgan Stanley Services (UK) Limited
Law Division
LN-CS/05
25 Cabot Square
Canary Wharf
London E14 4QA
Attention: The Company Secretary (Reference: Project Danube)
with a copy to:
MSREF VI Danube B.V.
Registration Number: 34251220
Registered Office: Kabelweg 37, 1014 BA, Amsterdam, The Netherlands
Attention: SVP Legal and General Counsel
13.17.4	A Notice shall be effective upon receipt and shall be deemed to have been received;
(i)	60 hours after posting, if delivered by pre-paid first class post;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at the time of transmission in legible form, if delivered by fax.
13.18	Invalidity
13.18.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

13.18.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 13.18.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 13.18.1, not be affected.
13.19	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Sellers and the Purchaser may enter into this Agreement by signing any such counterpart.
13.20	No Waiver

The failure to exercise or delay in exercising a right or remedy in connection with this Agreement does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy in connection with this Agreement will prevent further exercise of such right or remedy or the exercise of another right or remedy.

13.21	No Expiry

Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.
13.22	Sellers’ Representative

The Sellers hereby appoint the Principal Sellers as their representative who may (for and on behalf of the Sellers), make and authorise the making of any request, election, notification, proposal, act or consent expressed to be made on behalf of the Sellers to the Purchaser under or pursuant to this Agreement and/or any of the other Transaction Documents. The Purchaser shall be entitled at its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, acts, consents and notices, including requests, elections or proposals, made by the Principal Seller. Service of any notice or other communication on the Principal Seller shall be deemed to constitute valid service thereof on all the Sellers.
13.23	Governing Law and Submission to Jurisdiction
13.23.1	This Agreement shall be governed by and construed in accordance with English law.

13.23.2	Each of the Sellers and the Purchaser irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the Sellers and the Purchaser irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.
13.24	Appointment of Process Agent
13.24.1	The Sellers hereby irrevocably appoints InterContinental Hotels Group PLC of 67 Alma Road, Windsor, Berkshire, SL4 3HD as their agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Sellers.

13.24.2	The Sellers agree to inform the Purchaser in writing of any change of address of such process agent within 28 days of such change.

13.24.3	If such process agent ceases to be able to act as such or to have an address in England, the Sellers irrevocably agree to appoint a new process agent in England acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

13.24.4	The Purchaser hereby irrevocably appoints Morgan Stanley Services (UK) Limited of 25 Cabot Square, Canary Wharf, London E14 4QA as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

13.24.5	The Purchaser agrees to inform the Principal Seller in writing of any change of address of such process agent within 28 days of such change.

13.24.6	If such process agent ceases to be able to act as such or to have an address in England, the Purchaser irrevocably agrees to appoint a new process agent in England acceptable to the Principal Seller and to deliver to the Principal Seller within 14 days a copy of a written acceptance of appointment by the process agent.

13.24.7	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.
13.25	Tax Deed of Covenant

For the purposes of Clauses 13.9 (unless expressly provided for in the Tax Deed of Covenant), 13.5, 13.7, 13.8, 13.11, 13.12, 13.13, 13.16, 13.17, 13.19, 13.20, 13.21, 13.22, 13.24 and, for the avoidance of doubt, 13.6, “Agreement” shall include the Tax Deed of Covenant.

In witness whereof this Agreement has been duly executed.
SIGNED by /s/ F.H. Wittebol
on behalf of BHR Holdings BV:
SIGNED by /s/ Marten Foxon AS ATTORNEY FOR
AND on behalf of Société Nouvelle du Grand Hotel SA:
SIGNED by /s/ Marten Foxon AS ATTORNEY FOR
AND on behalf of Société Des Hotels InterContinental France
SNC:
SIGNED by /s/ Marten Foxon AS ATTORNEY FOR
AND on behalf of Inter-Continental Hotels Corp.:

SIGNED by /s/Jan-Dries Mulder
on behalf of MSREF VI Danube BV:

Schedule 1
(Clause 2.1)
Details of Shares to be sold

(3)
Consideration
(Initial Share
Consideration (“ISC”)
plus Estimated Net
(1)		(2)	Current Assets (“ENCA”))
Name of Seller		Number of Shares/Name of Company	€
1	BHR Holdings B.V. whose	728 shares of €100 each in the capital of	336,745,000 (ISC)
	registered office is at	BHR Overseas (Europe) B.V.	plus
	Strawinskylaan 3105, 7th Floor,		(11,833,000) (ENCA)
1077 ZX Amsterdam, The
Netherlands
		1 share at €1,000 in the capital of	15,000 (ISC)
Intercontinental Hotel-
Betriebsgesellschaft mbH (Austria)

2	Société Nouvelle du Grand	114,475 shares of €50 each in the capital	151,807,000 (ISC)
	Hotel SA whose registered office is	of Société Des Hôtels Réunls SAS	plus (4,399,000) (ENCA)
at 5 place de I’Opéra, 75009 Paris

		2 shares of €16 each in the capital of SNC	3,000 (ISC)
Carlton Inter-Continental Cannes

3	Societe Des Hotels
	InterContinental France SNC	33,757 shares of €100 each in the capital	50,700,000 (ISC)
	whose registered office is at 5 place	of B.V. Amstel Hotel Maatschappij	plus (855,000) (ENCA)
de I’Opéra, 75009 Paris
		498 shares of €2 each in the capital of SCH Résidence (France) SNC	100,000 (ISC)
plus
(22,000) (ENCA)

4	Inter-Continental Hotels Corp., a	4,320 shares of HUF 10,000, each in the	340,000 (ISC)
	Delaware Corporation whose	capital of Inter-Continental Budapest
	principal place of business is at	Szálloda Zártkörüen Müködö
	Three Ravinia Drive, Atlanta, GA	Részvénytársaság “átalakulás alatt”.
Upon registration of the conversion of
Inter-Continental Budapest Szálloda
Zártkörüen Müködö Részvénytársaság
“átalakulás alatt” into a limited liability
company (korlátolt felelösségü társaság),
the 4,320 shares of HUF 10,000 shall be
converted into one quota of HUF
43,200,000

Schedule 2
The Companies and the Subsidiaries

1	Particulars of the Companies

	Name of Company:	BHR Overseas (Europe) B.V.

	Registered number:	33214174

	Registered office:	Strawinskylaan 3105 — 7,1077ZX Amsterdam

	Date and place of incorporation:	8 December 1988, Amsterdam

	Issued share capital:	€81,900

	Authorised share capital:	€91,000

	Registered shareholders and shares held:	BHR Holdings B.V. — 728 shares 91 shares held in treasury (expected to be cancelled on the date of this Agreement)

	Directors:	Paul Michael Storm,

Jörg Hubert Schmittem

Frederik Hendrik Wittebol

Equity Trust Co. NV

Andrew John Patrick Mary Gill

	Secretary:	N/A

	Accounting reference date:	31 December

	Auditors:	Ernst and Young

	Name of Company:	Société Des Hôtels Réunis SAS

	Registered number:	572 141 182 RCS PARIS

	Registered office:	5 place de I’Opera, 75009 Paris

	Date and place of incorporation:	09/09/1957 Paris

	Issued share capital:	€5,723,750

	Authorised share capital:	Not applicable under French Law

	Registered shareholders and shares held:	Societe Nouvelle du Grand Hotel SA, represented by Didier Boidin -114,475 shares

	Chairman:	Societe Nouvelle du Grand Hotel SA- represented by Didier Boidin

	Directors:	M. Oliver Resta

M. Francois Chopinet

	Secretary:	N/A

	Name of Company:	Société Des Hôtels Réunis SAS

	Accounting reference date:	30 September

	Auditors:	Ernst and Young Audit SA (344 366 315 RCS Paris), 4 R Auber 75009 Paris

	Name of Company:	B.V. Amstel Hotel Maatschappij

	Registered number:	33002644

	Registered office:	Professor Tulpplein 1,1018GX Amsterdam

	Date of incorporation:	14 June 1900, Amsterdam

	Issued share capital:	€3,375,700

	Authorised share capital:	€9,983,200

	Registered shareholders and shares held:	Societe Des Hotels InterContinental France SNC — 33,757 shares

	Directors:	Hendrick Jan Bosch

Paul Didier Jacques Thomas Marie Bergé

	Secretary:	N/A

	Accounting reference date:	31 December

	Auditors:	Ernst and Young

2	Particulars of the Subsidiaries

	Name of Subsidiary:	Hotelera el Carmen, S.A.

	Registration number:	Companies Registry of Madrid: Volume 1509, Page 123, Sheet M-27922

	Registered office:	Paseo de la Castellana 49, 28046 Madrid, Spain

	Tax identification number:	A28041036

	Date of incorporation:	21 December 1946

	Issued share capital:	EUR 4,652,328.24

	Authorised share capital:	EUR 4,652,328.24

	Shareholders and shares held:	BHR Overseas (Europe) B.V. -1,545,169 bearer
shares

Other — 455 bearer shares

	Directors:	Mr Xavier Baudin Francois

Mr Alfonso Jordán Garcia

Mr Mariano Bautista Sagües

Name of Subsidiary:	Hotelera el Carmen, S.A.

Secretary:	Mr Mariano Bautista Sagües

Accounting reference date:	31 December

Auditors:	Ernst and Young

Name of Subsidiary:	Intercontinental Hotel-Betriebsgesellschaft
m.b.H.

Court of registration:	Commercial Court Vienna

Registration number:	FN 68339 z

Date of establishment:	12 August 1969

Date of incorporation:	28 August 1969

Share capital:	€7,121,937.75

Shareholders and shares held:	BHR Overseas (Europe) B.V. — EUR
7,120,937.75
BHR Holdings B.V, — EUR 1,000

Managing Directors:	Rolf Andre Hübner

Patrick Simon McKenna

Accounting reference date:	31 December

Auditors:	Ernst and Young Wirtschaftsprüfungsgesellschaft
mbH

Name of Subsidiary:	Inter-Continental Budapest Szálloda
Zártkörüen Müködö Részvénytársaság
“átalakulás alatt”

Registration number:	Cg. 01-10-042995

Registered office:	1052 Budapest, Apàczai Cs.J.u.12-14

Date of incorporation:	19 March 1996

Issued share capital:	HUF 4,320,000,000

Authorised share capital:	HUF 4,320,000,000

Shareholders and shares held:	BHR Overseas (Europe) B.V. — 427,680 shares
each with a nominal value of HUF 10,000.
Upon registration of the conversion of Inter-
Continental Budapest Szálloda Zártkörüen
Müködö Részvénytársaság “átalakulás alatt”
into a limited liability company (korlátolt
felelösségü társaság), the 427,680 shares of
HUF 10,000 shall be converted into one quota
of HUF 4,276,800,000.

Inter-Continental Hotels Corp. — 4,320 shares
each with a nominal value of HUF 10,000.
Upon registration of the conversion of Inter-
Continental Budapest Szálloda Zártkörüen
Müködö Részvénytársaság “átalakulás alatt”
into a limited liability company (korlátolt
felelösségü társaság), the 4,320 shares of HUF
10,000 shall be converted into one quota of
HUF 43,200,000.

Directors:	Mr Robert Kalman Kennedy

Mr Michael Koth

Mr Rolf André Hübner

Accounting reference date:	31 December

Auditors:	Ernst and Young Könyvvizsgáló Kortátolt Felelösségü Társaság HU 1132 Budapest, Vaci út 20.

Name of Subsidiary:	Inter-Continental Holding (Germany) GmbH

Court of registration:	Local court of Frankfurt am Main

Registration number:	HRB 34282

Date of establishment:	25 October 1991

Name of Subsidiary:	Inter-Continental Holding (Germany) GmbH

Date of incorporation:	25 October 1991

Share capital:	DEM 1,000,000

Shareholders and shares held:	BHR Overseas (Europe) B.V. - one share DEM
1,000,000

Managing Directors:	Arnd Stahl

Willy Weiland

Wolfgang Gattringer

Accounting reference date:	31 December

Auditors:	N/A

Name of Subsidiary:	Frankfurt Intercontinental Hotels GmbH

Court of registration:	Local court of Frankfurt am Main

Registration number:	HRB 10279

Date of establishment:	9 December 1960

Date of incorporation:	9 December 1960

Share capital:	EUR 2,556,500

Shareholders and shares held:	Inter-Continental Holding (Germany) GmbH -
one share EUR 2,300,820

SC Hotels UK Pensions S.à.r.l. — one share
EUR 204,550 and one share EUR 51,130

Managing Directors:	Arnd Stahl

Willy Weiland

Wolfgang Gattringer

Accounting reference date:	31 December

Auditors:	Ernst and Young

Name of Subsidiary:	Intercontinental Hotels Betriebsgesellschaft
mbH

Court of registration:	Local court of Frankfurt am Main

Registration number:	HRB 11262

Date of establishment:	19 December 1961

Date of incorporation:	19 December 1961

Share capital:	DEM 15,166,600

Shareholders and shares held:	Intercontinental Holding (Germany) GmbH -
one share DEM 15,166,600

Name of Subsidiary:	Intercontinental Hotels Betriebsgesellschaft
mbH

Managing Directors:	Arnd Stahl

Willy Weiland

Wolfgang Gattringer

Accounting reference date:	31 December

Auditors:	Ernst & Young

Name of Subsidiary:	Delaville S.r.l.

Registration number:	03863541003

Registered office:	Roma, Via Sistina 67/69

Date of incorporation:	23 April 1990

Issued share capital:	€129,000.00

Authorised share capital:	N/A

Shareholders and shares held:	BHR Overseas (Europe) B.V. — sole
shareholder

Directors:	Luigi De Rosa

Didier Jean Boidin

Antonio Cacioppo

Secretary:	N/A

Accounting reference date:	31 December

Auditors:	Paolo Castelli

Paolo Omodeo Salè

William Paul Barsanti

Luciano Pagliarini

Alfredo Martini

Name of Subsidiary:	SNC Carlton Inter-Continental Cannes

Registration number:	332 759 877 RCS CANNES

Registered office:	58 La Croisette 06400, CANNES

Date of incorporation:	05/06/1985

Authorised share capital:	€8,000

Shareholders and shares held:	Société Des Hôtels Réunis SAS — 498 shares

Societe Nouvelle du Grand Hotel SA — 2 shares

Name of Subsidiary:	SNC Carlton Inter-Continental Cannes

Directors:	M. DidierBoidin

M. Olivier Resta

M. Francois Chopinet

Secretary:	N/A

Accounting reference date:	30 September

Auditors:	Ernst and Young Audit SA (344 366 315 RCS Paris), 4 R Auber 75009 Paris

Name of Subsidiary:	SCH Résidence (France) SNC

Registration number:	439 321 191 RCS PARIS

Registered office:	5 place de I’Opera 75009, Paris

Date of incorporation:	25/09/2001

Issued share capital:	€1,000

Authorised share capital:	Not applicable under French law

Shareholders and shares held:	Société Des Hôtels Réunis SAS — 2 shares

Societe Des Hotels InterContinental France SNC - 498 shares

Directors:	M. Didier Boidin

Secretary:	N/A

Accounting reference date:	30 September

Auditors:	N/A

Schedule 3
The Properties
(Clause 1.1)

(1) Hotel Name	(2) Address and land references	(3) Tenure	(4) Freehold Owner	(5) Lessee	(6) Expiry of the term of the lease
		Freehold/		(if applicable)	(if applicable)
Leasehold

Austria

1. IC Vienna	Johannesgasse 28,1030 Vienna, Austria, cadastral no EZ 4001, land register 01006 LandstraBe, District Court, Inner City Vienna, surface 5679 sqm	F	Intercontinental Hotel- Betriebsgesellschaft m.b.H

France

2. IC Carlton Cannes	- 58, boulevard de la Croisette, 06400 Cannes, France, land register Section BX no. 34 and 203, 204,206 and 207 (resulting from a division of the plot formerly registered Section BX no. 35), surface area of 8,774 sqm (Hotel)

- 16B rue Pasteur — 06400 Cannes, France, land register Section BX no. 195 (resulting from a merger of plots formerly registered Section BX no. 140 and 142), 116 single and double parking spaces and a garage space for two coaches on the first underground floor (Car Park)

		F (Hotel, Car Park and Ancillary Building) and L (Beach) concession	- SAS Société des Hotels Réunis (Hotel, Car Park and Ancillary Building) - Town of Cannes (Beach)	SNC Carlton Inter-Continental Cannes (Beach)	31 December 2017 (Beach)
- 7, rue Gérard Monod- 06400 Cannes, France, land register Section BV no. 27 (Ancillary Building) - 58, boulevard de la Croisette — 06400 Cannes, France, land register Section C no.

(1) Hotel Name	(2) Address and land references	(3) Tenure	(4) Freehold Owner	(5) Lessee	(6) Expiry of the term of the lease
		Freehold/		(if applicable)	(if applicable)
Leasehold

12, surface 2,218 sqm (Beach)

Germany

3. IC Frankfurt	Wilhelm-Leuschner-Str. 43,60329 Frankfurt, Germany, land register of Frankfurt Bezirk 9 (Local Court of Frankfurt am Main) folio 748,
- lot 83, plots 1/3 (Untermainkai 54) and 1/6 (Gutleutstr. 49 and Wilhelm-Leuschner-Str. 32-34)

- lot 82, plots 14/2 (Untermainkai 54) and 15/8 (Gutleutstr. 49 and Wilhelm-Leuschner-Str. 32-34)

	total surface 19,983 sqm	F (FIH) and L (IHB)	Frankfurt Intercontinental Hotels GesellschaftmbH (FIH)	Intercontinental Hotels Betriebsgesellschaft mbH (IHB)	31 December 2007 (IHB)

Hungary

4. IC Budapest	1052 Budapest, Apáczai Csere János u. 12-14, Hungary, topographical lot No 24494, Budapest, surface 4,404 sqm	F	Inter-Continental Budapest Szálloda Zártkörüen Müködö Részvénytársaság “átalakulás alatt”

Italy

5. IC de la Ville - Rome	Via Sistina 69/75, Rome, Italy, land register Rome, folio 471, cadastral parcel 75 sub 501, surface 14,335 sqm	L	Reale Immobili SpA	Delaville SpA	31 December 2013

Netherlands

6. IC Amstel-	Professor Tulpplein 1, Amsterdam,	F	BV Amstel Hotel

(1) Hotel Name	(2) Address and land references	(3) Tenure	(4) Freehold Owner	(5) Lessee	(6) Expiry of the term of the lease
		Freehold/		(if applicable)	(if applicable)
Leasehold

Amsterdam	Netherlands, land register Amsterdam, section 00, no 4015, surface 33 ares and 82 centiares		Maatschappij

Spain

7. lC Madrid	Castellana 49, Madrid, Spain, land register Madrid 6 (registered plot No 3,465 bis, page 138, volume 421, book 301), cadastral reference number 1565903VK4716F0001LK, built surface 3,695.96 sqm	F	Hotelera El Carmen SA

Schedule 4
Documents in the Agreed Terms
(Clause 1.1)
ECS Agreements
ECS and Holidex Access and Systems Agreement Termination Agreements
Holidex Access and Systems Agreements
Hotel Agreement Deeds of Termination
Hotel Trade Mark Agreements
IC Frankfurt Subsidiary HMA
Local Transfer Documents
Non-Disturbance Agreements
Pre-Sale Reorganisation Paper
Pro forma Individual Hotel Management Agreements
Purchasing Agreements
Service Agreement Termination Agreements
Side Letters
Tax Deed of Covenant
Written resignations of the officers of Group Companies

Schedule 5
Completion Obligations
(Clause 6.2)
1	General Obligations

1.1	Sellers’ Obligations

On Completion, the Sellers shall deliver or make available to the Purchaser the following:
1.1.1	evidence that each of the Sellers is authorised to execute this Agreement and the other Transaction Documents to which they are a party;

1.1.2	the Tax Deed of Covenant duly executed by the Sellers;

1.1.3	the Individual Hotel Management Agreements duly executed and delivered by the members of the Sellers’ Group and the Group Companies which are parties thereto in respect of each Hotel;

1.1.4	the IC Frankfurt Subsidiary HMA duly executed and delivered by IHM and the relevant Group Companies which are parties thereto;

1.1.5	the Holidex Access and Systems Agreements duly executed and delivered by Six Continents Hotels, Inc. and the Group Companies which are parties thereto in respect of each Hotel;

1.1.6	the ECS Agreements duly executed and delivered by Six Continents Hotels, Inc. and the Group Companies which are parties thereto in respect of each Hotel;

1.1.7	the Purchasing Agreements duly executed and delivered by Six Continents Limited and the Group Companies which are parties thereto in respect of each Hotel;

1.1.8	in respect of the IC Madrid Hotel, the sale and purchase public deed granted by Mr Eliseo Diaz Moreno (as vendor) and Hotelera del Carmen, S.A. (as purchaser) on 28 November 1946 before the Notary Public Mr Rafael Núñez Lagos under number 1,531 of his official records, which shall be made available at the relevant Property;

1.1.9	in respect of all Properties, the Letting Documents, which shall be made available at the relevant Property;

1.1.10	the Service Agreement Termination Agreements duly executed and delivered by Six Continents Limited and the Group Companies which are parties thereto in respect of each Hotel;

1.1.11	the ECS and Holidex Access and Systems Agreement Termination Agreements duly executed and delivered by Six Continents Hotels, Inc. and the Group Companies which are parties thereto in respect of each Hotel;

1.1.12	the Hotel Agreement Deeds of Termination duly executed and delivered by the members of the Sellers’ Group and the Group Companies which are parties thereto in respect of each Hotel;

1.1.13	the Non-Disturbance Agreements duly executed and delivered by the members of the Sellers’ Group and the Group Companies which are parties thereto in respect of each Hotel;

1.1.14	the Side Letters duly executed and delivered by the members of the Sellers’ Group and the Group Companies which are parties thereto; and

1.1.15	the Hotel Trade Mark Agreements duly executed and delivered by the relevant member(s) of the Sellers’ Group and Group who are parties thereto.
1.2	The Purchaser’s Obligations

On Completion, the Purchaser shall deliver or make available to the Sellers:
1.2.1	evidence of the due fulfilment of the condition set out in Clause 4.1;

1.2.2	evidence that Purchaser is authorised to execute this Agreement and the other Transaction Documents to which the Purchaser is a party;

1.2.3	the Tax Deed of Covenant duly executed by the Purchaser;

1.2.4	the Individual Hotel Management Agreements duly executed and delivered by the Purchaser in respect of each Hotel;

1.2.5	the Non-Disturbance Agreements duly executed by Barclays Bank PLC and the Purchaser in respect of each Hotel; and

1.2.6	the Side Letters duly executed and delivered by the Purchaser.
2	Transfer of Shares

2.1	General Transfer Obligations

On Completion, the Sellers shall execute and/or deliver and/or make available such agreements, transfers, conveyances and other documents (subject to relevant local law and otherwise as may be agreed between the Sellers and the Purchaser) and share certificates as are required to implement the transfer of the Shares to the Purchaser (or its nominee(s)) as referred to in paragraph 2.2 below (“Local Transfer Documents”) and take such other steps as are required to transfer the Shares to the Purchaser or its nominee(s), in each case, with effect on Completion.

2.2	Specific Transfer Obligations

On Completion:
2.2.1	The Netherlands
(i)	The relevant Seller and the Purchaser or its nominee(s) shall enter into notarial deeds of transfer in the Agreed Terms pursuant to which the relevant Seller transfers the relevant Shares to the Purchaser or its nominee(s), the Purchaser or its nominee(s) accepts such Shares and the relevant Group Company acknowledges the transfer.

(ii)	The Purchaser will nominate the Dutch Notary who will legalise the signatures on the powers of attorney to be signed on behalf of the

Purchaser or its nominee(s) relating to the notarial deeds mentioned under paragraph 2.2.1 (i) above.
2.2.2	France
(i)	In relation to any Shares having the form of actions in Société des Hôtels Réunis SAS, the relevant Seller shall deliver to the Purchaser (i) a duly completed, executed and dated share transfer form (ordre de mouvements); (ii) the updated share transfer register (registre des mouvements de titres); and (iii) the shareholder accounts (comptes d’actionnaires) of Société des Hôtels Réunis SAS, showing that all of the relevant Shares are held by such Seller; (iv) the shareholders’ meetings minute book (registre des procès-verbaux des assemblées générales) of Société des Hôtels Réunis SAS; and (v) the minutes of the meeting of the shareholders at which it was resolved to approve the Share transfer referred to in this paragraph. The Purchaser or its nominee(s) and the relevant Seller shall also enter into a reiterative agreement (acfe réitératif) or sign a pre-printed form no. 2759 for registration tax purposes reflecting the sale of the Shares as contemplated in this paragraph.

(ii)	In relation to any Shares having the form of part sociales in either of SNC Carlton Inter-Continental Cannes and SCH Résidence (France) SNC, the relevant Seller and the Purchaser or its nominee(s) shall execute (or shall have executed, with effect on Completion), a French language share transfer agreement (acte de cession) in the Agreed Terms suitable for the purpose of tax registration and formalities; and the relevant Seller shall obtain unanimous approval from the shareholders of SNC Carlton Inter-Continental Cannes and SCH Résidence (France) SNC, respectively, of the Purchaser and/or its nominee(s) as the new shareholder and of the transfer of the relevant Shares to the Purchaser or its nominee(s); and the relevant Seller shall deliver the shareholders’ meetings minute book (registre des assemblées des associés) of SNC Carlton Inter-Continental Cannes and SCH Residence (France) SNC to the Purchaser.
2.2.3	Hungary
(i)	The Purchaser or its nominee(s) and the relevant Seller shall execute and deliver a quota sale and purchase agreement in the Agreed Terms in respect of the Share in IC Szálloda.

(ii)	The Purchaser of the Share shall deliver to IC Szálloda a notice in a form and with the content required by the relevant Hungarian corporate laws for the transfer of the Share, declaring the purchase of the Share and the undertaking to adhere to the constitutional documents of IC Szálloda.

(iii)	The Principal Seller shall procure that the Purchaser is registered into the members’ list of IC Szálloda.

(iv)	In case the registration of the conversion of Inter-Continental Budapest Szálloda Zártkörüen Müködö Részvénytársaság “átalakulás alatt” into a limited liability company (korlátolt felelösségu társaság) does not occur until after Completion, the Purchaser or its nominee(s) and the Principal Seller shall undertake such practical steps as may be reasonably required in order to transfer the relevant quota to the Purchaser (or its nominee(s)) either on Completion or, to the extent that such is not reasonably practicable, as soon as reasonably practicable thereafter.

For the avoidance of doubt, the quota sale and purchase agreement in the Agreed Terms shall be signed and delivered on Completion irrespective of whether the conversion has been registered in accordance with the relevant Hungarian corporate laws or not.
2.2.4	Austria

In relation to the transfer of Shares in Intercontinental Hotel-Betriebsgesellschaft m.b.H. the relevant Seller(s) shall:
(i)	obtain the consent of the shareholder meeting and the consent of BOEBV. pursuant to sec 5 of the articles of association of Intercontinental Hotel-Betriebsgesellschaft m.b.H. to such transfer;

(ii)	execute and deliver to the Purchaser a local transfer agreement in the form of a notarial deed in the Agreed Terms; and

(iii)	procure the registration of the new shareholders with the companies register in respect of such Shares.
3	Further Obligations in Addition to Transfer

3.1	General Obligations

The Sellers shall deliver or make available to the Purchaser the following:
3.1.1	the written resignations in the Agreed Terms (and legalised by a notary where required) of those directors, other board members or, as applicable, managing directors of each of the Group Companies notified in writing by the Purchaser to the Principal Seller within 30 days of the date of this Agreement (or in the case of Hotelera el Carmen SA within 10 Business Days of the date of this Agreement), such resignations to take effect on Completion;

3.1.2	if the Purchaser reasonably requires (and gives at least 5 Business Days’ notice to the Principal Seller prior to Completion), irrevocable powers of attorney or such other appropriate document (in such form and terms as the Purchaser may reasonably require) executed by each of the holders of the Shares in favour of the Purchaser or as it may direct to enable the Purchaser (pending registration of the relevant transfers) to exercise post Completion all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

3.1.3	written waivers or consents in relation to any pre-emption rights in respect of the Shares to enable the Purchaser or its nominees to be registered as holders of, and to become the beneficial holders of, the Shares;

3.1.4	any releases which the parties have obtained under Clause 13.2;

3.1.5	any novations and/or assignments which the parties have obtained under Clauses 13.4.5 and Clauses 13.4.7 to 13.4.9; and

3.1.6	in each case where the said information is not in the possession of the relevant Group Company, the corporate books and records, duly written up to (but not including) the Completion Date, including the shareholders’ register and share certificates in respect of the Subsidiaries, and all other books and records, all to the extent required to be kept by each Group Company under the law of its jurisdiction of incorporation.
3.2	Board Resolutions of the Group Companies

On Completion, the Sellers shall procure the passing of board resolutions of each Group Company (to the extent required by local laws) inter alia:
3.2.1	approving the share transfers referred to in paragraph 2 of this Schedule and the registration formalities as a result thereof subject only to their being duly stamped, to the extent required by law;

3.2.2	accepting the resignations referred to in paragraph 3.1.1 of this Schedule and appointing such persons (within the maximum number permitted by the relevant constitutive documents) as the Purchaser may nominate as directors and secretary;

3.2.3	changing its registered office in accordance with instructions given by the Purchaser; and

3.2.4	approving the relevant Individual Hotel Management Agreement, the relevant ECS Agreement, the relevant ECS and Holidex Access and Systems Termination Agreement, the relevant Holidex Access and Systems Agreement, the relevant Hotel Agreement Deed of Termination, the IC Frankfurt Subsidiary HMA and the relevant Purchasing Agreement, and shall hand to the Purchaser duly certificated copies of such resolutions.

3.3	Shareholders’ Resolutions of the Group Companies

On Completion, the Sellers shall procure the passing of shareholders’ resolutions of each Group Company inter alia:
3.3.1	France

In respect of SNC Carlton Inter-Continental Cannes, Société des Hôtels Réunis SAS and SCH Résidence (France) SNC:
(i)	appointing each of the persons nominated by the Purchaser as a gérant and/or président and/or manager of SNC Carlton Inter-Continental Cannes, Société des Hôtels Réunis SAS and SCH Résidence (France) SNC, respectively, such appointment to take effect as of Completion;

(ii)	accepting the resignations referred to in paragraph 3.1.1 of this Schedule, such resignations to take effect as of Completion; and

(iii)	changing its registered office in accordance with instructions given by the Purchaser.

3.3.2	Austria

In respect of Intercontinental Hotel-Betriebsgesellschaft m.b.H.:
(i)	appointing each of the persons nominated by the Purchaser as a managing director of Intercontinental Hotel-Betriebsgesellschaft m.b.H., such appointment to take effect as of Completion;

(ii)	accepting the resignations referred to in paragraph 3.1.1 of this Schedule, such resignations to take effect as of Completion; and

(iii)	approving the Individual Hotel Management Agreement relating to the IC Vienna Hotel.
3.3.3	Italy

In respect of Delaville S.r.l., appointing each of the persons nominated by the Purchaser as a director and/or manager of Delaville S.r.l., such appointment to take effect as of Completion.

3.3.4	Germany
(i)	in respect of IHB Germany, approving the IC Frankfurt Subsidiary HMA;

(ii)	in respect of FIH, approving FIH as guarantor of the obligations of IHB Germany under the IC Frankfurt Subsidiary HMA; and

(iii)	in respect of IHB Germany, FIH and IHGG:
(a)	appointing each of the persons nominated by the Purchaser as a managing director of IHB Germany, FIH and IHGG, respectively, such appointment to take effect as of Completion; and

(b)	accepting the resignations referred to in paragraph 3.1.1 of this Schedule, such resignations to take effect as of Completion.
3.3.5	The Netherlands

In respect of BOEBV and B.V. Amstel Hotel Maatschappij:
(i)	appointing each of the persons nominated by the Purchaser as a managing director of BOEBV and B.V. Amstel Hotel Maatschappij, respectively, such appointment to take effect as of Completion;

(ii)	accepting the resignations of the current managing directors pursuant to paragraph 3.1.1 of this Schedule, such resignations to take effect as of Completion; and

(iii)	granting the managing directors resigning pursuant to paragraph 3.1.1 of this Schedule a discharge of liability for their duties as managing directors.
3.3.6	Spain

In respect of Hotelera el Carmen, S.A.:
(i)	appointing each of the persons nominated by the Purchaser as a director and/or managing director of Hotelera el Carmen, S.A., such appointment to take effect as of Completion; and

(ii)	accepting the resignations referred to in paragraph 3.1.1 of this Schedule, such resignations to take effect as of Completion.
3.3.7	Hungary

In respect of IC Szálloda:
(i)	waiving the statutory right of first refusal and the right of IC Szálloda to appoint a third party to exercise the statutory right of first refusal provided for IC Szálloda in respect of the Share to be sold to the Purchaser;

(ii)	appointing each of the persons nominated by the Purchaser as a managing director, member of the supervisory board and/or other individual registered into the Company register as a representative of IC Szálloda, such appointment to take effect as of Completion;

(iii)	accepting the resignations referred to in paragraph 3.1.1 of this Schedule, such resignations to take effect as of Completion; and

(iv)	ordering the change of registered seat of IC Szálloda as the Purchaser may direct.
3.4	Specific Obligations

On Completion:
3.4.1	IC Amstel Hotel

Except to the extent already done prior to Completion, the Principal Seller undertakes to procure that:
(i)	a notarial deed in the form attached as Annexure 6 to the IC Amstel HMA, is entered into between IHG Management (Netherlands) B.V. and B.V. Amstel Hotel Maatschappij before a notary public in the Netherlands pursuant to which the qualitative obligation (kwalitatieve verplichting) granted to IHG Management (Netherlands) B.V. in accordance with the IC Amstel HMA;

(ii)	the notarial deed is submitted to the relevant Land Registry in the Netherlands in order for such registration to occur; and

(iii)	the Principal Seller shall indemnify the Purchaser and/or B.V. Amstel Hotel Maatschappij (for themselves and as trustee for each member of the Group) for any costs which any of them may incur in respect of the establishment and registration of the abovementioned qualitative obligation after the Completion Date, to the extent these costs have not been reimbursed to B.V. Amstel Hotel Maatschappij by IHG Management (Netherlands) B.V.
3.4.2	IC Budapest Hotel
(i)	The Purchaser shall deliver to the Sellers:
(a)	an employment agreement, in the form attached as Annexure 5 to the IC Budapest HMA, entered into between the general manager of the IC Budapest Hotel and IC Szálloda for the purpose of enabling the general manager of the IC Budapest Hotel to exercise certain powers of IHG Szálloda Budapest Szolgáltató Kft. set out in the IC Budapest HMA relating to employees of IC Szálloda; and

(b)	two mandate agreements, in the forms attached as Annexure 6 to the IC Budapest HMA, entered into between IHG Szálloda Budapest Szolgáltató Kft. and IC Szálloda for the purpose of enabling:
(a)	IHG Szálloda Budapest Szolgáltató Kft. to act on behalf and in the name of IC Szálloda in commercial relations with third parties, commencing and progressing legal proceedings or making necessary governmental or other filings which may be customary or usual in the operation and management of the IC Budapest Hotel; and

(b)	such persons who may be designated by IHG Szálloda Budapest Szolgáltató Kft. in accordance with the IC Budapest HMA to make disposals from the bank account(s) of IC Szálloda and register such authorisation with the bank(s) keeping the bank account(s) of IC Szálloda.
3.4.3	IC Carlton Cannes Hotel

The Purchaser shall deliver to the Sellers a certified copy of a notarial deed in the form attached as Annexure 6 to the Individual Hotel Management Agreement relating to the IC Carlton Cannes Hotel (the “IC Carlton Cannes HMA”), entered into by Société des Hôtels Réunis SAS and HH France Holdings Sarl before a notary in France pursuant to which the right of first offer granted to HH France Holdings Sarl in accordance with the IC Carlton Cannes HMA will be registered with the relevant Land Registry in France (Conservation des Hypothèques), in order to inform third parties of the existence of the right of first offer, and the Purchaser shall, as soon as reasonably practicable after Completion, deliver to the Sellers evidence that the notarial deed has been submitted to the Conservation des Hypothèques in order for such registration to occur.

3.4.4	IC Frankfurt Hotel

The Purchaser shall deliver to the Sellers a deed granting FIH’s consent for entry in the land register of a personal restricted easement (Beschränkte Persönliche Dienstbarkeit) in favour of IHM, substantially in the form attached as Annexure 5 to the main Individual Hotel Management Agreement relating to the IC Frankfurt Hotel (the “IC Frankfurt Main HMA”), executed by FIH with its signature confirmed by a notary in Germany.

3.4.5	IC Madrid Hotel

The Principal Seller undertakes to procure that:
(i)	a notarial deed, in the form attached as Annexure 6 to the Individual Hotel Management Agreement relating to the IC Madrid Hotel (the “IC Madrid HMA”), is entered into between Lituma Servicios Empresariales, S.L. and Hotelera el Carmen, S.A. before a notary in Spain pursuant to which the right of first offer granted to Lituma Servicios Empresariales, S.L. in accordance with the IC Madrid HMA will be registered with the Land Registry in Spain by Lituma Servicios Empresariales, S.L.;

(ii)	the original notarial deed is submitted to the Land Registry in Spain in order for such registration to occur; and

(iii)	the price for the grant of the right of first offer of €15,000 (together with any applicable VAT) is paid by Lituma Servicios Empresariales, S.L. to Hotelera el Carmen, S.A.
3.4.6	IC Rome Hotel
(i)	The Purchaser shall deliver to the Sellers a secondment agreement, in the form attached as Annexure 6 to the IC Rome HMA, entered into between InterContinental Hotels Italia S.r.l and Delaville S.r.l. for the purpose of seconding the general manager of the IC Rome Hotel to Delaville S.r.l.

(ii)	The Sellers and the Purchaser shall procure the passing of a board resolution of the board of directors appointed in accordance with paragraph 3.3.3 of this Schedule 5 of Delaville S.r.l. (i) approving the Individual Hotel Management Agreement relating to the IC Rome Hotel; (ii) appointing the general manager of the IC Rome Hotel as the Direttore Generale of Delaville S.r.l.; and (iii) granting to a director the powers to execute a notarial power of attorney for the delegation of the necessary powers to the Direttore Generale as set out in the board resolutions attached as Annexure 5 to the IC Rome HMA.
3.4.7	IC Vienna Hotel

The Purchaser shall deliver to the Sellers a prokura agreement, in the form attached as Annexure 5 to the Individual Hotel Management Agreement relating to the IC Vienna Hotel (the “IC Vienna HMA”), entered into between the general manager of the IC Vienna Hotel, Intercontinental Hotel-Betriebsgesellschaft m.b.H. and IC Hotelbetriebsführungs GmbH for the purpose of enabling the general manager of the IC Vienna HMA to represent Intercontinental Hotel-Betriebsgesellschaft m.b.H. with single signing authority for the period during which he/she remains as general manager of the IC Vienna Hotel.

Schedule 6
Net Current Asset Statement
(Clause 8.1)
Part 1
Definitions
For the purposes of this Schedule 6:
“Accruals” means the monetary value of all goods and services, received by any Group Company before the Completion Date which have not been paid for by that Company as at 2400 hours (CET) at the end of the Completion Date including interest owed by the Group Companies in respect of any Actual Inter-Group Debt, any wages, salaries, severance or redundancy pay arising on terminations notified by the Group Companies prior to the Completion Date (including in relation to the potential redundancy referred to in paragraph 8.1.7 of the Specific Disclosure section of the Disclosure Letter), deductions from employees salaries on account of tax, VAT, accrued Tax (other than in respect of Corporate Income Tax) and property tax and employer’s and employees social security payment and pension contribution accruals for the calendar month in which the Completion Date falls, any amounts in respect of bonuses for 2005 and prior years and for the period up to Completion and accrued benefits under the Cannes Employee Profit Sharing Scheme as at 2400 hours (CET) at the end of the Completion Date, together with social security and any deductions on account of Tax in respect thereof in respect of Relevant Employees which will, in each case, be apportioned on a pro-rata time basis;
“Accrued Income” means the monetary value of all goods and services provided by any Group Company before the Completion Date for which revenue has not been received by that Company as at 2400 hours (CET) at the end of the Completion Date including interest due to the Group Companies in respect of the Actual Inter-Group Credit; “Appointment Notice” means a notice given by the Principal Seller or the Purchaser, as the case may be, to the other pursuant to paragraph 3.2 of Part 2 of this Schedule 6, requiring that the draft Net Current Asset Statement be referred to the Reporting Accountants;
“Carlton Merger Gains” means the taxable temporary differences (as defined in IAS 12) of Société des Hôtels Réunis SAS arising as a result of deferred recognition of gains arising on the merger on 14 August 1985 of SNBA into Société des Hôtels Réunis SAS;
“Cash” means the aggregate amount of cash at the Hotels and the balances in the Group Companies’ cash books;
“Corporate Income Tax” means: (i) liabilities for Taxation arising on income and profits generated during the current tax year up to the Completion Date; (ii) liabilities for Taxation arising on income and profits generated during prior tax years which have not been paid or discharged as at the Completion Date; and (iii) any liabilities of or any payments to be made by any Group Company (other than to another Group Company) under the TCA;
“Creditors” means all liabilities, borrowings and indebtedness of, or arising out of or attributable to the operations of, the Group Companies as at 2400 hours (CET) at the end of the Completion Date including, without limitation, creditors, overdrafts, monies held on account, bills of exchange, Tax (other than to the extent taken into account in Accruals), Accruals, Inter-Group Payables and Deferred Income but excluding, for the avoidance of doubt, Deferred Tax and any amounts included in Corporate Income Tax or any Actual Inter-Group Debt;

“Current Guest Accounts” means uninvoiced or invoiced but unpaid accounts of guests staying at any Property as at, and in respect of the period up to and including, Completion who are booked to remain at that Property after Completion and uninvoiced or invoiced but unpaid accounts of corporate clients in respect of guests who have stayed at any Property prior to Completion;
“Current Guest Deposits” means advance deposits and receipts of guests who will be staying at or using the services provided at any Property following the Completion Date and any sums credited to corporate client accounts in respect of guests who will be staying at or using the services provided at any Property following the Completion Date, in each case, to the extent such deposits, receipts and sums relate to the period following the Completion Date;
“Debtors” means all the book and other debts owed or owing to, including those arising out of or attributable to the operations of, any Group Company as at 2400 hours (CET) at the end of the Completion Date including Accrued Income, Employee Loans, Prepayments, Inter-Group Receivables and the right to receive payment for services rendered, but not invoiced, before Completion which shall include that portion of Current Guest Accounts relating to the period prior to Completion and further including the right of Hotelera el Carmen S.A. to receive payment of €15,000 on Completion in respect of the right of first offer granted by it to Lituma Servicios Empresariales, S.L. pursuant to the IC Madrid HMA, but, for the avoidance of doubt, not including Deferred Tax or any amount included in Actual Inter-Group Credit;
“Deferred Income” means all payments received and unpaid invoices issued by the Group Companies before the Completion Date to the extent that they relate to a service to be provided by that Company after the Completion Date including any Current Guest Deposits and Health Club Membership Fees;
“Deferred Tax” means the amount of any liabilities for income taxes payable in future periods in respect of taxable temporary differences together with the amount of any assets for income taxes recoverable in future periods in respect of deductible temporary differences, the carry forward of unused tax losses and the carry forward of unused tax credits as defined in IAS 12, or the equivalent amount of any liability or asset as calculated in accordance with the Applicable GAAP, together with Profit Repayable Loan Deductions;
“EBITDA” means earnings before interest, tax, depreciation and amortisation;
“Eligible Deferred Tax” means Deferred Tax (but only to the extent it arises when calculated in accordance with the provisions of paragraph 4.3 of Part 3 of this Schedule 6 and, subject thereto, IAS 12), other than Ineligible Deferred Tax Assets and Fixed Asset Deferred Tax;
“Eligible Deferred Tax Assets” means the aggregate of Eligible Deferred Tax attributable to deductible temporary differences, the carry forward of unused tax losses and the carry forward of unused tax credits which meet the recognition criteria in IAS 12, evaluated on the basis set out in the definition of “Eligible Deferred Tax”, and, for the avoidance of doubt, this definition shall exclude any Ineligible Deferred Tax Assets;
“Eligible Deferred Tax Liabilities” means Eligible Deferred Tax attributable to taxable temporary differences as defined in IAS 12;
“Employee Loans” means any loan made to an employee, consultant or officer of any Group Company or any other person who provides services to any Group Company by any Group Company, full details of which are contained in the Group Information Section of the Data Room;
“Fixed Asset Deferred Tax” means the amount of any Deferred Tax resulting from differences between the carrying values of fixed assets and their respective tax bases as defined in IAS 12, or the equivalent amount as calculated in accordance with the Applicable GAAP, including but not limited to differences arising due to revaluations and impairments recorded in the accounts which have not given rise to an equivalent tax effect and differences in the amount of depreciation deducted for accounting and tax purposes;
“French Pension Provision” means the amount of the provision in respect of pensions liabilities of Société des Hôtels Réunis SAS taken into account under “Creditors” in the Net Current Asset Statement and for which a Tax deduction is not available in respect of periods prior to Completion;
“Health Club Membership Fees” means all membership fees paid to the Group Companies by members of the health club located at any Property and run by any such Company to the extent such fees relate to the period of membership following the Completion Date;
“IAS 12” means International Accounting Standard 12 (Income Taxes);
“Ineligible Deferred Tax Assets” means any Deferred Tax attributable to deductible temporary differences as defined in IAS 12 in respect of the Italian tax losses of €2.6 million which expire at 31 December 2006, the German corporate income tax losses of €115.6 million, the German trade losses of €67.6 million and the Profit Repayable Loan Deductions;
“Inter-Group Debt Balance Balancing Item” means:
(i)	if the Actual Inter-Group Debt Balance is greater than or equal to the Completion Inter-Group Debt Balance, the amount of the difference (if any), which amount (if any) shall be treated as a liability in the Net Current Asset Statement; and

(ii)	if the Actual Inter-Group Debt Balance is less than the Completion Inter-Group Debt Balance, the amount of the difference, which amount shall be treated as an asset in the Net Current Asset Statement;
“Inter-Group Payables” means all amounts due as at 2400 hours (CET) at the end of the Completion Date from the Group Companies to the Sellers’ Group (excluding any amounts included in Actual Inter-Group Debt) comprising trading debts or liabilities owed by the Group Companies to a member of the Sellers’ Group as at 2400 hours (CET) at the end of the Completion Date;
“Inter-Group Receivables” means all amounts due as at 2400 hours (CET) at the end of the Completion Date from the Sellers’ Group to the Group Companies (excluding any amounts included in Actual Inter-Group Credit) comprising trading debts or liabilities owed by a member of the Sellers’ Group to the Group Companies as at 2400 hours (CET) at the end of the Completion Date, including payments due under the TCA to a Group Company (other than from another Group Company);
“Prepayments” means all payments made by the Group Companies before the Completion Date to the extent that such relate to a supply to any such Company of goods and/or services the benefit of which is to be received after the Completion Date;
“Profit Repayable Loan Deductions” means any future Tax deductions in respect of the Outstanding Principal Amount as at Completion under the Loan Agreement II — Division of Existing Loan (Novation) dated 31 December 2003 between Intercontinental (Holdings) Germany GmbH and BHR Overseas (Europe) BV;
“Purchaser’s Disagreement Notice” means a notice given by the Purchaser in accordance with Clause 13.17 and pursuant to paragraph 3.1 of Part 2 of this Schedule 6 stating that the draft Net Current Asset Statement does not comply with the provisions of this Schedule 6;

“Reporting Accountants” means PricewaterhouseCoopers LLC or, if that firm is unable, unwilling or inappropriate to act at that time in any matter referred to them under this Agreement, a firm of Chartered Accountants to be agreed by the Principal Seller and the Purchaser within five Business Days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;
“Sellers’ Disagreement Notice” means a notice given by the Principal Seller in accordance with Clause 13.17 and pursuant to paragraph 3.2 of Part 2 of this Schedule 6 stating its reasons for disagreement with the Purchaser’s Disagreement Notice; and
“Stock” means all items of a type which have prior to the date hereof been regarded as stock which are unused, owned beneficially by any Group Company and held at any Property at Completion.

Part 2
Determination and Confirmation of Net Current Assets
1	Submission of the Net Current Asset Statement

1.1	Net Current Asset Statement

The Principal Seller shall procure that, as soon as practicable following the Completion Date (and in any event on or before the day that is 90 days following the Completion Date), it prepares and delivers to the Purchaser the draft Net Current Asset Statement for each Group Company and, in aggregate, the Group, in each case, as at 2400 hours at the end of the Completion Date:
1.1.1	in accordance with the principles and methodology set out in Part 3 of this Schedule 6; and

1.1.2	in the format of the pro forma Net Current Asset Statement set out in Part 4 of this Schedule 6.
2	Access to Information

In order to allow the Principal Seller to prepare, and the Purchaser to review, the Net Current Asset Statement:

2.1	the Purchaser shall:
2.1.1	keep up-to-date and make available to the Principal Seller and its representatives its books and records relating to the Group Companies (with the right to take copies, at the Principal Seller’s expense) during normal office hours and co-operate with it with regard to the calculation and review of the draft Net Current Asset Statement;

2.1.2	insofar as it is reasonable to do so, make available the services of the employees of the relevant Group Companies to assist the Principal Seller and its representatives to undertake the matters contemplated by this paragraph 2; and

2.1.3	provide or ensure the provision of all other information within its ownership and control and assistance which may reasonably be requested by the Principal Seller; and
2.2	the Principal Seller shall procure that after the preparation of the draft Net Current Asset Statement, it shall give the Purchaser and its representatives access to the working papers and files (with the right to take copies at the Purchaser’s expense) and personnel which or who are relevant to the review of the draft Net Current Asset Statement by the Purchaser or its representatives subject to the Purchaser providing or procuring the provision of any hold harmless undertaking that the Principal Seller’s accountants may reasonably require.

3	Preparation, Agreement and/or Determination

3.1	Within 45 Business Days of receipt by the Purchaser of the draft Net Current Asset Statement, the Purchaser may serve a Purchaser’s Disagreement Notice and attach a schedule of those items in respect of which it disagrees with the draft Net Current Asset Statement together with reasons for the disagreement in reasonable detail. In the absence of such notice, the draft Net Current Asset Statement shall become the Net Current Asset Statement and shall (save in the case of fraud or manifest error) be final and binding on the parties for all purposes.

3.2	If the Purchaser gives a valid Purchaser’s Disagreement Notice, the Principal Seller may serve a Sellers’ Disagreement Notice stating its reasons for disagreement (in reasonable detail) with the Purchaser’s Disagreement Notice within 10 Business Days of receipt by the Principal Seller of the Purchaser’s Disagreement Notice. If the Principal Seller does not serve such a valid Sellers’ Disagreement Notice, the draft Net Current Asset Statement as amended to reflect the matters specified in the Purchaser’s Disagreement Notice shall be the Net Current Asset Statement and shall be final and binding on the parties for all purposes (save in the case of fraud or manifest error). Within a further 10 Business Days from the date of the Sellers’ Disagreement Notice (if any), the Principal Seller and the Purchaser shall attempt in good faith to reach agreement in respect of the Net Current Asset Statement and if they are unable to do so then either the Principal Seller or the Purchaser may, by notice to the other, give an Appointment Notice. The Purchaser shall procure that after the service of a Purchaser’s Disagreement Notice, it shall give the Principal Seller and its accountants access to the Purchaser’s accountants’ working papers and files (with the right to take copies at the Principal Seller’s expense) and personnel which or who are relevant to the review of the Purchaser’s Disagreement Notice by the Principal Seller or its accountants, subject to the Principal Seller providing or procuring the provision of any hold harmless undertaking that the Purchaser’s accountants may reasonably require.

3.3	Except to the extent that the parties agree otherwise, the Reporting Accountants shall determine their own procedure but:
3.3.1	apart from procedural matters and as otherwise set out in this Agreement shall determine only:
(i)	whether any of the disagreements and/or alterations to the draft Net Current Asset Statement or the Purchaser’s Disagreement Notice, put forward in the Purchaser’s Disagreement Notice or, as the case may be, Sellers’ Disagreement Notice are correct in whole or in part; and

(ii)	if so, what alterations should be made to the draft Net Current Asset Statement in order to correct the relevant inaccuracy in it;
3.3.2	shall apply the accounting policies, principles, practices, terms and conditions, methods and bases referred to in and in accordance with Part 3 of this Schedule 6;

3.3.3	shall make their determination pursuant to paragraph 3.3.1 above as soon as is reasonably practicable;

3.3.4	the procedure of the Reporting Accountants shall:
(i)	give the parties a reasonable opportunity to make written and oral representations to them;

(ii)	require that the parties supply each other with a copy of any written representations at the same time as they are made to the Reporting Accountants; and

(iii)	permit each party to be present while oral submissions are being made by any other party;
3.3.5	for the avoidance of doubt, the Reporting Accountants shall only address and resolve items raised in the Purchaser’s Disagreement Notice which are disputed in the Sellers’ Disagreement Notice and shall not otherwise be entitled to determine the scope of their own jurisdiction, save that the Reporting Accountants shall be entitled and required to determine any consequential matters and amendments arising out of their resolution of the differences between the parties, such as resultant tax amendments; and

3.3.6	there is no presumption that the treatment of any matter in dispute should or should not be changed from that in the draft Net Current Asset Statement and no objection should be made to any matter raised by the Purchaser’s Disagreement Notice on the grounds that the matter in respect of which such notice is raised is below any materiality level which might otherwise apply.
3.4	The determination of the Reporting Accountants pursuant to paragraph 3.3.1 shall: (i) be made in writing and sent to the parties at such time as they shall determine; and (ii) unless otherwise agreed by the parties, include reasons for each relevant determination.

3.5	The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the event of fraud or manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation their determination shall be deemed to be incorporated into the draft Net Current Asset Statement, which, as adjusted, shall then be final and binding on the Sellers and the Purchaser save as aforesaid.

3.6	The parties shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation: (i) the Purchaser shall keep up to date and, subject to reasonable notice, make available to the Principal Seller, the Principal Seller’s representatives and the Reporting Accountants its books and records relating to the relevant Group Companies during normal office hours and upon reasonable request during the period from the appointment of the Reporting Accountants down to the making of the relevant determination; and (ii) during such period the Principal Seller shall and shall procure that its representatives shall subject to the Purchaser providing or procuring the provision of any reasonable hold harmless undertaking that the Principal Seller’s accountants may reasonably require and subject to reasonable notice make available to the Purchaser, the Purchaser’s representatives and the Reporting Accountants the working papers and files relating to the preparation of the draft Net Current Asset Statement.

3.7	Subject to paragraph 3.9, nothing in this paragraph 3 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

3.8	A party shall not be entitled by reason of paragraphs 3.7 or 3.9 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

3.9	Each party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants to keep all information and documents provided to them pursuant to this paragraph 3 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Net Current Asset Statement, the proceedings of the Reporting Accountants or another matter arising out of this Schedule 6 or in defending any claim or argument or alleged claim or argument relating to this Schedule 6 or its subject matter.

3.10	The Purchaser, on the one hand, and the Sellers, on the other, shall be responsible for discharging the fees, costs and expenses of the Reporting Accountants 50:50, unless the Reporting Accountants determine otherwise based on the respective merits of the matters in dispute and the conduct of the parties in relation thereto.

Part 3
Accounting policies to be adopted in the Net Current Asset Statement
1	Preparation of Valuation

The Net Current Asset Statement and any element of it shall be prepared in accordance with the provisions of this paragraph and in the order of priority set out in this paragraph:

1.1	in accordance with the provisions of paragraphs 2 to 5 inclusive of this Part 3 of Schedule 6;

1.2	unless and to the extent inconsistent with or contradictory to paragraph 1.1, and insofar as it results in a treatment which complies with Applicable GAAP, on a basis consistent with the same accounting principles, policies, treatments and categorisations as were used in the preparation of the Audited Accounts and/or Unaudited Accounts, as the case may be, of the relevant Group Company, as there applied, including in relation to the exercise of accounting discretion and judgement; and

1.3	unless and to the extent inconsistent with or contradictory to paragraphs 1.1 and 1.2, in accordance with Applicable GAAP as at the Completion Date.

2	Specific Accounting Policies

2.1	No account shall be taken of events taking place or information becoming available after the date the Principal Seller delivers the draft Net Current Asset Statement to the Purchaser pursuant to paragraph 2.1 of Part 2 of this Schedule 6. Events taking place and information available before that date will only be reflected in the draft Net Current Asset Statement if they provide additional evidence of conditions existing at or events occurring on or prior to the Completion Date.

2.2	Save to the extent this Agreement expressly provides otherwise, the Net Current Asset Statement will exclude any effects of the change of control or ownership of the Group Companies contemplated by this Agreement and of the Completion mechanics and payments (other than payments due under the TCA as a result of the exit of any Group Company from the French tax consolidation). Where judgement is required in determining the value of assets and liabilities, the Net Current Asset Statement shall be prepared in such manner as reflects the normal practices adopted in the preparation of the Audited Accounts and/or Unaudited Accounts, as the case may be, save to the extent that such are inconsistent with or contradictory to Applicable GAAP in which event Applicable GAAP should be complied with.

2.3	The Net Current Asset Statement will be prepared on the basis of an aggregation of net current asset statements drawn up for each Group Company in each case as at 2400 hours (CET) at the end of the Completion Date.

2.4	The Net Current Asset Statement shall not take into account any amount in respect of any liability in respect of payments by Frankfurt IC Hotels GmbH of guaranteed dividends after Completion.

2.5	The Net Current Asset Statement shall not take into account any provision, liability, costs, charges, expenses, claims, demands, accrual or other amount in respect of any claim by

Aachener und Münchener Lebensversicherung AG against IHGG under the lease agreement dated 30 December 1993 between such parties.

2.6	The Net Current Asset Statement shall not take into account any assets or liabilities of any nature of Hofburg or Wiener since the Group only has a (direct or indirect, as the case may be) minority equity shareholding in such companies.

2.7	The values attributable to each element of the Net Current Assets Statement in respect of Frankfurt InterContinental Hotels GmbH shall be calculated as if the Sellers’ direct and indirect shareholding in such Company were 100% (and not 90%).

2.8	All assets included in the Net Current Asset Statement (other than those assets in respect of which specific accounting treatment(s) are otherwise set out in paragraphs 2 to 5 (inclusive) of this Part 3 of Schedule 6) shall be included at a value equal to the lower of cost to the relevant Group Company and fair market value. “Cost” shall exclude any non arm’s length profit or gains arising as a result of any non arm’s length transactions between any members of the Sellers’ Group and any of the Group Companies and/or between any of the Group Companies themselves.

3	Cash, Deferred Income and Prepayments

3.1	Doubtful debts

Doubtful debt provisions will be included applying consistent principles to those used in the Audited Accounts and/or Unaudited Accounts as applicable.

3.2	Deferred Income and Prepayments

Deferred Income and Prepayments will be apportioned on a time basis in relation to the period to which the Deferred Income or the Prepayment relates, as at 2400 hours CET at the end of the Completion Date.

3.3	Cash
3.3.1	Subject to paragraph 3.3.2 below, cash shall be determined by reference to the cash book balance used by the Group Companies as opposed to the Group Companies’ bank statement balance and shall include any cash held at the relevant Hotel.

3.3.2	In respect of the €252,000 of cash held in escrow as rent security in respect of the Rome lease, such cash shall be included in the Net Current Asset Statement at a value of €157,000 only.
3.4	Specific Excluded Assets

Any amount representing cash received by or a receivable of any Group Company in respect of the Omega Litigation shall, to the extent that it would otherwise be included as such, be excluded as debtors, cash and/or other assets, as the case may be.

4	Current Liabilities

4.1	Corporate Income Tax

The recognition of the liability for Taxation (if any) will include all unpaid Tax liabilities for prior Tax years adjusted to reflect liability for Taxation (if any) arising on profits generated during the current tax year up to the Completion Date (but in all cases excluding any Tax taken into account in Accruals or Creditors). Such liability and adjustment will be calculated on the basis of Applicable GAAP and tax rules and practices applied to each Group Company, in the case of Applicable GAAP and save for those Group Companies which were members of a fiscal unity immediately prior to Completion as if each Group Company were not a member of a group of companies. Where a Group Company does not terminate its accounting period on Completion, liabilities to Tax and Reliefs shall be computed as if the period commencing on the date after the end of the last accounting period before Completion in relation to which Tax has been computed for the relevant Group Company and ending on Completion, was a period by reference to which a Tax return fell to be made to the relevant Tax Authority.

4.2	Specific Creditors/Liabilities
4.2.1	The following items shall, to the extent not already included as such, be included as Creditors in the Net Current Asset Statement:
(i)	all unpaid fees, commissions, charges, penalties, interest and other costs and/or expenses incurred, agreed to be incurred or which would be incurred by the Group Companies in connection with the termination, prepayment, repayment, breakage or unwind of any borrowings, indebtedness in the nature of borrowings and/or cash pooling arrangements of the Group Companies, and/or of any guarantees or other security arrangements relating to such borrowings, indebtedness and/or cash pooling arrangements, in each case, of any of the Group Companies as at or before Completion;

(ii)	all unpaid costs and/or expenses incurred or agreed to be incurred in each case on or before Completion, by any Group Company in connection with the Transaction and/or the Transaction process;

(iii)	the capital expenditure of the Group Companies set out in Schedule 16 in respect of each Hotel to the extent such capital expenditure has not been so expended as at Completion, treating each Hotel separately and adjusting only in respect of each Hotel where actual capital expenditure in the period from 1 June 2006 to Completion is less than that set out in the column headed “Total” in Schedule 16;

(iv)	any unpaid or deferred consideration payable by any Group Company to the Republic of Austria for shares in InterContinental Hotel-Betriebsgesellschaft and any consideration agreed to be paid or payable by any Group Company to the minority shareholders in Hotelera el Carmen SA in so far as such consideration has been agreed to be paid; and

(v)	in respect of the claim and/or judgment in the action between Azur Pressing EuRL and SNC Carlton InterContinental Cannes referred to in paragraph

11.1	of the Specific Disclosure section of the Disclosure Letter, the sum of €130,000.
4.3	Deferred Tax
4.3.1	No amount in respect of Deferred Tax shall be treated as a current asset or a current liability except that amounts in respect of Eligible Deferred Tax Assets and Eligible Deferred Tax Liabilities shall be recognised on the basis set out in this paragraph 4.3. For the avoidance of doubt, the amounts computed in respect of any Eligible Deferred Tax Assets and the amounts computed in respect of any Eligible Deferred Tax Liabilities shall not be aggregated, but shall appear as separate line items in the Net Current Asset Statement, except to the extent that (and subject to paragraphs 4.3.6 and 4.3.7 below) Eligible Deferred Tax Assets and Eligible Deferred Tax Liabilities arise in the same jurisdiction and are offsettable as a computational matter.

4.3.2	Amounts in respect of Eligible Deferred Tax Assets and Eligible Deferred Tax Liabilities respectively shall be included as current assets and current liabilities respectively at amounts equal to the discounted amount (discounted to Completion at a discount rate of 7%) of any future liability or reduction in liability expected to arise in respect of such Eligible Deferred Tax Assets and Eligible Deferred Tax Liabilities. Subject to paragraph 4.3.8 below, Eligible Deferred Tax Assets and Eligible Deferred Tax Liabilities expected to arise more than 5 years after Completion will be excluded.

4.3.3	The computation of amounts to be included in respect of Eligible Deferred Tax Assets and Eligible Deferred Tax Liabilities will be based on an assumption that taxable profits of the Group Companies in each of the five years from Completion will be as set out below (being in each case 50% of the 2006 budgeted EBITDA for the Hotel in the relevant jurisdiction).

Assumed Taxable Profits in
each of the 5 years from
Group Company/Jurisdiction	Completion
Delaville S.r.l (Italy)	€1.836 million
InterContinental Hotel-Betriebsgesellschaft m.b.H. (Austria)	€2.713 million
B. V. Amstel Hotel Maatschappij (Netherlands)	€1.645 million

BHR Overseas (Europe) B.V. (Netherlands)	€0

Société des Hôtels Réunis SAS (France)

SNC Carlton Inter-Continental Cannes(France)	€4.7495 million (for the group of three companies)

SCH Résidence (France) SNC (France)
Inter-Continental Szálloda Budapest Részvénytarasaság “átalakulás alatt” (Hungary)	€3.882 million

Assumed Taxable Profits in
each of the 5 years from
Group Company/Jurisdiction	Completion
Inter-Continental Holding (Germany) GmbH (Germany)

InterContinental Hotels Betriebsgesellschaft m.b.H. (Germany)	€3.428 million (for the group of three companies)

Frankfurt InterContinental Hotels Gesellschaft m.b.H. (Germany)

Hotelera el Carmen S.A. (Spain)	€3.040 million
4.3.4	The computation of the amounts to be included in respect of Eligible Deferred Tax Assets and Eligible Deferred Tax Liabilities will be based on the corporate income tax rates set out below:

Jurisdiction	Corporate Income Tax Rate
Austria	25%

France	33.33%

Germany	40% (being trade tax at 20% and corporate income tax at 25% after deducting trade tax)

Hungary	16%

Italy	37.25%

Netherlands	29.6%

Spain	35%
4.3.5	The computation of amounts to be included in respect of Eligible Deferred Tax Assets and Eligible Deferred Tax Liabilities for InterContinental Hotel-Betriebsgesellschaft m.b.H. (Austria), will be computed by reference to an assumed level of Austrian tax losses of €4.3m with an amount included as an Eligible Deferred Tax Liability to the extent that the amount computed under this paragraph 4.3 is less than the amount which would be computed under this paragraph 4.3 if there were €4.3m of Austrian tax losses; and an amount included as an Eligible Deferred Tax Asset to the extent that the amount computed in accordance with this paragraph 4.3 is greater than the amount which would be computed in accordance with this paragraph 4.3 if there were €4.3m of Austrian tax losses.

4.3.6	The aggregate amount to be included in respect of Eligible Deferred Tax Assets for InterContinental Hotel-Betriebsgesellschaft m.b.H. (Austria) and Delaville S.r.l (in each case computed in accordance with paragraphs 4.3.1 to 4.3.4 above but before any offsetting referred to in paragraph 4.3.1 above) shall not exceed the amount which would be so included if the aggregate amount by reference to which Eligible Deferred Tax Assets for InterContinental Hotel-Betriebsgesellschaft m.b.H.

(Austria) and Delaville S.r.l are computed were €8.2m. In the event that the operation of this paragraph reduces the amounts by reference to which Eligible Deferred Tax Assets would otherwise be taken into account, the reduction in the amount to be so taken into account in respect of each of InterContinental Hotel-Betriebsgesellschaft m.b.H. (Austria) and Delaville S.r.l shall be made on a just and reasonable basis.

4.3.7	Other than in respect of InterContinental Hotel-Betriebsgesellschaft m.b.H. (Austria) and Delaville S.r.l, where Eligible Deferred Tax Assets and Eligible Deferred Tax Liabilities arise in the same jurisdiction and are offsettable as a computational matter, all possible offsets shall be made in determining the amounts to be included in the Net Current Asset Statement, provided that Eligible Deferred Tax Assets of a maximum of €1 million (before computation in accordance with paragraphs 4.3.1 to 4.3.4 above) and Eligible Deferred Tax Liabilities of a maximum of €1 million (before computation in accordance with paragraphs 4.3.1 to 4.3.4 above) may be offset and (i) amounts in respect of any remaining Eligible Deferred Tax Liabilities shall then be computed and included, and (ii) no amounts in respect of any remaining Eligible Deferred Tax Assets shall be included. In the event that the operation of this paragraph reduces the Eligible Deferred Tax Assets which would otherwise be taken into account the Principal Seller will be entitled to choose which Eligible Deferred Tax Assets are to be disregarded. For the avoidance of doubt, the offsetting referred to in this paragraph 4.3.7 in each relevant jurisdiction shall be of the gross amounts of taxable temporary differences (on the one hand) and deductible temporary differences and carried forward unused tax losses and tax credits (on the other), in each case as such amounts are defined for the purposes of the definition of Deferred Tax in Part 1 of this Schedule 6.

4.3.8	A further amount, calculated in accordance with this paragraph 4.3.8, shall be taken into account in computing the amounts in respect of Eligible Deferred Tax Liabilities to be included in the Net Current Asset Statement, as follows:
(i)	the French Pension Provision shall be offset against the untaxed amount of Carlton Merger Gains remaining at the beginning of the period commencing on the date following the fifth anniversary of Completion. The resulting amount shall then be divided by 13, with one thirteenth treated as a taxable profit arising in each of the years beginning with the period commencing on the date following the fifth anniversary of Completion; and

(ii)	an amount, to be treated as an Eligible Deferred Tax Liability in the Net Current Asset Statement, shall then be computed in respect of the annual amounts resulting from the computations in (i) above, on the basis of the French corporate income tax rate referred to in paragraph 4.3.4 above and after discounting the resulting amounts in accordance with paragraph 4.3.2 above.
5	Aggregation

Each entry shall be the aggregate of the separate amounts in respect of any heading for each of the Group Companies.

Part 4
Pro forma Net Current Asset Statement
Pro forma Net Current Asset Statement in respect of the Net Current Assets

Asset/Liability	Amount (€)		Amount (€)
Current Assets

Debtors	•

Stock	•

Cash	•

Eligible Deferred Tax Assets	•

Inter-Group Debt Balance Balancing Item (if any)	•

Less			•
Current Liabilities

Creditors	(•	)

Corporate Income Tax	(•	)

Eligible Deferred Tax Liabilities	(•	)

Inter-Group Debt Balance Balancing Item (if any)	(•	)

			(•	)
Net Current Assets			•/(•	)

Schedule 7
Warranties given by the Sellers
(Clause 9)
1	Corporate Information
1.1 The Shares and the Group Companies
1.1.1	Each Share Seller is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares set opposite its name in column 2 to Schedule 1 free from all Encumbrances on the terms of this Agreement without the consent of any other party.

1.1.2	The Shares set opposite the Share Sellers’ names in column 2 to Schedule 1 comprise the whole of the issued and allotted share capital of each Company to which they relate and have been properly and validly issued and allotted and are each fully paid.

1.1.3	Each Group Company is the sole legal and beneficial owner of all the issued and allotted shares in the Subsidiaries listed in Part 2 to Schedule 2 free from all Encumbrances.

1.1.4	The shares in the Subsidiaries listed in Part 2 to Schedule 2 comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.5	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6	The Shares and the shares in the Subsidiaries have not been and are not listed on any stock exchange or regulated market.

1.1.7	No Group Company has any interest in, or has agreed to acquire, any interest in any share capital or other security referred to in paragraph 1.1.5 of any body corporate (wherever incorporated) other than: (a) the Subsidiaries set out in Schedule 2; or (b) an interest of less than 0.1 per cent in companies listed on any stock exchange or in regulated investment funds which, in either case, the Group Company holds for cash management purposes only.

1.1.8	The particulars contained in Schedule 1 and 2 are true and accurate.

1.1.9	No Group Company has agreed to merge or consolidate with a body corporate or any other person.

1.1.10	Intercontinental Hotel-Betriebsgesellschaft m.b.H. is the sole legal and beneficial owner of 122,449 shares, representing approximately 24.48 per cent, of the issued and allotted share capital, of Wiener free from all Encumbrances, which shares are each fully paid and, so far as the Sellers are aware, have been properly and validly issued and allotted.

1.1.11	So far as the Sellers are aware, Wiener is the sole legal and beneficial owner of 100 per cent of the issued and allotted share capital of Hofburg, which shares are each fully paid and so far as the Sellers are aware, have been properly and validly issued and allotted.

1.1.12	So far as the Sellers are aware, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of entire of Hofburg or Wiener under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.13	No Group Company has (whether directly or indirectly) any, or has agreed to acquire any, interest in any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of Hofburg or Wiener, other than the shares described in paragraphs 1.1.10 and 1.1.11 above.

1.1.14	Société des Hôtels Réunis SAS is the sole legal and beneficial owner of 667 shares (amounting to an approximate 1.6 percent. interest) in the issued and allotted share capital of Société Immobilière de I’Industrie Hotelière de Paris SA (“SIIHP”) and of 150 shares, (constituting an approximate 1 percent. interest), in the issued and allotted share capital of SEMEC, and Intercontinental Hotel-Betriebsgesellschaft m.b.H is the sole legal and beneficial owner of 10 shares in the issued and allotted share capital of Einkaufsgenossenschaft für das Hotel und Gastgewerbe Reg. Genossenschaft m.b.H (“Hogast”), all such shares described above being free from any Encumbrances, fully paid and, so far as the Sellers are aware, have been properly and validly issued and allotted. Save for the shareholdings described in this paragraph 1.1.14, no Group Company has any obligation, commitment or liability (whether actual, conditional or contingent) which is owed or otherwise relates to any of SIIHP and/or SEMEC and/or Hogast, nor are there any agreements, arrangements or understandings which give rise or may give rise to any such obligation, commitment or liability.
1.2	Insolvency etc.
1.2.1	No Seller or Group Company is insolvent under the laws of its jurisdiction of incorporation or otherwise unable to pay its debts as they fall due.

1.2.2	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Seller or Group Company and, so far as the Sellers are aware, no events have occurred which, under applicable laws, would justify such proceedings.

1.2.3	So far as the Sellers are aware, no steps have been taken to enforce any security over any assets of any Seller or Group Company and no event has occurred to give the right to enforce such security.
1.3	Constitutional Documents, Corporate registers and minute books
1.3.1	The constitutional documents in the Data Room are true and accurate copies of the constitutional documents of the Group Companies and, so far as the Sellers are

aware, there have not been and are not any material breaches by any Group Company of its constitutional documents.

1.3.2	The registers and minute books required to be maintained by each Group Company under the law of the jurisdiction of its incorporation:
(i)	are up-to-date;

(ii)	are maintained in accordance with applicable law; and

(iii)	contain records of all matters required to be dealt with in such books and records,

in each case in all material respects.
1.3.3	All registers and books referred to in paragraph 1.3.2 are in the possession (or under the control) of the relevant Group Company.

1.3.4	All filings, publications, registrations and other formalities required by applicable law to be delivered or made by the Group Companies to company registries in each relevant jurisdiction have been duly delivered or made on a timely basis.
2 Audited Accounts
2.1	Latest Audited Accounts

The Audited Accounts of the Group Companies for the financial period ended on the relevant Accounts Date have been prepared:
2.1.1	in accordance with applicable law and with the accounting principles, standards and practices generally accepted at the relevant Accounts Date; and

2.1.2	subject to paragraph 2.1.1, on a basis consistent, in all material respects, with that adopted in preparing the audited accounts of each respective Group Company for the previous two financial years, and, in each case, give a true and fair view of the assets, liabilities and state of affairs of such Group Companies at the relevant Accounts Date and of the profits or losses for the period concerned.
2.2	Management Accounts, Aggregated Financial Summary and Unaudited Accounts

So far as the Sellers are aware:
(a)	the Management Accounts and the Aggregated Financial Summary have been prepared with due care in accordance with USALI applied on a consistent basis, it being acknowledged: (i) that the Management Accounts have been prepared for internal management and reporting purposes only and have not been audited; and (ii) that the Aggregated Financial Summary is extracted from the management accounts of the Hotels for the relevant period (which have been prepared on the same basis as the Management Accounts) and has not been audited; and

(b)	the Unaudited Accounts are fair and not misleading having regard to the purpose for which they were drawn up and do not materially misstate the assets and liabilities of IHGG and SCHRF as at the relevant Accounts Date nor the profits or losses of IHGG and SCHRF for the relevant period concerned.
2.3	Since the Accounts Date

Since the relevant Accounts Date and up to the date hereof:
2.3.1	the business of each Group Company has been carried on as a going concern in the ordinary course, without any material interruption or material alteration in its nature, scope or manner;

2.3.2	no material capital commitments have been entered into by any Group Company other than is contemplated by such Group Company’s capital budget, as included in the Data Room. For these purposes a material capital commitment is one involving capital expenditure of, in aggregate, over €1,000,000 exclusive of VAT;

2.3.3	no Group Company has declared, made or paid any dividend or other distribution;

2.3.4	no Group Company has issued or agreed to issue any share capital or any other security constituting or giving rise to a right over its capital;

2.3.5	no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital;

2.3.6	no material adverse change in the financial or trading position of a Group Company has occurred;

2.3.7	no Group Company has, other than in the ordinary course of business:
(i)	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent); or

(ii)	acquired or disposed of, or agreed to acquire or dispose of, an asset; and
2.3.8	no Group Company has changed its accounting reference period.
2.4	Accounting Records

Each Group Company’s accounting records are up-to-date, in its possession or under its control and are maintained in accordance with applicable law.
3	Guarantees

3.1	Summary details of all outstanding guarantees, indemnities, suretyship or security given:
3.1.1	by any Group Company to or for the benefit of any member of the Sellers’ Group;

3.1.2	by any member of the Sellers’ Group to or for the benefit of any Group Company; or

3.1.3	otherwise by or for the benefit of any Group Company, other than in the ordinary course of business, are disclosed in the Data Room.
3.2	No Group Company has (i) any outstanding or available financial facilities (which for the avoidance of doubt shall exclude any occupational leases and operating leases in the ordinary course) or any borrowings (or other indebtedness in the nature of borrowings), in each case, owed to or made available by any person which is not a Group Company or a member of the Sellers’ Group or (ii) any outstanding and/or unpaid interest, commissions, fees (including break fees), penalties or other charges relating to any of the facilities, borrowings or indebtedness described in sub-paragraph (i) above.

4	Properties

4.1	General
4.1.1	The Properties comprise all the land and buildings owned, leased or occupied by the Group Companies.

4.1.2	The Group Company named in Schedule 3 as owner of a Property is the legal owner of and beneficially entitled to the whole of the proceeds of sale of that Property.

4.1.3	Except in relation to the Properties, no Group Company has any liability, whether actual or contingent, arising out of a transfer, lease, tenancy, licence, agreement or other document relating to land, premises or an interest in land or premises.
4.2	Material Issues Reports on Title

The deeds, documents and information supplied to the Sellers’ Property Lawyers for the purpose of preparation of the Material Issues Reports on Title were when supplied and remain now complete and correct in all material respects and so far as the Sellers are aware the information contained in the Material Issues Reports on Title is complete and accurate in all material respects.

4.3	Properties

Possession and occupation
4.3.1	A Group Company is in actual occupation and possession of the whole of each of the Properties, none of which is vacant, and (except by virtue of the Letting Documents) no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties.
Title
4.3.2	There is no financial charge, mortgage or other security interest in or over or affecting any of the Properties.

4.3.3	No Properties are affected by a subsisting contract for sale.

4.3.4	A Group Company has in its possession or unconditionally held to its order all the original documents of title and other documents and papers relating to the Properties.
Notice of breach of encumbrances
4.3.5	No Group Company has received written notice of any breach of any covenants, obligations, title conditions, restrictions, stipulations or other matters set out or referred to in the deeds and documents relating to the Properties which notice remains outstanding and, so far as the Sellers are aware, no such notice is anticipated.

Notices
4.3.6	No notices materially affecting any property matter in respect of the Properties have been given by the Group Companies and no such notices have been received by any of the Group Companies the subject matter of which would have a material adverse effect on the continued use of the Property as a hotel (or in any other way in which it is currently used as at the date of this Agreement) and, so far as the Sellers are aware, no such notices are anticipated.
Leasehold Properties
4.3.7	In relation to such of the Properties as are leasehold:
(i)	the last instalment of rent was paid to and was accepted by the landlord or its agents without qualification; and

(ii)	no written notice alleging any breach of the covenants or obligations contained in the Lease, whether on the part of the landlord or the tenant, remains outstanding and, so far as the Sellers are aware, there are no material breaches of such covenants or obligations.
Material Letting Documents
4.3.8	In relation to any Material Letting Documents:
(i)	all rent and other payments under the Material Letting Documents have been paid to date and no rent has been commuted, waived or paid in advance of the due date for payment; and

(ii)	no written notice alleging any breach of the covenants or obligations contained in the Material Letting Documents, whether on the part of the landlord or the tenant, remains outstanding and, so far as the Sellers are aware, there are no material breaches of such covenants or obligations.
Disputes
4.3.9	There are no current material disputes relating to or in respect of any of the Properties.

4.3.10	No Group Company has, in relation to any Property, made any claim or complaint in relation to any neighbouring property or its use or occupation which claim or complaint continues to subsist.
Planning and zoning matters
4.3.11	So far as the Sellers are aware, during the period of three years immediately prior to the date of this Agreement no development at the Properties has been undertaken in breach of the relevant planning and zoning legislation or regulations.
Title documents
4.3.12	The Sellers have provided in the Data Room true and complete copies of all deeds and documents relevant to the title of any member of the Sellers’ Group and/or the Group to any of the Properties.

4.4 Construction
4.4.1	As at the date of this Agreement, in respect of the Properties there are no building, construction, refurbishment, repair or engineering works in progress nor are there any individual contracts in respect of which a Group Company or a member of the Sellers’ Group continues to have obligations in each case with an individual contract value in excess of €1,000,000 other than those contained in the Data Room.

4.4.2	The Sellers have provided in the Data Room true and complete copies of all building contracts and appointments affecting the Properties which have an individual contract value in excess of €1,000,000 and which have been entered into in the last three years immediately prior to the date of this Agreement.

4.4.3	In this paragraph 4.4.3, the expression “Construction Documentation” shall mean building contracts relatlng to the Properties: (i) in respect of which a certificate of practical completion was issued in the last three years immediately prior to the date of this Agreement; and/or (ii) relating to works in progress and “Relevant Claim” shall mean a written claim the value of which is in excess of €250,000.

In respect of the Construction Documentation there are no outstanding:
(i)	Relevant Claims for financial compensation, extension of time or variation;

(li)	Relevant Claims against any member of the Sellers’ Group or any Group Company by any counterparty to the Construction Documentation alleging failure by the relevant member of the Sellers’ Group or Group Companies to perform its obligations under the relevant Construction Documentation; or

(iii)	Relevant Claims against any counterparty to the Construction Documentation for failure by such counterparty to perform any obligation of that counterparty under the Construction Documentation.
4.5	Interpretation

If any term used in this paragraph 4 is specific to laws within a particular jurisdiction, it shall be taken to refer to the equivalent (or nearest equivalent) provision or legislation in the jurisdictions for each of the relevant Properties.

5	Assets

5.1	Ownership

All assets included in the Audited Accounts and/or the Unaudited Accounts or acquired by any of the Group Companies since the relevant Accounts Date, other than the Properties and any assets disposed of or realised in the ordinary course of business, and excepting rights and retention of title arrangements arising by operation of law in the ordinary course of business:
5.1.1	are legally and beneficially owned by the Group Companies;

5.1.2	are, where capable of possession, in the possession or under the control of the relevant Group Company;

5.1.3	none of such assets is the subject of an Encumbrance or the subject of any factoring arrangement, conditional sale or credit agreement.
5.2	Sufficiency

Save for those assets which are to be supplied and/or provided, and/or made available and/or licensed by the Sellers’ Group to the Group Companies under or in accordance with the terms of the Sellers’ Group Contracts, the relevant Individual Hotel Management Agreements, the ECS Agreements, the Holidex Agreements, the Purchasing Agreements, the IC Frankfurt Subsidiary HMA, the Side Letters, the Hotel Trade Mark Agreements or any other agreement to be entered into between a member of the Sellers’ Group and the Group pursuant to the terms of the Individual Hotel Management Agreements, the assets (including rights under contract and/or licence) owned by a Group Company are sufficient, and comprise all the material assets necessary, for the operation and conduct of the business of the relevant Hotel as such has been operated and conducted in the ordinary course during the 12 months prior to the date of this Agreement.

5.3	Shared Assets

None of the assets (including rights under contract and/or licence, other than under the Split Contracts) owned by a Group Company åre used or required for use at a hotel or in a business not owned and/or operated by a Group Company.

5.4	Assets provided by Sellers’ Group

None of the Hotels or Group Companies, or the business of any of the Hotels or Group Companies, use, receive or have the benefit of any assets, goods and/or services supplied, provided and/or licensed by any member(s) of the Sellers’ Group which (i) will not be transferred (legally and beneficially) to the Group on or prior to Completion and/or supplied, provided, made available or licensed to the relevant members of the Group under or in accordance with the terms of the relevant Sellers’ Group Contracts, the relevant Individual Hotel Management Agreements, the ECS Agreements, the Holidex Agreements, the Purchasing Agreements, the IC Frankfurt Subsidiary HMA, the Side Letters, the Hotel Trade Mark Agreements or any other agreement to be entered into between a member of the Sellers’ Group and the Group pursuant to the terms of the Individual Hotel Management Agreements.

6	Information Technology, Data Protection and Intellectual Property

6.1	Definitions

For the purposes of this paragraph 6:

“Group IT” means all Information Technology which is owned by any Group Company or which has in the last two years been used in connection with the business of any Group Company other than Retained IT;

“Information Technology” means computer systems, communication systems, software and hardware;

“Material Intellectual Property” means all Intellectual Property which at or immediately before Completion is used by any of the Group Companies and which is material to the . business of any of the Hotels; and

“Retained IT” means Information Technology owned by, or licensed to, the Sellers’ Group.

Information Technology

6.2	Ownership

Each of the Group IT is owned by or licensed to the relevant Group Company.

6.3	Status

All arrangements relating to, and licences of, Group IT which is material to the business of the Group Companies are summarised in the Data Room and:
6.3.1	are in full force and effect, no notice having been given by either side to terminate them;

6.3.2	no circumstances exist or have existed which would entitle a party to terminate them, vary them and/or make a claim for money or a money equivalent in respect of them; and

6.3.3	so far as the Sellers are aware the obligations of the parties thereto have been fully complied with,

and no disputes have arisen or are foreseeable in respect of those arrangements and licences.
6.4	Failure etc.

There are, and in the past two years there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any Information Technology or loss of data which have had (or are having) a material adverse effect on the business of any Hotel and the Sellers are not aware of any fact or matter which may give rise to such a material adverse effect.

6.5	Protection

The Group Companies have in place procedures which are in accordance with current good industry practice:
6.5.1	to prevent unauthorised access to and the introduction of viruses and other contaminants into the Group IT;

6.5.2	to take and store back-up copies of the software and data in the Group IT; and

6.5.3	to ensure that the business of the Group Companies can continue without material disruption in the event of breakdown or performance reduction of the Group IT or loss of data, whether due to natural disaster, power failure or otherwise.
Data Protection

6.6	Compliance

In the last two years each Group Company has complied in all material respects with all applicable requirements of any data protection legislation in the jurisdiction of its incorporation.

6.7	Regulators

In the last two years no notice alleging non-compliance with any applicable data protection legislation (including any enforcement notice, deregistration notice or transfer prohibition notice) has been received by any of the Group Companies from any relevant regulator.

6.8	Undertakings

In the last two years no undertaktng has been made in relation to data protection legislation by any Group Company to any relevant regulator.

6.9	Notices etc.

In the last two years so far as the Sellers are aware, no correspondence, dispute, enquiry or information notice has been made or audit undertaken or proposed by any relevant regulator under data protection legislation in relation to any Group Company.

Intellectual Property

6.10	Ownership

All the Material Intellectual Property (whether registered or not) and all pending applications therefor will immediately following Completion be (or where appropriate in the case of pending applications, will upon registration be) legally owned free of any Encumbrances by, or licensed to the Group Company to which it relates. A list of registered trade marks owned by any of the Group Companies is set out in Part 1 of Schedule 13. So far as the Sellers are aware, a list of all registered Material Intellectual Property is set out in Part 2 of Schedule 13.

7	Contracts

7.1	Contracts

No Group company is a party or subject to any material contract, transaction, arrangement, understanding or obligation which:
7.1.1	is not in the ordinary course of business;

7.1.2	is not on an arm’s length basis;

7.1.3	other than in relation to any property or contract of employment, is of a long-term nature, that is unlikely to have been fully performed, in accordance with its terms, more than 12 months after the date on which it was entered into or undertaken;

7.1.4	restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit so as to have a material adverse effect on the Hotel to which such Group Company relates; or

7.1.5	involves the supply of goods and services, the aggregate sales value of which (exclusive of VAT) will be more than 5 per cent of turnover of the business of the Hotel to which the supply relates (exclusive of VAT) for the preceding financial year, other than such contracts, transactions, arrangements, undertakings and obligations, copies of which are contained in the Data Room.

7.2	Compliance with Contracts
7.2.1	Accurate, complete and up-to-date copies of all contracts referred to in paragraph 7.1 above are contained in the Data Room and, so far as the Sellers are aware, the terms of the contracts referred to in paragraphs 7.1 and 7.5 have been complied with in all material respects.

7.2.2	As at the date hereof, no notice of termination or, so far as the Sellers are aware, of intention to terminate has been received in respect of any contract referred to in paragraph 7.1 or 7.5 and, so far as the Sellers are aware, there are no grounds for rescission, avoidance or repudiation of any such contract.

7.2.3	True and complete copies of all material documents relating to, or summary details of all acquisitions or disposals of businesses or undertakings or shares (being in each case a transaction with a value of €1,500,000 or more) by any Group Company in the last seven years, together with details of any material actual or contingent liabilities that the Sellers are aware of in connection with any such disposal or acquisition, are contained in the Data Room.
7.3	Joint Ventures etc.

No Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which the Group Company has no liability or obligation except for the payment of annual subscription or membership fees).

7.4	Agreements with Connected Parties
7.4.1	There are no material contracts or arrangements between, on the one hand, any Group Company and, on the other hand, any Seller or any other member of the Sellers’ Group other than on normal arm’s length commercial terms in the ordinary course of business.

7.4.2	No Group Company is party to any material contract with any current or former employee or current or former director or officer of any Group Company, any member of the Sellers’ Group or any person connected with any of such persons, or in which any such person as aforesaid is interested (whether directly or indirectly), other than on arm’s length commercial terms in the ordinary course of business.

7.4.3	Each Inter-Group Receivable and/or Inter-Group Payable of a Group Company, as at the date hereof, has arisen, been created or incurred in the ordinary course of business of such Group Company and on arm’s length commercial terms.
7.5	Disclosure of Material Contracts
7.5.1	The Data Room includes copies or summaries of:
(i)	all contracts and arrangements (other than any contracts of employment) to which any of the Group Companies are subject or a party which have an annual cost to the business of the Hotels of €50,000 or more;

(ii)	all of the Pre-Sale Reorganisation Documents,
and all such copies and summaries are accurate, complete and up-to-date.

7.5.2	There are no contracts or arrangements relating to the Pre-Sale Reorganisation other than the Pre-Sale Reorganisation Documents.

7.6	Powers of Attorney and Authorities

No Group Company has given a power of attorney or other authority which is still outstanding or effective by which a person may enter into an agreement, arrangement or obligation on such Group Compan’s behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person’s duties).

7.7	No Inter-Group Arrangements

Other than:
7.7.1	the Sellers’ Group Contracts and the Split Contracts;

7.7.2	certain of the Transaction Documents;

7.7.3	the Indlvidual Hotel Management Agreements and any agreements or arrangements to be entered into between the Sellers’ Group and the Group under or in accordance with the terms of such Individual Hotel Management Agreements;

7.7.4	the Pre-Sale Reorganisation Documents;

7.7.5	the ECS Agreements;

7.7.6	the Holidex Access and Systems Agreements;

7.7.7	the Hotel Trade Mark Agreements;

7.7.8	the Non-Disturbance Agreements;

7.7.9	the Purchasing Agreements;

7.7.10	the IC Frankfurt Subsidiary HMA;

7.7.11	the Side Letters;

7.7.12	the TCA; and

7.7.13	any arrangements entered into on arm’s length commercial terms in the ordinary course of business, at Completion there will be no agreements, arrangements, undertakings, obligations or liabilities that exist between one or more Group Companies and one or more members of the Sellers’ Group.

8	Employees and Employee Benefits

8.1	Employees and Terms of Employment
8.1.1	The Data Room contains details, in relation to each Hotel at the date of this Agreement, of:
(i)	the total number and grades of Relevant Employees;

(ii)	the salary and contractual benefits, period of continuous employment, location, grade and age of each Senior Employee; and

(iii)	specimen terms and conditions of each grade or category of Relevant Employee.

8.1.2	No employee of the Sellers’ Group works in any business carried on by any Group Company, other than such persons as are to be employed by the Sellers’ Group with effect from Completion in the performance of the Sellers’ Group’s obligations under the relevant Individual Hotel Management Agreements.

8.1.3	So far as the Sellers are aware, no Group Company has made an offer which is outstanding to, or is bound by an agreement to, make any changes to any contractual terms or conditions of employment (as referred to in paragraphs 8.1.1 (iii) of this Schedule 7) of any of the Relevant Employees.

8.1.4	At the date of this Agreement, no Relevant Employee is on sick leave which has lasted for eight weeks or more.

8.1.5	At the date of this Agreement, no Senior Employee is absent on ordinary or additional maternity leave.

8.1.6	No offers of employment which are outstanding have been made by any Group Company to, or accepted by, any individual who is, or would be (if the offer was accepted) a Senior Employee, save in the ordinary course of business to replace staff.

8.1.7	No Group Company is a party to, bound by or proposing to introduce in respect of any director or Relevant Employee any redundancy payment scheme in addition to any redundancy pay prescribed by law, or any arrangement which is not set out in the specimen terms and conditions of employment disclosed in the Data Room or in the terms and conditions of employment of any Relevant Employee disclosed in the Data Room under which such Group Company makes payments in respect of termination of employment (whether voluntary or not) nor is there any poliy or practice in place for redundancy selection.

8.1.8	No Group Company has incurred any liability which remains undischarged at the date of this Agreement in connection with the termination of employment of any Senior Employee (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Relevant Employee. At the date of this Agreement there is no outstanding order for the re-instatement or re-engagement of any of the Relevant Employees or a former employee of a Group Company.

8.1.9	At the date of this Agreement no Group Company is involved in any material industrial or trade dispute or material negotiation with any trade union or other group or organisation representing Relevant Employees and there is no outstanding liability on the part of the Group Companies or any of them in respect of any such dispute and so far as the Sellers are aware, at the date of this Agreement there is nothing likely to give rise to such a dispute or claim.

8.1.10	No Senior Employee who has less than one year’s continuous service with a Group Company has been an employee of a member of the Sellers’ Group for more than 5 years.

8.1.11	Each Relevant Employee performs their employment obligations predominantly or exclusively for the business of the Hotel that their employing Group Company owns and/or operates (as the case may be).

8.1.12	At the date of Completion, no Group Company or Relevant Employee will be subject to a requirement to give contractual notice in excess of 12 months in order to terminate the employment of such Relevant Employee.
8.2 Termination of Employment
8.2.1	Between 1 January 2006 and the date one Business Day prior to the date of this Agreement, no Senior Employee has given notice terminating his or her employment.

8.2.2	Between 1 January 2006 and the date one Business Day prior to the date of this Agreement or, so far as the Sellers are aware, on the date of this Agreement, no Senior Employee has received notice terminating his or her employment nor have there been any proposals by any Group Company to terminate the employment of any Senior Employee.
6.3	Works Councils and Employee Representative Bodies

The Data Room contains lists of all employee representative bodies which by law or any collective bargaining agreement have the right to be informed and consulted on matters which affect the Relevant Employees, and each Group Company has complied in all material respects with all such obligations, in particular, to inform and consult in relation to the arrangements contemplated by this Agreement to the extent required.

8.4	Consultancy Arrangements

No Group Company is a party to any Consultancy Agreement and there are no proposals for any Group Company to enter into any Consultancy Agreement.

8.5	Collective Bargaining Agreements etc.

Other than national collective bargaining agreements or industry-wide collective agreements, the union recognition agreements, collective agreements and European Works Council agreements contained in the Data Room are all the agreements between the Group Companies and trade unions or representative bodies.

8.6	Bonus or other Profit-related Schemes

There are contained in the Data Room the rules and other documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Relevant Employees or other workers or former employees or other former workers of the Group Companies in the last 12 months.

8.7	Compliance with Laws

So far as the Sellers are aware, each Group Company has, in the 12 months prior to the date of this Agreement, complied in all material respects with all material legal and contractual obligations to and in relation to all Relevant Employees.

8.8	Retirement Benefit Arrangements
8.8.1	The arrangements contained in the Data Room and listed in Schedule 12 or in the Disclosure Letter (the “Retirement Benefit Arrangements”) are the only arrangements under which the Group Companies make payments for providing retirement, death, sickness, disability or life assurance benefits except for state or mandatory social security arrangements or mandatory collective bargaining arrangements to which any of the Group Companies contribute or are liablé or contingently liable to contribute in compliance with any law or regulation in respect of the Relevant Employees and/or any former employees, officers or former officers.

8.8.2	So far as the Sellers are aware, the Retirement Benefit Arrangements comply and have been managed at all times in all material respects with all legal and regulatory requirements and the Group Companies have at all times complied in all material respects with all applicable legal and regulatory requirements relating to the Retirement Benefit Arrangements and to any state or mandatory social security arrangements or mandatory collective bargaining agreements to which the Group Companies contribute.

8.8.3	All contributions and/or premiums due from the Sellers and/or the Group Companies under the terms of the Retirement Benefit Arrangements or to any state or mandatory social security arrangement or under any mandatory collective bargaining agreement have been paid on time.

8.8.4	There are no material disputes in relation to the Retirement Benefit Arrangements, and the Sellers are not aware of any pending or threatened disputes.

8.8.5	No assurance, promise or guarantee has been made to a Relevant Employee of a particuiar level or amount of benefits to be provided for or in respect of him/her (other than insured lump sum death in service benefits) under a Retirement Benefit Plan other than under the stand-alone defined benefit pension plan operated by Amstel Hotel Maatschappij in the Netherlands (the “DB Scheme”). So far as the Seller is aware, the specific provision of €606,000 made in the relevant Audited Accounts in respect of the underfunding of the DB Scheme as at the Accounts Date represents a reasonably prudent and proper level of provisions in respect of such DB Scheme underfunding in accordance with IFRS based on the facts and matters as at the date of this Agreement.
8.9	Pre-Completion Employment Transfer

Prior to Completion the Pre-Sale Reorganisation will have been completed in all respects in relation to Transferring Employees and the Transferring Budapest Employees including for the avoidance of doubt:
8.9.1	the transfer to the members of the Sellers’ Group of employment agreements and/or secondment arrangements between the General Manager of each Hotel and Group Companies with the consent of each such General Manager;

8.9.2	the transfer of the 32 corporate employees of the Frankfurt corporate office on 1 June 2006 pursuant to a tripartite agreement between each employee, IHGG and InterContinental Hotels Managementgesellschaft mbH; and

8.9.3	the transfer to IC Szálloda of the Transferring Budapest Employees who work at the IC Budapest Hotel, effective 1 June 2006, and who were before then employed by and seconded to a member of the Sellers’ Group.
9	Legal Compliance

9.1	Licences and Consents

All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities necessary for and material to the conduct of the business of each of the Hotels in the ordinary course as carried on as at the date of this Agreement, are in force and, so far as the Sellers are aware, are being complied with in all material respects as at the date hereof. None of the Sellers are aware of any reason why any of them should be suspended, modified or revoked (including as a result of the change of control of the Group Companies).

9.2	Compliance with Laws
9.2.1	So far as the Sellers are aware, there is no investigation disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Group Company or any person for whose acts or defaults it may be vicariously liable which wll have a material adverse effect upon the business of any of the relevant Hotels or the Group Companies as the case may be.

9.2.2	No Group Company has received any written notice during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any applicable law or regulation, or requiring it to take or omit any action which in any case would have a material adverse effect on the business of any of the relevant Hotels or the Group Companies as the case may be.
10	Environment

10.1	Definitions

For the purposes of this paragraph 10:

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land); soil and land; and any ecological systems and living organisms supported by these media, including man and his property;

“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction (including without limitation the laws of the European Union) in force in the relevant jurisdiction at the date hereof whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, or health and safety (including fire protection) laws and all bye-laws, codes, regulatibns, decrees or orders issued or promulgated or approved thereunder or in connection therewith to the extent that the same have force of law at the date hereof but excluding zoning and planning laws;

“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law which is necessary for or material to the operation of the business of any of the relevant Hotels or the Group Companies, as the case may be, as carried out on or before the date hereof;

“Hazardous Substances” means any natural or artificial substance of any nature (whether in the form of a solid, liquid, gas or vapour alone or in combination with any other substance) which is capable of causing harm or damage to the Environment or a nuisance to any person; and

“Relevant Period” means the period commencing two years prior to the date hereof and ending on the date hereof.

10.2	Compliance

So far as the Sellers are aware, each Group Company is and during the Relevant Period has been in material compliance with Environmental Law.

10.3	Permits

All Environmental Permits required under Environmental Law:
10.3.1	have been obtained;

10.3.2	are in force; and

10.3.3	have been complied with in all material respects during the Relevant Period, and so far as the Sellers are aware none of them are likely to be revoked or suspended or not renewed.
10.4	Claims

No Group Company has been involved in and/or received written notice during the Relevant Period of, or is at the date hereof subject to, any civil, criminal or regulatory notice, claim, suit or proceeding relating to Environmental Law or Environmental Permits which is likely to give rise to a material liability; and, so far as the Sellers are aware, no fact or circumstance exists which will or is likely to give rise to a notice, claim, suit or proceeding of that type.

10.5	Reports

So far as the Sellers are aware, there are no environmental or health and safety reports or assessments relating to the Hotels, assets and/or business of any Group Company that are in the Sellers, or any other Group Company’s possession or control and were commissioned during the Relevant Period other than those included in the Data Room.

11	Litigation

11.1	Current Proceedings

No Group Company is involved whether as claimant or defendant or other party in any material claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business none of which exceeds €500,000). For the purposes of paragraph 11 “material” means a claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (or related series of such) the aggregats value of which exceeds €200,000.

11.2	Pending or Threatened Proceedings

So far as the Sellers are aware, no material claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or threatened by or against any Group Company and, so far as the Sellers are aware, no fact or circumstance exists which will or is reasonably likely to give rise to a material claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration by or against any Group Company.

11.3	No court orders etc

No Group Company is bound by any existing judgments or rulings, nor in the last three years has given any continuing undertakings arising from legal proceedings to any court, governmental agency, regulator or third party, which in any case has had or is reasonably likely to have a material adverse effect on the business of any of the Hotels or Group Companies.

12	Insurance

12.1	Particulars of Insurances

Summary particulars (including policy holder details) of all insurance policies of, or relating or otherwise providing cover to, the Group Companies are contained in the Data Room.

12.2	Details on Policies

In respect of the insurances referred to in paragraph 12.1:
12.2.1	all premiums have been duly paid to date;

12.2.2	none of the Sellers have received any notification that such insurances are not valid or enforceable; and

12.2.3	all statutory requirements to purchase insurance have been complied with by the Group Companies including any statutory requirements to keep evidence of such insurance.
12.3	Claims

In respect of the insurances referred to in paragraph 12.1, so far as the Sellers are aware:

12.3.1	all claims and matters required to be notified to the relevant insurers under the terms of such insurances have been so notified;

12.3.2	such insurances are valid and enforceable;

12.3.3	there has been no breach of the terms, conditions or warranties of any of the polices that would entitle insurers to decline to pay all or any part of any claim made under the policies; and

12.3.4	nothing has been done or omitted to be done by or on behalf of any of the Group Companies or member(s) of the Sellers’ Group which might entitle such insurers to refuse indemnity in whole or part.
13	Tax

13.1	Tax Returns and Compliance
13.1.1	In the last three years ending on the date of this Agreement all registrations, returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose have been made or given within the requisite periods and on a proper basis and are up-to-date and correct and all records required to be maintained for Tax purposes have been so maintained.

13.1.2	In the last three years ending on the date of this Agreement each Group Company has properly made all material deductions, withholdings and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before the date of this Agreement and has to the extent required by law accounted for all such deductions, withholdings and retentions.

13.1.3	In the last three years ending on the date of this Agreement each Group Company has paid all material Tax which it has become liable to pay and is not, and has not in the three years ending on the date of this Agreement been, liable to pay a penalty, fine or interest (other than interest under section 233a German General Tax Act) in connection with Tax and, so far as the Sellers are aware, there are no circumstances by reason of which any Group Company may become liable to pay any penalty, fine or interest in connection with Tax (other than interest under section 233a German General Tax Act).

13.1.4	In the last three years ending on the date of this Agreement no Group Company has been subject to any investigation or non-routine audit by any Tax Authority.

13.1.5	No Group Company is currently involved in any material dispute in relation to Tax with any Tax Authority.
13.2	General
13.2.1	Each Group Company is and has at all times in the last six years ending on the date of this Agreement been resident for Tax purposes only in the jurisdiction in which it was incorporated.

13.2.2	No Group Company has in the last six years ending on the date of this Agreement ceased to be a member of a group of companies in such circumstances that a profit or gain was deemed to accrue for Tax purposes to the Group Company and neither the execution of this Agreement nor this Agreement becoming unconditional on Completion will result in any profit or gain being deemed to accrue to the Group Company for any Taxation purpose.
13.3	ValueAdded Tax

Each Group Company that is required to be registered for VAT purposes:
(a)	is registered for the purposes of the applicable VAT legislation in its jurisdiction of incorporation; and

(b)	has in the last three years ending on the date of this Agreement complied in all material respects with all other applicable VAT provisions in the relevant VAT legislation in its Jurisdiction of incorporation.
13.4	Stamp Duty

All documents by virtue of which a Group Company has any material right, title or interest have been duly stamped.

13.5	Arm’s Length Dealing

In the last three years ending on the date of this Agreement, no Group Company has been subject to any challenge by a Tax Authority in relation to transfer pricing relating to transactions or other arrangements (including for the avoidance of doubt financing arrangements) between any Group Company and any other Group Company or between any Group Company and any of its shareholders or other members of the Sellers’ Group.

14	Authority and Capacity
14.1.1	Each of the Sellers and each Group Company is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

14.1.2	Each of the Sellers has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

14.1.3	The documents referred to in paragraph 14.1.2 will, when executed, constitute valid and binding obligations on each of the Sellers, in accordance with their respective terms.

14.1.4	Each of the Sellers has taken or will have taken by Completion all corporate action required by it to authorise it to enter into and to perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.
15	Hofburg and Wiener

15.1	Save for the shareholdings described in paragraphs 1.1.10 and 1.1.11 above, no Group Company has any obligation, commitment or liability (whether actual, conditional or contingent) whlch is owed or otherwise relates to any of Hofburg and/or Wiener, nor are there any agreements, arrangements or understandings which give rise or may give rise to any such obligation, commitment or liability, other than arm’s length commercial trading arrangements entered into between intercontinental Hotel-Betriebsgesellschaft m.b.H and any of Hofburg and/or Wiener in the ordinary course of conduct of the business of the IC Vienna Hotel.

15.2	There are no borrowings (or indebtedness in the nature of borrowings) or facilities, debts, debt instruments or debt securities, or cash pooling or security arrangements between any Group Company and any of Hofburg and/or Wiener, or which are otherwise provided or made available by any Group Company for the benefit of Hofburg and/or Wiener.

15.3	No Group Company is liable for any acts or omissions of Hofburg and/or Wiener and, so far as the Sellers are aware, there are no facts, matters or circumstances as at the date of this Agreement which may give rise to any such liability.

15.4	No Group Company has any investment or interest in, or financial exposure to (in each case, whether directly or indirectly) Hofburg and/or Wiener, other/than (i) the equity investment in the share capital of such companies described in paragraphs 1.1.10 and 1.1.11 above and (ii) any obligations or liabilities under any arm’s length commercial trading arrangements entered into between intercontinental Hotel-Betriebsgesellschaft m.b.H and any of Hofburg and/or Wiener in the ordinary course of conduct of the business of the IC Vienna Hotel.

Schedule 8
Warranties given by the Purchaser
(Clause 9.4)
1	Authority and Capacity

1.1	Incorporation

The Purchaser is validly existing and a company duly incorporated under the law of The Netherlands.

1.2	Authority to Enter into Agreement
1.2.1	The Purchaser has the legal right and full power and authority to enter Into and perform this Agreement, and any other Transaction Documents.

1.2.2	The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms.
1.3	Authorisation

The Purchaser has taken or will have taken by Completion all corporate action required by it to authorise it to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

2	Financing

The Purchaser has adequate financial resources and facilities in place to satisfy its payment obligations on Completion to the Sellers under this Agreement.

Schedule 9
Sellers’ Knowledge
(Clause 9.1.4)

-1	-2	-3
Person	Area of Business	Sellers’ Warranties
Mike Goodson	Senior Vice President Capital and Asset Management	All other than tax

Marten Foxon	Senior Vice President Transactions EMEA	All other than tax

Samantha Ward	Director, Capital and Asset Management	All other than Tax

Charles Glanville	Senior Corporate Counsel	All other than Tax

Robert Kennedy	Vice President	Sellers’ Warranty 2.2 and 5

Jennifer Fox	Chief Operating Officer (InterContinental Hotels EMEA)	Sellers’ Warranty 5 and 7

David Coles	Vice President — UK Pensions	Pensions (Sellers’ Warranty 8.8)

Conny Verelst	Director, Compensation & Benefits EMEA Intercontinental Hotels Group	Pensions (Sellers’ Warranties 8.8)

Colin Garwood	Vice President — Tax	Tax (Sellers’ Warranty 13)

Nick Watson	Corporate Tax	Tax (Sellers’ Warranty 13)

David Holtick	Director Tax	Tax (Sellers’ Warranty 13)

Catherine Springett	Head of Company Secretariat	Insolvency (Sellers’ Warranty 1.2), Constitutional Documents (Sellers’ Warranty 1.3)

Marleen Van Nijverseel	Director, HR Policy and Legal Compliance Director	Employment (Sellers’ Warranties 8.1 to 8.7)

John Ludlow	Risk Management	Sellers’ Warranties 10

Mark Hanlon	Vice President of Engineering Operations Support & Quality InterContinental Hotels Group — Frankfurt Property and Environmental	Sellers’ Warranties 10

Luigi De Rosa	IC Rome, General Manager	All Sellers’ Warranties (except Tax) in so far as they relate to the IC Rome Hotel

Alfonso Jordan	IC Madrid, General Manager	All Sellers’ Warranties (except Tax) in so far as they relate to the IC Madrid Hotel

Hendrik Boch	IC Amsterdam, General Manager	All Seller’s Warranties (except Tax) in so far as they relate to the IC Amsterdam Hotel

Francois Chopinet	IC Cannes, General Manager	All Sellers’ Warranties (except Tax) in so far as they relate to the IC Carlton Cannes Hotel

Thomas R. Hilberath	IC Frankfurt, General Manager	All Sellers’ Warranties (except Tax) in so far as they relate to the IC Frankfurt Hotel

Michael Koth	IC Budapest, General Manager	All Sellers’ Warranties (except Tax) In so far as they relate to the IC Budapest

-1	-2	-3
Person	Area of Business	Sellers’ Warranties
		Hotel

Rolf Huebner	IC Vienna, General Manager	All Sellers’ Warranties (except Tax) in so far as they relate to the IC Vienna Hotel

Schedule 10
Part 1
Split Contracts
(Clause 13.3.1)
1	Agreement between Progros, pro Großverbraucher Einkaufsgesellschaft mbH, Intercontinental Hotels Managementgesellschaft mbH, Intercontinental Hotels Betriebsgesellschaft mit beschränkter Haftung and Holiday Inn Hotelgesellschaft mbH for the provision of purchasing services in connection with InterContinental Hotels Group owned and managed hotels In Germany.

2	Non F&B (national exclusive vendor for table top disposables, guest supplies, kitchen and housekeeping disposables, Johnson Diversey, Kimberly Clark and Duni product, printed non paper items, etc.) agreement between Bunzl Verpackungen GmbH & Co. KG and Intercontinental Hotels Betriebsgesellschaft mit beschrankter Haftung for the supply of non-food and beverage items to InterContinental Hotels Group owned and managed Hotels In Germany.

3	Food supply arrangements between Inversco and InterContinental Hotels Group for InterContinental Hotels Group owned and managed hotels in the Netherlands.

4	Supply of non-consumables agreement between Bunzl Outsourcing Services and InterContinental Hotels Group for InterContinental Hotels Group owned and managed hotels in the Netherlands.

5	Electricity supply agreement between Rendo energielevering B.V., Holiday Inns BV, Holiday Inns BV, Netherlands International Hotels BV, Holiday Inns (Eindhoven) BV, and B.V. Amstel Hotel Maatschapplj for InterContinental Hotels Group owned and managed hotels in the Netherlands.

6	Wine supply agreement between Oud Reuchlin & Boelen and InterContinental Hotels Group for InterContinental Hotels Group owned and managed hotels in the Netherlands.

7	Beer supply agreement between Brau Union Osterreich Aktiengesellschaft and Intercontinental Hotels BetriebsgesmbH for the supply of beer to hotels owned and managed by InterContinental Hotels Group in Austria, dated 02.09.02.

8	Payroll services agreement between Delaville S.p.A and ADP GSI Italia S.p.A. re payroll processing for InterContinental Hotels Group owned and managed hotels In Italy.

Part 2
Sellers’ Group Contracts
(Clause 13.3.3)
1	Supply of electricity agreement between Citiworks AG Munich and Intercontinental Hotels Managementgesellschaft mbH.

2	Software Licence Agreement between Newmarket International Limited and Six Continents PLC dated 4 June 2004 re “Delphi” software.

3	Umbrella agreement re payroll processing for InterContinental Hotels Group owned and managed hotels in Germany between Bremer Rechenzentrum GmbH and Intercontinental Hotels Managementgesellschaft mbH dated 09.05.05.

4	Payroll services agreement between Holiday Inns BV and NVA Group BV re payroll processing for InterContinental Hotels Group owned and managed hotels in the Netherlands.

5	Payroll services agreement between Bass Hotels & Resorts Espana SA (now known as InterContinental Hotels Group (Espana), S.A). and ADP GSI Espana, S.A. re payroll processing for InterContinental Hotels Group owned and managed hotels in Spain.

Schedule 11
Completion Inter-Group Debts/Credits
(Clause 6.4)
Part 1 — Completion Inter-Group Debts

		Amount
Lender	Borrower	€
Six Continents Limited	BV Amstel Hotel Maatschappij	3,000,000

Six Continents Limited	Hotelera El Carmen S.A.	23,000,000

Six Continents Limited	Inter-Continental Holding (Germany) GmbH	19,000,000

BHR Holdings B.V.	BHR Overseas (Europe) B.V.	20,500,000

BHR Services France	Société Des Hôtels Réunis SAS	18,890,000

	TOTAL	84,390,000

Part 2 — Completion Inter-Group Credits
None

Schedule 12
Retirement Benefit Arrangements
1	Germany

1.1	HOGA Rente.

2	Italy

2.1	Q.u.A.S supplementary health insurance fund (as per the National Collective Bargaining Agreement (only for departmental heads at the level of “Quado”).

2.2	Sanimpresa Plan (provided in accordance with the Territorial Collective Bargaining Agreement).

2.3	AXAPP Plan (only for General Manager).

2.4	Supplementary pension fund Mario Negri (provided in accordance with National Collective Bargaining Agreement for executives only).

2.5	Supplementary health insurance fund Mario Besusso (provided in accordance with the National Collective Bargaining Agreement for executives only).

2.6	Supplementary health insurance fund Antonio Pastore (provided in accordance with the National Collective Bargaining Agreement for executives only).

3	The Netherlands

3.1	IHG Delta Lioyd Nederland Defined Contribution Personal Pension Scheme.

3.2	Delta Lioyd Defined Benefit Pension Plan.

3.3	Hotel Industry Pension Fund (HORECAFOND).

4	Spain

4.1	Winterthur Vida, S.A. de Seguros y Reaseguros sobre la Vida Group life insurance policy (policy number: 82-00018197).

4.2	Sud America Vida y Pensiones, Cfa de Seguros y Reaseguros, S.A. Collective life insurance policy (policy number: 0729-C).

4.3	Winterthur Vida, S.A. de Seguros y Reaseguros sobre la Vida. Group life insurance policy (policy number: 082-001 8783).

4.4	“Premlo de Vinculacion” — long service award.

5	Hungary

5.1	Eletut Onkentes Magannyugdipenztar Defined Contribution Pension Plan.

6	General

6.1	IHG International Savings and Retirement Plan.

Schedule 13
Owned Registered Trade Marks and Registered Material Intellectual Property
Part 1
Owned Registered Trade Marks
Austria

Proprietor	Mark	Registration no.	Filing Date	Classes

Intercontinental Hotel- Betriebgesellschaft mbH	VIER JAHRESZEITEN	115661	26 Aug 1986	30
Germany

Proprietor	Mark	Registration no.	Filing Date	Classes

Frankfurt Intercontinental Hotels Gesellschaft mit beschränkter Haftung	IN TOUCH	30300998	9 Jan 2003	16, 35, 43

Intercontinental Hotels Betriebsgeselischaft mit beschränkter Haftung	VERANDA RESTAURANT & logo	30227498	4 Jun 2002	43

Intercontinental Hotels Betriebsgesellschaft mit beschränkter Haftung	DAXX MAINHATTANS’S BAR & logo	39805266	3 Feb 1998	42
Hungary

Proprietor	Mark	Registration no.	Filing Date	Classes

Inter-Continental Szálloda Budapest Rèszvenytársaság (Rt.) “átalakulás alatt”	CORSO RESTAURANT BAR & Design	167793	16 Oct 2000	42
Spain

Proprietor	Mark	Registration no.	Filing Date	Classes

Hotelera El Carmen, S.A.	CASTELLANA CLUB (stylized letters)	M1722143	25 Sep 1992	42

Hotelera El Carmen, S.A.	49 BAR & design	M2469199	12 Apr 2002	43

Proprietor	Mark	Registration no.	Filing Date	Classes

Hotelera El Carmen, S.A.	ELJARDIN	M1267065	27 Jul 1988	42

Hotelera El Carmen, S.A.	O’XEITO label (trade name)	R208466	27 May 1992	N/A

Hotelera El Carmen, S.A.	OXEITO & logo	M1703929	27 May 1992	42

Hotelera El Carmen, S.A.	SARRACIN (trade name)	113321R	25 Mar 1974	N/A

Part 2
Registered Material Intellectual Property
1 Material Registered Trade Marks used under licence (whether written or not)
Austria

Proprietor	Mark	Registration no.	Filing Date	Classes

Intercontinental Hotels Managementgesellschaft mbH	CATERING’S BEST BY & design	212249	20 Feb 2003	35, 36, 39,4, 41, 43, 45

Intercontinental Hotels Managementgesellschaft mbH	Catering’s Best logo	212248	20 Feb 2003	35, 36, 39, 40, 41, 43, 45

Intercontinental Hotels Managementgesellschaft mbH	CATERING’S BEST	11092003 (Application)	19 Feb 2003	35, 36, 39, 40, 41, 43, 45

Inter-Continental Hotels Corporation	CATERING’S BEST BY INTERCONTINENTAL	CTM number 5170352 (application)	29 Jun 2006	16, 43

Inter-Continental Hotels Corporation	INTER.CONTINENTAL	87793	13 Apr 1978	37, 42

Inter-Continental Hotels Corporation	I LOGO	CTM REG. NO. 2786168	05 Feb 2004	41, 43, 45

Six Continents Hotels,Inc.	PRIORITY CLUB	CTM REG. NO. 003496478	17 Aug 2005	16, 35, 43

Benelux

Proprietor	Mark	Registration no.	Filing Date	Classes

Inter-Continental Hotels Corporation	DE AMSTEL CLUB	614318	4 Jul 1997	35, 41, 42

Inter-Continental Hotels Corporation	THE AMSTELBAR BRASSERIE	598882	21 May 1996	29, 30, 32, 33, 42

Inter-Continental Hotels Corporation	AMSTEL HOTEL	469415	17 Aug 1989	41, 42

Inter-Continental Hotels Corporation	INTER.CONTINENTAL	484512	24 Jan 1990	39, 41, 42

Proprietor	Mark	Registration no.	Filing Date	Classes
Inter-Continental Hotels Corporation	I LOGO	CTM REG. NO. 2786168	05-Feb-2004	41, 43, 45

Six Continents Hotels, Inc.	PRIORITY CLUB	CTM REG. NO. 003496478	17-Aug-2005	16, 35, 43

Inter-Continental Hotels Corporation	CATERING’S BEST BY INTERCONTINENTAL	CTM number 5170352 (application)	29 Jun 2006	16, 43

France

Proprietor	Mark	Registration no.	Filing Date	Classes
Inter-Continental Hotels Corporation	CARLTON	1613473	17 Jul 1989	41, 42

Inter-Continental Hotels Corporation	CARLTON	1549918	21 Jul 1989	41

Inter-Continental Hotels Corporation	INTER.CONTINENTAL	1357469	09 Jun 1966	16, 35, 39, 41, 42

Inter-Continental Hotels Corporation	I LOGO	CTM REG. NO. 2786168	05 Feb 2004	41, 43, 45

Six Continents Hotels, Inc.	PRIORITY CLUB	CTM REG. NO. 003496478	17 Aug 2005	16, 35, 43

Inter-Continental Hotels Corporation	CATERING’S BEST BY INTERCONTINENTAL	CTM number 5170352 (application)	29 Jun 2006	16, 43

Germany

Proprietor	Mark	Registration no.	Filing Date	Classes
Intercontinental Hotels Managementgesellschaft mbH	CATERING’S BEST	303151889 (Application)	21 Mar 2003	16, 43

Inter-Continental Hotels Corporation	CATERING’S BEST BY INTERCONTINENTAL	CTM number 5170352 (application)	29 Jun 2006	16, 43

Intercontinental Hotels Managementgesellschaft mbH	SIGNATURES RESTAURANT & logo	39752676	5 Nov 1997	42

Inter-Continental Hotels Corporation	INTER.CONTINENTAL	649080	23-Jan-1992	42

Proprietor	Mark	Registration no.	Filing Date	Classes
Inter-Continental Hotels Corporation	I LOGO	CTM REG NO. 2786168	05-Feb-2004	41, 43, 45

Six Continents Hotels, Inc.	PRIORITY CLUB	CTM REG. NO. 003496478	17-Aug-2005	16, 35, 43
Hungary

Proprietor	Mark	Registration no.	Filing Date	Classes
Inter-Continental Hotels Corporation	I LOGO	CTM REG. NO. 2786168	05-Feb-2004	41, 43, 45

Inter-Continental Hotels Corporation	INTER.CONTINENTAL	117663	03-Mar-1975	42

Six Continents Hotels, Inc.	PRIORITY CLUB	CTM REG. NO. 003496478	17-Aug-2005	16, 35, 43

Inter-Continental Hotels Corporation	CATERING’S BEST BY INTERCONTINENTAL	CTM number 5170352 (application)	29 Jun 2006	16, 43
Italy

Proprietor	Mark	Registration no.	Filing Date	Classes
Inter-Continental Hotels Corporation	I LOGO	CTM REG. NO. 2786168	05-Feb-2004	41, 43, 45

Inter-Continental Hotels Corporation	INTER.CONTINENTAL	449043	29-Sep-1986	42

Six Continents Hotels, Inc.	PRIORITY CLUB	CTM REG. NO. 003496478	17-Aug-2005	16, 35, 43

Inter-Continental Hotels Corporation	CATERING’S BEST BY INTERCONTINENTAL	CTM number 5170352 (application)	29 Jun 2006	16, 43

Spain

Proprietor	Mark	Registration no.	Filing Date	Classes
Inter-Continental Hotels	INTER.CONTINENTAL	755587	15-Jul-1978	42

Inter-Continental Hotels	I LOGO	CTM REG. NO. 2786168	05-Feb-2004	41, 43, 45

Six Continents Hotels, Inc.	PRIORITY CLUB	CTM REG. NO. 003496478	17-Aug-2005	16, 35, 43

Inter-Continental Hotels Corporation	CATERING’S BEST BY INTERCONTINENTAL	CTM number 5170352 (application)	29 Jun 2006	16, 43
2	Other Registered Material Intellectual Property

None

Schedule 14
Permitted Pre-Completion Actions
(Clause 5.1)
Between the date of this Agreement and Completion, the Sellers shall be entitled to take (or procure that the relevant Group Company takes) such actions as are necessary in order to:
(i)	implement and complete the Pre-Sale Reorganisation Documents which have not been implemented and completed prior to the date of this Agreement;

(ii)	charge and invoice inter-company costs properly incurred between the Sellers’ Group and the Group in the ordinary course of conduct of the business, as conducted as at the date of this Agreement;

(iii)	convert the discount notes owed by Six Continents Limited to the Group Companies into cash;

(iv)	complete the assignment of the trade marks pursuant to the trade mark assignment agreements at items 1.12_1 in each of the B.V. Amstel Hotel Maatschappii, the SNC Carlton Inter-Continental Cannes, the Hotelera el Carmen S.A., the Intercontinental Hotel-Betriebsgesellschaft mit beschränkter Hoffung, the FIH and the IHB Germany sub-folders of the Miscellaneous section in the Data Room and item 0.43_3 of the Group Information sub-folder of the Miscellaneous section in the Data Room and the transfer of the domain names pursuant to the Domain Name Transfer Agreement at item 0.43_2 of the Group Information sub-folder of the Miscellaneous section in the Data Room as well as the completion of any steps necessary to ensure the validity of such assignments and transfer;

(v)	execute and complete the lease agreement between FIH and American Diner GbR in relation to Leon’s Restaurant at the IC Frankfurt Hotel, such lease agreement to be substantially in the same form as the draft provided in the Data Room; and

(vi)	rent up to an additional 3 flats on an annual basis to provide accommodation to seasonal workers and other staff at the IC Carlton Cannes Hotel for an aggregate monthly rent of up to €2,000.

Schedule 15
Slenna Hotel Security Agreements
•	Guarantee Declaration dated 17 May 2001 by BOEBV to BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Osterreichische Postsparkasse Aktiengesellsehaft (“BAWAG”) and BayLaBa;

•	Letter of Comfort dated 15 March 2001 by BOEBV to BAWAG and BayLaBa;

•	Letter of Confirmation dated 5 July 2001 by BOEBV, UBM and Warimpex Finanz- und Beteiligungs Aktiengesellsehaft to BAWAG and BayLaBa;

•	Pledge Agreement dated 8 July 2005 between BOEBV, BAWAG and BayLaBa;

•	Power of Attorney granted on 26 November 2001 by BOEBV to BAWAG; and

•	Registered Pledge Agreement over Additional Shares dated 26 November 2001 between BOEBV and BAWAG.

Schedule 16
Capital Expenditure
IC Amstel Hotel
in Euro

Capex category	Jun (estimate)	Jul Budgeted capital expenditure to Completion	Total
Rooms	5,800		5,800
Air-Conditioning			—
Public Areas			—
Meeting Rooms			—
Health Club			—
IT & Telephony	87,966		87,966
BOH			—
Kitchens	8,950		8,950
External & Building Fabric			—
Asbestos			—
M&E	78,671		78,671
Fire Safety	82,669		82,669
Access for disabled guests			—
Signage			—
Staff Uniforms			—
Base stock			—
Other	30,000		30,000
Rebranding			—
			—

Total Capital Expenditure	294,056		294,056

IC Budapest Hotel
in Euro

Capex category	Jun (estimate)	Jul Budgeted capital expenditure to Completion	Total
Rooms	—	—	—
Air-Conditioning	—	—	—
Public Areas	—	59,429	59,429
Meeting Rooms	—	—	—
Health Club	—	28,773	28,773
IT & Telephony	—	15,000	15,000
BOH	7,983	—	7,983
Kitchens	7,102	21,867	28,969
External & Building Fabric	—	—	—
Asbestos	—	—	—
M&E	—	—	—
Fire Safety	14,483	24,562	39,045
Access for disabled guests	—	—	—
Signage	—	—	—
Staff Uniforms	—	11,150	11,150
Base stock	—	294,000	294,000
Other	—	—	—
Rebranding	—	14,850	14,850
			—

Total Capital Expenditure	29,568	469,631	499,199

IC Carlton Cannes Hotel
in Euro

Capex category	Jun (estimate)	Jul Budgeted capital expenditure to Completion	Total
Rooms			—
Air-Conditioning	—		—
Public Areas			—
Meeting Rooms			—
Health Club			—
IT & Telephony	40,245	118,954	159,199
BOH			—
Kitchens			—
External & Building Fabric	—	11,738	11,738
Asbestos			—
M&E			—
Fire Safety	18,819	12,000	30,819
Access for disabled guests			—
Signage			—
Staff Uniforms		6,696	6,696
Base stock	—	248,350	248,350
Other			—
Rebranding			—
—

Total Capital Expenditure	59,064	397,738	456,802

IC Frankfurt Hotel
in Euro

Capex category	Jun (estimate)	Jul Budgeted capital expenditure to Completion	Total
Rooms	10,132		10,132
Air-Conditioning			—
Public Areas			—
Meeting Rooms			—
Health Club			—
IT & Telephony	183,573		183,573
BOH			—
Kitchens			—
External & Building Fabric			—
Asbestos			—
M&E			—
Fire Safety	321,227		321,227
Access for disabled guests			—
Signage			—
Staff Uniforms	6,696		6,696
Base stock	344,200		344,200
Other			—
Rebranding			—
—

Total Capital Expenditure	865,828		865,828

IC Madrid Hotel
in Euro

Capex category	Jun (estimate)	Jul Budgeted capital expenditure to Completion	Total
Rooms			—
Air-Conditioning	10,393	—	10,393
Public Areas	—	—	—
Meeting Rooms			—
Health Club	13,370	—	13,370
IT & Telephony			—
BOH	15,000	5,768	20,768
Kitchens			—
External & Building Fabric			—
Asbestos			—
M&E			—
Fire Safety	4,358	20,707	25,065
Access for disabled guests			—
Signage			—
Staff Uniforms			—
Base stock			—
Other	420,450	—	420,450
Rebranding			—
—

Total Capital Expenditure	463,571	26,475	490,046

IC Rome Hotel
in Euro

Capex category	Jun (estimate)	Jul Budgeted capital expenditure to Completion	Total
Rooms			—
Air-Conditioning			—
Public Areas			—
Meeting Rooms			—
Health Club			—
IT & Telephony	88,572		88,572
BOH			—
Kitchens	2,090		2,090
External & Building Fabric			—
Asbestos			—
M&E	6,157		6,157
Fire Safety	112,482		112,482
Access for disabled guests			—
Signage			—
Staff Uniforms	10,800		10,800
Base stock	141,350		141,350
Other	-205		-205
Rebranding			—
			—

Total Capital Expenditure	361,246		361,246

IC Vienna Hotel
in Euro

Capex category	Jun (estimate)	Jul Budgeted capital expenditure to Completion	Total
Rooms	24,512		24,512
Air-Conditioning			—
Public Areas			—
Meeting Rooms			—
Health Club
IT & Telephony	33,954		33,954
BOH	293,657		293,657
Kitchens			—
External & Building Fabric			—
Asbestos			—
M&E			—
Fire Safety			—
Access for disabled guests			—
Signage			—
Staff Uniforms	6,696		6,696
Base stock	195,350		195,350
Other			—
Rebranding			—

Total Capital Expenditure	554,169		554,169

Schedule 17
Specific Indemnified Matters
1	Any claim by Ms Aloni against IC Szálloda in respect of personal injuries suffered at the IC Budapest as described in more detail at paragraph 11.1 of the Disclosure Letter.
2	Any claim by two guests at the IC Frankfurt Hotel for injuries following a fall on an escalator at the IC Frankfurt Hotel as described in more detail in item ICFra.11.3_2 in the Data Room and paragraph 11.1 of the Specific Disclosure section of the Disclosure Letter.

To:	MSREF VI Danube BV Kabelweg 37, 1014BA Amsterdam The Netherlands
September 5, 2006
Dear Sirs
Share Purchase Agreement dated 13 July 2006 between BHR Holdings BV, Société Nouvelle du Grand Hotel SA, Société Des Hotels InterContinental France SNC, Inter-Continental Hotels Corporation and MSREF VI Danube BV (the “Agreement”)
We refer to the Agreement
We acknowledge that Completion may take place on the Completion Date at a time before the time to which the Net Current Asset Statement is to be drawn up (being 2400 hours (CET) on the Completion Date) and accordingly agree that the Agreement be amended as follows:
1	paragraph 2.2. of Part 3 of Schedule 6 shall be amended as follows:

1.1	the words “on or following Completion (including any post Completion refinancing or reorganisation of capital)” shall be inserted immediately after the existing words “contemplated by this Agreement”; and

1.2	the words “including any payments under Clause 6.4” shall be added after the words “Completion mechanics and payments”;

2	the following shall be added as new paragraph 2.9 in Part 3 of Schedule 6 to the Agreement:
“2.9	Any actions taken outside the ordinary course of conduct of the Hotels by any of the Group Companies in the period after Completion up to and including 2400 hours (CET) on the Completion Date the effect of which is to deliberately increase or decrease Net Current Assets shall be disregarded in drawing up the Net Current Asset Statement.”;
3	the following shall be added as new paragraph 2.10 in Part 3 of Schedule 6 to the Agreement:
“2.10	The effect of any transactions involving IHGG’s bank account maintained with ABN AMRO Bank N.V. (account number 60.29.23.204) which are initiated or authorised by Jan Dries Mulder or by any member of the Purchaser’s Group (or any of their respective directors, employees or agents) shall be disregarded in drawing up the Net Current Asset Statement.”;
4	the following definitions in Part 1 of Schedule 6 shad be deleted and replaced by the following:
“Accruals” means the monetary value of all goods and services received by any Group Company before 2400 hours (CET) at the end of the Completion Date which have not been paid for by that Company as at 2400 hours (CET) at the end of the Completion Date including interest owed by the Group Companies in respect of

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any Actual Inter-Group Debt, any wages, salaries, severance or redundancy pay arising on terminations notified by the Group Companies on or prior to the Completion Date (including in relation to the potential redundancy referred to in paragraph 8.1.7 of the Specific Disclosure section of the Disclosure Letter), deductions from employees salaries on account of tax, VAT, accrued Tax (other than in respect of Corporate Income Tax) and property tax and employer’s and employees social security payment and pension contribution accruals for the calendar month in which the Completion Date falls, any amounts in respect of bonuses for 2005 and prior years and for the period up to Completion and accrued benefits under the Cannes Employee Profit Sharing Scheme as at 2400 hours (CET) at the end of the Completion Date, together with social security and any deductions on account of Tax in respect thereof in respect of Relevant Employees which will, in each case, be apportioned on a pro-rata time basis;

“Accrued Income” means the monetary value of all goods and services provided by any Group Company on or before the Completion Date for which revenue has not been received by that Company as at 2400 hours (CET) at the end of the Completion Date Including interest due to the Group Companies in respect of the Actual Inter-Group Credit;

“Corporate Income Tax” means: (i) liabilities for Taxation arising on income and profits generated during the current tax year up to 2400 hours (CET) at the end of the Completion Date; (ii) liabilities for Taxation arising on income and profits generated during prior tax years which have not been paid or discharged as at 2400 hours (CET) at the end of the Completion Date; and (iii) any liabilities of or any payments to be made by any Group Company (other than to another Group Company) under the TCA;

“Current Guest Accounts” means uninvoiced or invoiced but unpaid accounts of guests staying at any Property as at, and in respect of the period up to and including, 2400 hours (CET) at the end of the Completion Date who are booked to remain at that Property after the Completion Date and uninvoiced or invoiced but unpaid accounts of corporate clients in respect of guests who have stayed at any Property on or prior to the Completion Date;

“Debtors” means all the book and other debts owed or owing to, including those arising out of or attributable to the operations of, any Group Company as at 2400 hours (CET) at the end of the Completion Date Including Accrued Income, Employee Loans, Prepayments, Inter-Group Receivables and the right to receive payment for services rendered, but not invoiced, before 2400 hours (CET) at the end of the Completion Date which shall include that portion of Current Guest Accounts relating to the period prior to 2400 hours (CET) at the end of the Completion Date and further including the right of Hotelera el Carmen S.A. to receive payment of €15,000 on Completion in respect of the right of first offer granted by it to Lituma Servicios Empresariales, S.L. pursuant to the IC Madrid HMA, but, for the avoidance of doubt, not including Deferred Tax or any amount included in Actual Inter-Group Credit;

“Deferred Income” means all payments received and unpaid invoices issued by the Group Companies before 2400 hours (CET) at the end of the Completion Date to the extent that they relate to a service to be provided by that Company after the

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Completion Date including any Current Guest Deposits and Health Club Membership Fees;

“French Pension Provision” means the amount of the provision in respect of pensions liabilities of Société des Hôtels Réunis SAS taken into account under “Creditors” in the Net Current Asset Statement and for which a Tax deduction is not available in respect of periods prior to 2400 hours (CET) at the end of the Completion Date;

“Profit Repayable Loan Deductions” means any future Tax deductions in respect of the Outstanding Principal Amount as at 2400 hours (CET) at the end of the Completion Date under the Loan Agreement II — Division of Existing Loan (Novation) dated 31 December 2003 between Intercontinental (Holdings) Germany GmbH and BHR Overseas (Europe) BV;

“Stock” means all items of a type which have prior to the date hereof been regarded as stock which are unused, owned beneficially by any Group Company and held at any Property at 2400 hours (CET) at the end of the Completion Date; and
5	paragraph 4.1 of Part 3 of Schedule 6 shall be amended as follows:

5.1	in the first sentence of paragraph 4.1, the reference to “Completion Date” shall be deleted and replaced with “2400 (CET) at the end of the Completion Date”; and

5.2	in the final sentence of paragraph 4.1, the final reference to “Completion” shall be deleted and replaced with “2400 (CET) at the end of the Completion Date”.

Yours faithfully

/s/ Jorg H Schmittem
&
/s/ Frederic Henderik Wittebol
For and on behalf of
BHR Holdings BV

/s/ Didier Boidin
For and on behalf of
Société Nouvelle du Grand Hotel SA

/s/ Gisclle Ford. Maillot
&
/s/ Didier Boidin
For and on behalf of
Société Des Hotels InterContinental
France SNC

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/s/ David A. Hom
For and on behalf of September 5, 2006
David A. Hom
Vice President and Secretary
Inter-Continental Hotels Corporation

Accepted and agreed
/s/ Jan-Dries Mulder
For and on behalf of
MSREF VI Danube BV

Dated 4/9/2006

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